QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on June 4, 2007

Registration No. 333-141682

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
To
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

QUARK PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	94-3192416 (I.R.S. Employer Identification Number)

6501 Dumbarton Circle
Fremont, CA 94555
(510) 402-4020
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Daniel Zurr, Ph.D.
Chief Executive Officer
6501 Dumbarton Circle
Fremont, CA 94555
(510) 402-4020
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert L. Jones, Esq. Robert J. Brigham, Esq. Cooley Godward Kronish LLP Five Palo Alto Square 3000 El Camino Real Palo Alto, CA 94306-2155 (650) 843-5000	Alan F. Denenberg, Esq. Davis Polk & Wardwell 1600 El Camino Real Menlo Park, CA 94025 (650) 752-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)(4)

Common Stock, $0.001 par value per share	5,750,000	$14.00	$80,500,000	$2,471.35

(1)
Includes 750,000 shares of common stock that the underwriters have the option to purchase to cover over-allotments, if any.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.

(3)
Calculated pursuant to Rule 457(a) based on an estimate of the proposed maximum aggregate offering price.

(4)
A registration fee of $2,648.00 has been paid previously in connection with this Registration Statement based on an estimate of the aggregate offering price. Accordingly, the Registrant has not paid a registration fee with this filing.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 4, 2007

PRELIMINARY PROSPECTUS

5,000,000 Shares

QUARK PHARMACEUTICALS, INC.

Common Stock

        Quark Pharmaceuticals, Inc. is offering 5,000,000 shares of common stock. This is our initial public offering, and no public market currently exists for our shares. We anticipate that the initial public offering price will be between $12.00 and $14.00 per share.

        We have applied to list our common stock on the NASDAQ Global Market under the symbol "QURK."

        Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 8.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to Quark Pharmaceuticals, Inc.	$	$

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        We have granted the underwriters the right to purchase up to 750,000 additional shares of common stock to cover any over-allotments. The underwriters can exercise this right at any time within 30 days after the offering. The underwriters expect to deliver the shares on or about                  , 2007.

JPMorgan	Banc of America Securities LLC

CIBC World Markets

C.E. Unterberg, Towbin

The date of this prospectus is                        , 2007

        You should rely only on the information contained in this prospectus and any free-writing prospectus that we authorize to be distributed to you. We have not, and the underwriters have not, authorized anyone to provide you with information different from or in addition to that contained in this prospectus or any related free-writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and are seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. Our business, financial conditions, results of operations and prospects may have changed since that date.

        This prospectus contains market data and industry forecasts that were obtained from industry publications. We have not independently verified any of this information.

SUMMARY

        This summary highlights selected information appearing elsewhere in this prospectus and does not contain all the information you should consider before investing in our common stock. You should carefully read this prospectus in its entirety before investing in our common stock, including the section entitled "Risk Factors," and our financial statements and related notes included elsewhere in this prospectus.

Our Business

        We are a clinical-stage biopharmaceutical company focused on discovering and developing novel therapeutics based on our proprietary gene discovery science and technology, with an initial focus on drug candidates that work through the recently discovered natural mechanism in the cell known as RNA interference, or RNAi. We are developing these drug candidates for the treatment of diseases associated with a disturbed pathological condition of the cells of the body known as oxidative stress. We believe that our insight into the molecular mechanisms underlying diseases associated with oxidative stress, combined with our ability to successfully deliver synthetic molecules of the new class of RNAi therapeutics known as small-interfering RNA, or siRNA, to specific organs in the body, enables us to rapidly develop drug candidates, often directed against the same target across multiple therapeutic areas. We have two product candidates in clinical development: RTP801i-14 for the treatment of wet age-related macular degeneration, and AKIi-5 for the prevention of acute renal failure. We have licensed RTP801i-14 to Pfizer on an exclusive worldwide basis. Our product candidate portfolio is based on novel targets and therapeutic concepts discovered using our proprietary target gene discovery platform, which we call BiFAR. We believe that the combination of this platform and our expertise in designing RNAi-based therapeutics will enable us to continue to advance new product candidates into clinical development.

RNAi Overview

        RNA interference, or RNAi, is a recently discovered process that occurs naturally within cells and, facilitated by siRNA, selectively silences the activity of specific genes. Genes are the basic units of inheritance. Genes provide cells with instructions for producing proteins encoded by them. Many human diseases are caused by the abnormal behavior of proteins. The ability to stop or reduce production of a protein by selectively silencing the gene that directs its synthesis could be very beneficial in the treatment of disease. We believe that RNAi-based therapeutics potentially have significant advantages over traditional therapies, including broad applicability to treat many diseases, the ability to selectively inhibit expression of disease-associated target genes, inherent drug potency and shortened drug discovery timelines. To date, the major challenge in the development of RNAi-based therapeutics has been delivery of siRNA molecules to the organ and cells relevant to a particular disease.

Our Approach

        Our insight into the pathogenesis of diseases associated with oxidative stress, combined with our proprietary targets and our solution to siRNA delivery, led us to select siRNA as the modality for our first clinical programs. We believe that our integrated discovery and development approach is particularly well-suited to RNAi-based therapeutics and is based on the following three main capabilities:

  •
  Identifying clinically attractive drug targets using our BiFAR discovery platform. Using our BiFAR discovery platform, we have identified and validated many gene and protein targets for diseases, including diseases associated with oxidative stress. We focus on diseases expressed in organs that we view as attractive based on our ability to successfully deliver our siRNA molecules to the target organ and cells.

  •
  Selection of diseases associated with oxidative stress across several therapeutic areas for the same target. We believe that our focus on diseases associated with oxidative stress, which share common molecular mechanisms, will enable us to more quickly identify drug candidates capable of treating multiple diseases based on proprietary targets common to diseases in different organs of the body. For example, we have demonstrated in pre-clinical models that inhibition of the RTP801 gene has beneficial therapeutic effects in various diseases associated with oxidative stress, such as wet age-related macular degeneration and chronic obstructive pulmonary disease. We have licensed to Pfizer the right to develop and commercialize drug candidates that inhibit RTP801 in both these indications.

  •
  Designing and modifying our siRNA molecules to enable successful local or systemic delivery. Our siRNA drug candidates have a chemically modified, stabilized structure and properties that we believe offer significant advantages over standard siRNAs. In pre-clinical studies, we have successfully delivered siRNA molecules and suppressed target genes in the back of the eye, inner ear, tubules of the kidney, inner lung and spinal cord, demonstrating both local and systemic delivery. We select the route of delivery that is clinically relevant for the given organ.

        We believe that our approach has the potential to generate several Investigational New Drug applications, or INDs, in the coming years, for new indications for existing drug candidates and for new drug candidates.

Our Product Candidates

        The following table sets forth the status of our product pipeline:

Product Candidate	Indication	Status	Commercialization Rights
RTP801i-14	Wet Age-related Macular Degeneration	Phase I/IIa ongoing (completion expected 2H 2007)	Pfizer (Worldwide)
AKIi-5	Acute Renal Failure	Phase I ongoing (completion expected 2H 2007)	Quark (Worldwide)
AHLi-11	Acute Hearing Loss	Pre-clinical studies (IND expected to be filed 2H 2007)	Quark (Worldwide)
CTPi-1	Chronic Obstructive Pulmonary Disease	Pre-clinical studies	Pfizer (Worldwide)
BT16	Dyslipidemia	Clinical trials in Japanese population expected to be initiated in 2007	Sanwa (Japan, South Korea, China and Taiwan); Syndrome X (Rest of World)
Pipeline siRNAs and Antibodies		In vivo proof-of-concept studies	Quark (Worldwide)

        RTP801i-14 for Wet Age-Related Macular Degeneration.    RTP801i-14 is in a Phase I/IIa clinical trial for the treatment of wet age-related macular degeneration. RTP801i-14 is a stabilized, synthetic, chemically modified siRNA that inhibits our proprietary target RTP801, a gene we believe plays a significant role in wet age-related macular degeneration. Wet age-related macular degeneration is the leading cause of central vision loss in the elderly and occurs when the light sensing cells in the central portion of the retina, called the macula, malfunction and over time cease to work. We have licensed RTP801i-14 to Pfizer on an exclusive worldwide basis. We have successfully completed dosing of the first cohort of patients in our Phase I/IIa clinical trial, with no drug-related adverse events noted in this cohort. We expect to complete dosing and initial follow-up on all patients in this trial in the second half of 2007. Depending on the results of this initial follow-up, we expect to initiate a Phase II clinical trial measuring RTP801i-14 clinical activity.

        AKIi-5 for Acute Renal Failure.    AKIi-5 is currently in a Phase I trial for the prevention of acute renal failure through the systemic delivery of AKIi-5 in patients undergoing major cardiac surgery. Based on publicly available information, we believe that this is the first human clinical trial involving the systemic delivery of siRNA. AKIi-5 is a synthetic, chemically modified siRNA molecule designed to temporarily inhibit the expression of p53, a gene we believe plays a significant role in acute renal failure. Acute renal failure is a syndrome characterized by a rapid decline of kidney function leading to death in a high percentage of cases. Major cardiac surgery is one of the many causes of acute renal failure. Currently, there are no effective drug therapies to prevent acute renal failure. We expect to complete our Phase I clinical trial in the second half of 2007. Depending on the results of this trial, we expect to initiate a dose-ranging Phase II clinical trial measuring AKIi-5 clinical activity.

        AHLi-11 for Acute Hearing Loss.    AHLi-11 is currently in pre-clinical development. The active ingredient of AHLi-11 is a synthetic, chemically modified siRNA that is a temporary and reversible inhibitor of p53, and is the same active ingredient as in AKIi-5. Using the pre-clinical package that has been prepared for AKIi-5, with additional studies specific to AHLi-11, we believe that we will be able to file an IND with the FDA in the second half of 2007 for AHLi-11 for the prevention of hearing loss induced by a chemotherapeutic agent, one of the many causes of acute hearing loss.

        CTPi-1 for Chronic Obstructive Pulmonary Disease.    CTPi-1 is currently in pre-clinical development for the treatment of chronic obstructive pulmonary disease. CTPi-1 is a synthetic, chemically modified siRNA molecule designed to inhibit our proprietary target RTP801. We are conducting pre-clinical studies of CTPi-1. We have licensed CTPi-1 to Pfizer on an exclusive worldwide basis, and there can be no assurance that Pfizer will choose to continue developing CTPi-1.

The BiFAR Platform and its Applications

        Our proprietary BiFAR target discovery platform directly identifies clinically relevant critical genes and proteins that are responsible for certain disease traits. We have applied this platform in several disease programs. The application of the BiFAR platform to diseases associated with oxidative stress yielded our pool of proprietary targets from which we have derived our current product candidates. In addition, from 1995 through 2005, the BiFAR platform allowed us to generate cash for our operations as well as rights to potential products through agreements with several pharmaceutical companies. These agreements relate to the discovery of novel target genes potentially suitable for the development of drugs to treat or prevent retinopathy, depression, heart failure, autoimmune diseases, diabetes, liver fibrosis, chronic renal failure, stroke, neurodegenerative diseases, osteoarthritis and cancer. Through March 31, 2007, we had received from these research collaborators an aggregate of approximately $78.7 million for research and development funding, milestone payments or as equity investments.

Our License Agreement With Pfizer

        In September 2006, we granted Pfizer an exclusive worldwide license to develop and commercialize drug candidates that inhibit our proprietary target gene RTP801 through RNAi. Under the agreement, Pfizer has the exclusive right to develop and commercialize drugs for both ophthalmic and non-ophthalmic indications. Pfizer is responsible for all future pre-clinical and clinical development costs of the licensed drug candidates, as well as all regulatory filings and approvals. During a transition period, we are continuing existing pre-clinical and clinical development of certain product candidates, with funding from Pfizer. Through March 31, 2007, Pfizer had paid us an aggregate of $26.1 million in up-front fees, cost reimbursements and milestone payments. The agreement provides for up to $299 million in additional development and product approval milestone payments, assuming the development and approval in all major markets of a product for two ophthalmic indications and at least one non-ophthalmic indication. Pfizer is required to pay us royalties on any sales of licensed products and up to an additional $309 million of sales-based milestone payments.

Corporate Information

        We were incorporated in California in December 1993 under the name Expression Systems, Inc. In April 1997, we changed our name to Quark Biotech, Inc. In June 2007, we changed our name to Quark Pharmaceuticals, Inc. Our principal executive offices are located at 6501 Dumbarton Circle, Fremont, California, 94555, and our telephone number is (510) 402-4020. Our website address is www.quarkpharma.com. The information contained on our website is not incorporated into and does not constitute a part of this prospectus, and the only information that you should rely on in making your decision whether to invest in our common stock is the information contained in this prospectus and any free writing prospectus. As used in this prospectus, references to "Quark," "our," "us" and "we" refer collectively to Quark Pharmaceuticals, Inc. and all of its subsidiaries unless the context requires otherwise.

THE OFFERING

Common stock offered by us	5,000,000 shares
Common stock to be outstanding after this offering	18,274,768 shares
Use of proceeds	To fund research and product development activities, general administrative activities and working capital and for other general corporate purposes.
Proposed NASDAQ Global Market symbol	QURK

        The number of shares of common stock that will be outstanding immediately after this offering is based on 13,274,768 shares of common stock outstanding as of May 23, 2007 and excludes:

  •
  1,331 shares of common stock issuable upon exercise of outstanding warrants with an exercise price of $8.38 per share that will survive completion of this offering;

  •
  385,770 shares of common stock issuable upon exercise of outstanding warrants with an exercise price of $4.15 per share, which expire upon completion of this offering;

  •
  1,598,732 shares of common stock issuable upon the exercise of outstanding options with a weighted average exercise price of $5.19 per share;

  •
  351,287 shares of common stock reserved for future issuance under our 2007 Equity Incentive Plan; and

  •
  200,000 shares of common stock reserved for future issuance under our 2007 Employee Stock Purchase Plan.

        Except as otherwise indicated, all information in this prospectus:

  •
  gives effect to a 2.9-for-1 reverse stock split of our common stock;

  •
  assumes the conversion of all our outstanding shares of preferred stock into 10,296,105 shares of common stock prior to the completion of this offering; and

  •
  assumes no exercise of the underwriters' over-allotment option to purchase up to an additional 750,000 shares from us.

        All share and per share amounts, including share amounts issuable upon the exercise of options and warrants, have been retroactively adjusted to give effect to a 2.9-for-1 reverse stock split of our common stock, which became effective June 4, 2007, and the corresponding automatic adjustment to the conversion ratios of our preferred stock.

SUMMARY FINANCIAL DATA

        The following summary financial data should be read together with our audited financial statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. Our historical results are not necessarily indicative of our future results.

				Three Months Ended March 31,
	Years Ended December 31,
				(unaudited)
	2004	2005	2006	2006	2007
	(in thousands, except share and per share data)
Statements of Operations Data:
Revenues, net	$4,871	$3,438	$4,252	$275	$14,464

Operating costs and expenses:
Research and development	16,132	9,049	18,881	5,914	5,309
General and administrative	2,772	2,224	2,981	692	1,938
Impairment and write-off of property and equipment	2,470	—	—	—	—

Total operating costs and expenses	21,374	11,273	21,862	6,606	7,247

Operating income (loss)	(16,503)	(7,835)	(17,610)	(6,331)	7,217
Financial income, net	253	377	656	188	254
Other income (expenses)	17	—	(5)	(6)	(6)

Net income (loss)	(16,233)	(7,458)	(16,959)	(6,149)	7,465

Changes of redemption value of Series F Preferred Stock	809	(118)	638	219	(336)
Deemed dividend as a result of warrants modification	—	—	—	—	(117)
Income attributable to preferred shareholders	—	—	—	—	(6,686)
Net income (loss) to common shareholders	$(15,424)	$(7,576)	$(16,321)	$(5,930)	$326

Net income (loss) per share of common stock:
Basic net income (loss) per share	$(5.95)	$(2.91)	$(6.21)	$(2.26)	$0.12

Weighted average number of shares used in computing basic net income (loss) per share	2,594,302	2,599,781	2,628,784	2,628,784	2,637,807

Diluted net income (loss) per share	$(5.95)	$(2.91)	$(6.21)	$(2.26)	$0.10

Weighted average number of shares used in computing diluted net income (loss) per share	2,594,302	2,599,781	2,628,784	2,628,784	3,193,769

Proforma net income (loss) per share of common stock:
Basic net income (loss) per share proforma (unaudited)			$(1.34)		$0.57

Weighted average number of shares used in computing basic net loss per share proforma (unaudited)			12,685,072		12,933,912

Diluted net income (loss) per share pro forma (unaudited)			$(1.34)		$0.54

Weighted average number of shares used in computing diluted net income (loss) per share proforma (unaudited)			12,685,072		13,489,874

	As of March 31, 2007
	Actual	Pro forma as adjusted(1)(2)
	(in thousands) (unaudited)
Balance Sheet Data:
Cash and cash equivalents	$26,793	$85,061
Working capital	12,298	70,498
Total assets	30,451	87,947
Deferred revenues	8,758	8,758
Total shareholders' equity	$13,239	$71,439

(1)
The pro forma as adjusted balance sheet data reflects (i) the conversion of all our outstanding shares of preferred stock into 10,296,105 shares of common stock prior to the completion of this offering, and (ii) the sale of 5,000,000 shares of common stock in this offering at an assumed initial public offering price of $13.00 per share, the mid-point of the range reflected on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

(2)
Each $1.00 increase (decrease) in the assumed initial public offering price of $13.00 per share, would increase (decrease) each of cash and cash equivalents, working capital, total assets and total shareholders' equity by approximately $4.7 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Each increase (decrease) of one million shares in the number of shares offered by us would increase (decrease) each of cash and cash equivalents, working capital, total assets and total shareholders' equity by approximately $12.1 million, assuming that the assumed initial public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and offering expenses payable by us. The proforma as adjusted information discussed above is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the following risks, as well as all of the other information contained in this prospectus, before investing in our common stock. If any of the following possible events actually occur, our business, business prospects, cash flow, results of operations or financial condition could be harmed. In this case, the trading price of our common stock could decline, and you might lose all or part of your investment in our common stock. In assessing these risks, you should also refer to the other information contained in this prospectus, including our financial statements and related notes. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our operations.

Risks Related to Our Business

Our success is dependent on the success of our lead product candidates, RTP801i-14 and AKIi-5, and we cannot be certain that they will achieve success in clinical trials, that they will receive regulatory approval or be successfully commercialized.

        Our lead product candidates, RTP801i-14 and AKIi-5, are currently being evaluated in a Phase I/IIa clinical trial for the treatment of wet age-related macular degeneration, and a Phase I clinical trial for the prevention of acute renal failure, respectively, and will require the successful completion of these and planned Phase II and Phase III clinical trials before we are able to submit a New Drug Application, or NDA, to the U.S. Food and Drug Administration, or FDA, for approval. This process can take many years and require the expenditure of substantial resources. In September 2006, we licensed RTP801i-14 to Pfizer on an exclusive worldwide basis. As a result, we will not control the development of RTP801i-14. Clinical trials required for FDA approval of RTP801i-14 and AKIi-5 may not be successfully completed. If these clinical trials fail to demonstrate that RTP801i-14 and AKIi-5 are safe and effective, they will not receive regulatory approval. Even if RTP801i-14 and AKIi-5 receive regulatory approval, they may never be successfully commercialized. If RTP801i-14 and AKIi-5 do not receive regulatory approval or are not successfully commercialized, we may not be able to generate revenue, become profitable or continue our operations.

Other than RTP801i-14 and AKIi-5, all of our other programs are in pre-clinical studies or early stage research. If we are unable to develop and commercialize our early stage product candidates, our business will be adversely affected.

        A key element of our strategy is to discover, develop and commercialize a portfolio of new products, in addition to our RTP801i-14 and AKIi-5 drug candidates. We are seeking to do so through our internal research programs and intend to explore strategic collaborations for the development of new products. Whether or not any product candidates are ultimately identified, research programs to identify new disease targets and product candidates require substantial technical, financial and human resources. Our research programs may initially show promise in identifying potential product candidates, yet fail to yield a successful commercial product for many reasons, including the following:

  •
  competitors may develop alternatives that render our product candidates obsolete;

  •
  a product candidate may not have a sustainable intellectual property position in major markets;

  •
  a product candidate may, after additional studies, be shown to have harmful side effects or other characteristics that indicate it is unlikely to be effective;

  •
  a product candidate may not receive regulatory approval;

  •
  a product candidate may not be capable of production in commercial quantities at an acceptable cost, or at all; or

  •
  a product candidate may not be accepted by patients, the medical community or third-party payors.

There is a limited amount of information upon which you can evaluate our business and prospects.

        We have limited experience in drug development and have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the biopharmaceutical area. For example, to execute our business plan, we will need to successfully:

  •
  execute product development activities;

  •
  build and maintain a strong intellectual property portfolio;

  •
  obtain regulatory approvals;

  •
  gain market acceptance for our products, if approved;

  •
  develop and maintain successful strategic relationships;

  •
  develop sales and marketing capabilities or collaborate with others for these functions; and

  •
  manage our spending as costs and expenses increase due to clinical trials and in anticipation of regulatory approvals and commercialization.

        If we are unsuccessful in accomplishing these objectives, we may not be able to develop product candidates, raise capital, expand our business or continue our operations.

We have a history of losses and may never be profitable.

        We have experienced significant operating losses since our inception. As of March 31, 2007 we had accumulated net losses of approximately $71.0 million. To date, we have neither developed any products nor generated any revenues from the sale of products. Further, we do not expect to generate any such revenues in the foreseeable future. We expect to continue to incur annual net operating losses for at least the next several years as we expand our efforts to discover, develop and commercialize novel therapeutics. We anticipate that the majority of any revenue we generate over the next several years will continue to be from collaborations with pharmaceutical companies, but we cannot be certain that we will be able to secure or maintain these collaborations, or meet the obligations associated with these collaborations, or achieve any milestones that we may be required to meet to receive payments.

        To become and remain profitable, we must succeed in developing and commercializing novel drugs that achieve market acceptance. This will require us and our licensees and collaborators to be successful in a range of challenging activities, including the pre-clinical testing and clinical trial stages of development and obtaining regulatory approval, and manufacturing, marketing and selling these product candidates. These activities may not be successful, and we may never generate revenues that are significant enough to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. If we cannot become and remain profitable, the market price of our common stock could decline. In addition, we may be unable to raise capital, expand our business, diversify our product pipeline or continue our operations.

We will require substantial additional funds to continue our research and development activities. If additional funds are not available we may need to significantly scale back or cease our operations.

        We have used substantial funds to develop our technologies and will require substantial funds to conduct further research and development, including pre-clinical testing and clinical trials of any product candidates, and to manufacture and market any products that are approved for commercial sale. Because the successful development of our product candidates is uncertain, we are unable to estimate the actual funds we will require to develop and commercialize them. We anticipate that our current resources, as supplemented by proceeds from this offering and expected research and development funding and milestone payments from our collaborators, will sustain our business through the first half of 2009. We expect our research and development expenses for this period to be between $175 million and $200 million.

        Our future capital requirements and the period for which we expect our existing resources to support our operations may vary from what we expect. We have based our expectations on a number of factors, many of which are difficult to predict or are outside of our control, including:

  •
  our progress in demonstrating that siRNAs can be used as drugs;

  •
  progress in our research and development programs, as well as the magnitude of the spending to support these programs;

  •
  the timing, receipt and amount of milestone and other payments, if any, from present and future collaborators;

  •
  our ability to establish and maintain additional collaborative arrangements;

  •
  the resources, time and costs required to initiate and complete our pre-clinical testing and clinical trials, obtain regulatory approvals, protect our intellectual property and obtain and maintain licenses to third-party intellectual property; and

  •
  the timing, receipt and amount of sales and royalties, if any, from our potential products.

If our estimates and predictions relating to these factors are incorrect, we may need to modify our operating plan.

        We will be required to seek additional funding in the future and intend to do so through either collaborative arrangements, public or private equity offerings or debt financings, or a combination of one or more of these funding sources. Additional funds may not be available to us on acceptable terms or at all. In addition, the terms of any financing may adversely affect the holdings or the rights of our shareholders. For example, if we raise additional funds by issuing equity securities, our shareholders will experience further dilution. Debt financing, if available, may involve restrictive covenants that could limit our flexibility in conducting future business activities. If we are unable to obtain funding on a timely basis, we may be required to significantly curtail one or more of our research or development programs. We also could be required to seek funds through arrangements with collaborators or others that may require us to relinquish rights to some of our technologies, product candidates or products that we would otherwise pursue on our own.

We expect to rely on revenues from our licensees and collaborators as an important source of revenue. If our relationships with Pfizer or any future licensees and collaborators are unsuccessful, a collaborator terminates a collaboration or there is competition between us and a collaborator for the development of drugs targeting the same diseases, our business could be adversely affected.

        In September 2006, we entered into a license agreement with Pfizer under which we licensed to Pfizer the exclusive worldwide rights to develop and commercialize our RNAi technology based molecules derived from and inhibiting our proprietary target gene RTP801 for both ophthalmic indications and non-ophthalmic indications. We had acquired some of these rights from Atugen AG under a December 2004 collaboration agreement. We expect that a substantial amount of the funding for our operations will come from our license agreement with Pfizer and other similar agreements we may enter into in the future, through expense reimbursement, milestone payments and, if a product candidate is successfully commercialized, royalties.

        Under the Atugen agreement, Atugen may terminate our license if we fail to achieve development milestones, but these milestones are considered to be satisfied as long as the Pfizer agreement remains in effect. Pfizer may terminate the agreement without cause at any time upon prior written notice. If not terminated, the agreement will remain in effect in each country at least until the expiration of all relevant patents or ten years from the first commercial sale of the licensed product. Pfizer may at any time and for any reason discontinue the development of or regulatory approval process for the drug candidates it licensed from us, and instead elect to commercialize its own proprietary drug candidates or those of other licensors. Additionally, if Pfizer terminates its agreement with us, we would be required under the Atugen agreement to complete Phase II trials of a licensed product candidate in at least one indication within three years of the termination. Pfizer has significantly greater financial resources than we do and has far more experience in developing and marketing drugs, which could put us at a competitive disadvantage if we were to compete with Pfizer in the development of RNAi-based drugs targeting the same disease. If required to develop RTP-801, we may not be able to do so successfully, do so as efficiently as Pfizer or at all. If we are unable to meet the remaining development milestones as specified in our RTP-801 development plan, we may lose our rights to one or more of the Atugen patents. Although our agreement with Pfizer grants us the option to take an exclusive license to Pfizer intellectual property relating to RTP-801, this license would then impose an additional cost that may not be commercially feasible. In addition, this option does not extend to (i) Pfizer's intellectual property licensed from third parties under agreements that prohibit transferring rights to another party such as us, and (ii) certain devices Pfizer has used in conjunction with developing RTP-801.

        In the future, we hope to enter into similar license or collaboration agreements with pharmaceutical companies for the development of product candidates we may identify. If our relationship with Pfizer or any future collaborations are unsuccessful or terminated early, our business would be adversely affected.

Because we have licensed some of our drug candidates to third parties, we are more dependent on third parties for the successful development and commercialization of those drug candidates.

        Our decision to license some of our drug candidates to third parties means we have relinquished control over how those drug candidates are developed and commercialized and how they are perceived in the marketplace. As a result, our success is dependent, in part, on the efforts of those licensees. In addition, our drug candidates may receive negative publicity relating to the activities of our licensees, regardless of whether such publicity is properly attributable to the merits of our drug candidates. If we receive negative publicity based on the activities of our licensees, our business, financial condition and results of operations and the value of our common stock could be materially and adversely affected.

We may not be able to execute our business strategy if we are unable to enter into license or collaboration agreements with other companies that can provide capabilities and funds for the development and commercialization of our drug candidates. If we are unsuccessful in forming or maintaining these relationships, our business may be adversely affected.

        We do not have any manufacturing, sales, marketing or distribution capabilities and have limited drug development capabilities. Accordingly, we have and plan to continue to enter into agreements with other companies that can provide such capabilities. For example, we may enter into agreements with major pharmaceutical companies to jointly develop specific drug candidates and to jointly commercialize them if they are approved. In such agreements, we would expect our pharmaceutical collaborators to provide substantial capabilities in clinical development, regulatory affairs, marketing and sales. We may not be successful in entering into any such agreements on favorable terms. Even if we do succeed in securing such agreements, we may not be able to maintain them if, for example, development or approval of a drug candidate is delayed or sales of an approved drug are disappointing. Furthermore, any delay in entering into these agreements could delay the development and commercialization of our drug candidates and reduce their competitiveness even if they reach the market. Any such delay could adversely affect our business.

        We have granted licenses and agreed to collaborate with third parties to fund all or part of the costs of drug development and commercialization, such as our collaboration with Pfizer, as well as collaborations with Sanwa Kagaku Kenkyusho Co., Ltd, Mitsubishi Pharma Corporation, Sankyo Co., Ltd., Astellas Pharma Inc., AstraZeneca, Taisho Pharmaceutical Co., Ltd. and Shionogi & Co. Except for our collaboration with Pfizer, the research funding under each of these agreements has ended. While we may at some point receive payments from certain of these collaboration partners upon the achievement of development milestones by these partners, except for our collaboration with Pfizer, none of the agreements are expected to be material to our business in the future. We may not, however, be able to enter into additional collaborations, and the terms of any collaboration agreement we do secure may not be favorable to us. If we are not successful in our efforts to enter into future collaboration arrangements, we may not have sufficient funds to develop drug candidates internally, or to bring any drug candidates to market, which would substantially harm our business.

RNAi-based drug development is unproven and may never lead to marketable products.

        Our future success depends on the successful development of products based on RNAi technology. Neither we nor any other company has received regulatory approval to market therapeutics utilizing siRNAs. The scientific discoveries that form the basis for our efforts to discover and develop new siRNA drugs are relatively new. The scientific evidence to support the feasibility of developing drugs based on these discoveries is both preliminary and limited. Skepticism as to the feasibility of developing RNAi therapeutics has been expressed in scientific literature.

        Very few drug candidates based on these discoveries have ever been tested in animals or humans. Currently, no drugs based on RNAi technology have been approved or have progressed beyond Phase II clinical trials. We currently have only limited data suggesting that we can introduce into siRNAs the properties typically required of drugs, such as the ability to be stable in the body long enough to reach the tissues in which their effects are required, or the ability to enter cells within these tissues in order to exert their effects. We may make significant expenditures trying to optimize these properties without success. In addition, these compounds may not demonstrate in patients the chemical and pharmacological properties ascribed to them in laboratory studies, and they may interact with human biological systems in unforeseen, ineffective or harmful ways. As a result, we may never succeed in developing a marketable product. If we do not successfully develop and commercialize drugs based upon our siRNA drug candidates, we may not become profitable and the value of our common stock will decline.

Any failure or delay in completing clinical trials for our product candidates could severely harm our business.

        Each of our product candidates must undergo extensive pre-clinical studies and clinical trials as a condition to regulatory approval. Pre-clinical studies and clinical trials are expensive and take many years to complete. We estimate that clinical trials and related regulatory review in initial indications for our most advanced product candidates, RTP801i-14 and AKIi-5, will continue for at least several more years, but could take significantly longer to complete. The completion of clinical trials for our product candidates may be delayed or halted for many reasons, including:

  •
  delays or failure in reaching agreement on acceptable clinical trial contracts or clinical trial protocols with prospective sites;

  •
  regulators or institutional review boards may not authorize us to commence a clinical trial;

  •
  our inability, or the inability of our collaborators or licensees, to manufacture or obtain from third parties materials sufficient to complete our pre-clinical studies and clinical trials;

  •
  delays in patient enrollment, and variability in the number and types of patients available for clinical trials;

  •
  risks associated with trial designs;

  •
  difficulty in maintaining contact with patients after treatment, resulting in incomplete data;

  •
  poor effectiveness of product candidates during clinical trials;

  •
  safety issues, including serious adverse events;

  •
  the failure of patients to complete clinical trials due to side effects, dissatisfaction with the product candidate or other reasons;

  •
  governmental or regulatory delays and changes in regulatory requirements, policy and guidelines; and

  •
  varying interpretation of data by the FDA and similar foreign regulatory agencies.

        Clinical trials may require the enrollment of large numbers of patients, and suitable patients may be difficult to identify and recruit. Our ability to enroll sufficient numbers of patients in our clinical trials depends on many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites, the eligibility criteria for the trial and competition for patients from other clinical trials. Patients participating in the trials may not live through completion of the trial or may suffer adverse medical effects unrelated to treatment with our product candidate. The results from pre-clinical testing and prior clinical trials may not be predictive of results obtained in later and larger clinical trials. A number of companies in the pharmaceutical industry have suffered significant setbacks in clinical trials, even in advanced clinical trials after showing promising results in earlier clinical trials. Our failure to adequately demonstrate the safety and effectiveness of any of our product candidates will prevent us from receiving regulatory approval and negatively impact our business.

        It is possible that none of our product candidates will complete clinical trials in any of the markets in which we intend to sell those product candidates. We also do not know and are unable to predict what clinical trials the FDA will require us to conduct, which could result in additional delays in bringing our product candidates to market. Accordingly, we may not receive the regulatory approvals needed to market our product candidates. Any failure or delay in completing clinical trials for our product candidates would delay commercialization of our product candidates and severely harm our business and financial condition.

We may be unable to obtain U.S. or foreign regulatory approval and, as a result, be unable to commercialize our drug candidates.

        Our drug candidates are subject to extensive governmental regulations relating to development, clinical trials, manufacturing and commercialization. Rigorous pre-clinical testing and clinical trials and an extensive regulatory approval process are required to be successfully completed in the United States and in many foreign jurisdictions before a new drug can be sold. Satisfaction of these and other regulatory requirements is costly, time consuming, uncertain and subject to unanticipated delays. It is possible that none of the drug candidates we may develop will obtain the regulatory approvals necessary for us or our licensees or collaborators to begin selling them.

        We have little experience in conducting and managing the clinical trials necessary to obtain regulatory approvals, including approval by the FDA. The time required to obtain FDA and other approvals is unpredictable. Any analysis we perform of data from pre-clinical and clinical activities is subject to confirmation and interpretation by regulatory authorities, which could delay, limit or prevent regulatory approval. We may also encounter unexpected delays or increased costs due to new government regulations, for example, from future legislation or administrative action, or from changes in FDA policy during the period of product development, clinical trials and FDA regulatory review.

        Because the drugs we are intending to develop may represent a new class of drug, the FDA has not yet established any definitive policies, practices or guidelines in relation to these drugs. While we expect any product candidates that we develop will be regulated as a new drug under the Federal Food, Drug, and Cosmetic Act, the FDA could decide to regulate them or other products we may develop as biologics under the Public Health Service Act. The lack of policies, practices or guidelines may hinder or slow review by the FDA of any regulatory filings that we may submit. Moreover, the FDA may respond to these submissions by defining requirements we may not have anticipated. Such responses could lead to significant delays in the clinical development of our product candidates. In addition, because there may be approved treatments for some of the diseases for which we may seek approval, in order to receive regulatory approval, we will need to demonstrate through clinical trials that the product candidates we develop to treat these diseases, if any, are not only safe and effective, but safer or more effective than existing products.

        Any delay or failure in obtaining required approvals could have a material adverse effect on our ability to generate revenues from the particular drug candidate. Furthermore, any regulatory approval to market a product may be subject to limitations on the indicated uses for which we may market the product. These limitations may limit the size of the market for the product.

        We are also subject to numerous foreign regulatory requirements governing the conduct of clinical trials, manufacturing and marketing authorization, pricing and third-party reimbursement. The foreign regulatory approval process includes all of the risks associated with FDA approval described above as well as risks attributable to the satisfaction of local regulations in foreign jurisdictions. Approval by the FDA does not assure approval by regulatory authorities outside the United States.

Even if we obtain regulatory approvals, our marketed drugs will be subject to ongoing regulatory review. If we fail to comply with continuing U.S. and foreign regulations, we could lose our approvals to market drugs and our business would be seriously harmed.

        Following any initial regulatory approval of any drugs we may develop, we will also be subject to continuing regulatory review, including the review of adverse drug experiences and clinical results that are reported after our drugs are made commercially available. This would include results from any post-marketing tests or vigilance required as a condition of approval. The manufacturer and manufacturing facilities we use to make any of our drug candidates will also be subject to periodic review and inspection by the FDA. The discovery of any previously unknown problems with the product, manufacturer or facility may result in restrictions on the drug or manufacturer or facility, including withdrawal of the drug from the market. We do not have, and currently do not intend to develop, the ability to manufacture material for our clinical trials or on a commercial scale. We expect to continue to contract with third parties to manufacture these materials for us. Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured products ourselves, including reliance on the third-party manufacturer for regulatory compliance. Our product promotion and advertising will also be subject to regulatory requirements and continuing regulatory review.

        If we fail to comply with applicable continuing regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approval, product recalls and seizures, operating restrictions and criminal prosecutions.

Our product candidates may never achieve market acceptance even if we obtain regulatory approvals.

        Even if we receive regulatory approvals for the commercial sale of our product candidates, the commercial success of these product candidates will depend on, among other things, their acceptance by physicians, patients, third-party payors and other members of the medical community as a therapeutic and cost-effective alternative to competing products and treatments. If our product candidates fail to gain market acceptance, we may be unable to earn sufficient revenue to continue our business. Market acceptance of, and demand for, any product that we may develop and commercialize will depend on many factors, including:

  •
  our ability to provide acceptable evidence of safety and efficacy;

  •
  the prevalence and severity of adverse side effects;

  •
  the availability, relative cost and relative efficacy of alternative and competing treatments;

  •
  the effectiveness of our marketing and distribution strategy;

  •
  publicity concerning our products, if any, or competing products and treatments; and

  •
  our ability to obtain sufficient third-party insurance coverage or reimbursement.

        If our approved product candidates, if any, do not become widely accepted by physicians, patients, third-party payors and other members of the medical community, our business, financial condition and results of operation would be materially and adversely affected.

The pharmaceutical market is intensely competitive. If we are unable to compete effectively with existing drugs, new treatment methods and new technologies, we may be unable to commercialize any drugs that we develop.

        The pharmaceutical market is intensely competitive and rapidly changing. Many large pharmaceutical and biotechnology companies, academic institutions, governmental agencies and other public and private research organizations are pursuing the development of novel drugs for the same indications that we are targeting or expect to target.

        If RTP801i-14 is approved for wet age-related macular degeneration, we anticipate that it would compete with other marketed therapeutics, particularly vascular endothelial growth factor inhibitor drugs, primarily Genentech's Lucentis, recently approved by the FDA and which has become the standard-of-care for the treatment of wet age-related macular degeneration. RTP801i-14 may also face competition from off-label use of Genentech's Avastin, currently approved for the treatment of various cancers. Additional wet age-related macular degeneration therapeutics that are in development could also compete with RTP801i-14. These include further anti-vascular endothelial growth factor angiogenesis inhibitors drugs. Among these, Alcon Research is evaluating Anacortave Acetate (Retaane), an antiangiogenic synthetic steroid drug, Acuity Pharmaceuticals is developing an siRNA-based product named bevasiranib, Allergan is developing its siRNA drug candidate AGN211745, Regeneron's intravitreal formulation of soluble decoy receptor vascular endothelial growth factor TRAP is in clinical trails, CoMentis, Inc. is developing ATG3, a topical eye drop therapy, and TargeGen, Inc. recently announced the initiation of Phase I clinical trial with TG100801, a small molecule, topically applied multi-targeted kinase inhibitor.

        We are not aware of specific drugs marketed or in late stage development for the prevention of acute renal failure that would compete with AKIi-5 if it is approved. However, in response to the unmet medical need, new products could be developed for the prevention of acute renal failure, or existing products could be used off-label, such as Nesiritide, a recombinant form of human B-type natriuretic peptide (hBNP) therapy approved for the treatment of acute congestive heart failure.

        We are not aware of specific drugs marketed or in late stage development for the prevention of hearing loss due to ototoxicity or acoustic trauma that would compete with AHLi-11 if it is approved. We are aware of four drug candidates in clinical development for hearing loss indications, two of which are studies for chemotherapy induced ototoxicity. Auris Medical is testing AM-111, a cell-permeable peptide, Molecular Therapeutics is developing the small molecule MRX-1024 that has been shown to prevent oxidative stress-induced apoptosis for prevention of chemotherapy induced hearing loss, Adherex is testing a formulation of sodium thiosulfate to be used in combination with ototoxic drugs to prevent hearing loss, and Sound Pharmaceuticals is developing SPI-1005 an orally-active drug that contains ebselen, a synthetic antioxidant.

        If Pfizer elects to pursue development of CTPi-1 and it is eventually approved, we anticipate that CTPi-1 would compete with marketed drugs used in the treatment of chronic obstructive pulmonary disorder, such as bronchodilators including anticholinergics, short-acting beta- agonists and long-acting beta-agonists and theophylline, inhaled corticosteroids, but primarily the new combination treatments. These new combination therapies are Symbicort® of AstraZeneca and Advair/Seretide® of GlaxoSmithKline Pharmaceuticals. A large number of additional potential treatments are currently in development and these could also compete with CPTi-1, including the class of selective phosphodiesterase PDE-IV inhibitors such as oral administration Ariflo® (cilomilast) of GlaxoSmithKline Pharmaceuticals, recently found approvable for maintenance of lung function in certain patients, and Roflumilast. The pool of novel compounds comprises anti-inflammatory drugs, antioxidants, leukotriene modifiers and a number of compounds aimed at treating different aspects of chronic obstructive pulmonary disease such as pulmonary hypertension and hypophosphatemia.

        Many of our competitors have:

  •
  much greater financial, technical and human resources than we have at every stage of the discovery, development, manufacture and commercialization of products;

  •
  more extensive experience in pre-clinical testing, conducting clinical trials, obtaining regulatory approvals, and in manufacturing and marketing pharmaceutical products;

  •
  product candidates that are based on previously tested or accepted technologies;

  •
  products that have been approved or are in late stages of development; and

  •
  collaborative arrangements in our target markets with leading companies and research institutions.

        We will face intense competition from drugs that have already been approved and accepted by the medical community for the treatment of the indications for which we may develop drugs. We also expect to face competition from new drugs that enter the market. We believe a significant number of drugs are currently under development, and may become commercially available in the future, for the treatment of some conditions for which we are developing or in the future may try to develop drugs, such as wet age-related macular degeneration. Any competitive drugs may be more effective, or marketed and sold more effectively, than any products we develop.

        If we successfully develop drug candidates, and obtain approval for them, we will face competition based on many different factors, including:

  •
  the safety and effectiveness of our products;

  •
  the ease with which our products can be administered;

  •
  the timing and scope of regulatory approvals for these products;

  •
  the availability and cost of manufacturing, marketing and sales capabilities;

  •
  price;

  •
  reimbursement coverage; and

  •
  patent position.

        Our competitors may develop or commercialize products with significant advantages over any products we develop based on any of the factors listed above or on other factors. Our competitors may therefore be more successful in commercializing their products than we are, which could adversely affect our competitive position and business. Competitive products may make any products we develop obsolete or noncompetitive before we can recover the expenses of developing and commercializing our drug candidates. Furthermore, we also face competition from existing and new treatment methods that reduce or eliminate the need for drugs, such as the use of advanced medical devices. The development of new medical devices or other treatment methods for the indications we are targeting could make our drug candidates noncompetitive, obsolete or uneconomical.

        In addition to the competition we face from competing drugs in general, we also face competition from other companies working to develop novel drugs using technology that competes more directly with our own. Any of these companies may develop its RNAi technology more rapidly and more effectively than us. We may also compete with companies working to develop drugs based on an alternative mechanism of the body to suppress the activity of specific genes, known as antisense. Antisense molecules are strands of nucleic acids, deoxyribonucleic acid (DNA) or ribonucleic acid (RNA), complex biomolecules found in all living cells. Antisense molecules interact with complementary strands of nucleic acids to deactivate specific genes. The development of antisense drugs is more advanced than that of RNAi therapeutics, and antisense technology may become the preferred technology for drugs that silence specific genes.

It is difficult and costly to protect our proprietary rights, and we may not be able to ensure their protection.

        Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection for our product candidates, their use and the methods used to manufacture them, as well as successfully defending these patents against third-party challenges. Our ability to protect our product candidates from unauthorized making, using, selling, offering to sell or importation by third parties is dependent upon the extent to which we have rights under valid and enforceable patents, or have trade secrets that cover these activities.

        We have licensed several patents and patent applications relating to RNAi technology. In addition, we have and are seeking patents in the United States, Europe and selected other jurisdictions for our product candidates, delivery methodologies and target genes. However, any patents we obtain or license from third parties may be challenged, invalidated, held unenforceable or circumvented. The existence of a patent will not necessarily protect us from competition or from claims of a third party that our products infringe their issued patents. No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date in the United States. The biotechnology patent situation outside the United States is even more uncertain. Competitors may successfully challenge our owned and licensed patents, produce similar drugs that do not infringe our patents, or produce drugs in countries where we do not have patent protection or that do not respect our patents. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our owned or licensed patents and patent applications. To the extent we rely on third parties for our proprietary rights, we will have limited control over the prosecution, protection and defense of such rights.

        The degree of future protection to be afforded by our proprietary rights is uncertain and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

  •
  others may be able to make compounds that are similar to our product candidates but that are not covered by the claims of our patents, or for which we are not licensed under our license agreements;

  •
  we or our licensors or collaborators might not have been the first to make the inventions covered by our pending patent applications, or the pending patent applications and issued patents of our licensors;

  •
  we or our licensors or collaborators might not have been the first to file patent applications for these inventions;

  •
  others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

  •
  our pending patent applications may not result in issued patents;

  •
  our issued patents and the issued patents of our licensors or collaborators may not provide us with any competitive advantages, or may be held invalid or unenforceable as a result of legal challenges by third parties;

  •
  we may not develop additional proprietary technologies that are patentable; or

  •
  the patents of others may have an adverse effect on our business.

        We also may rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. Although we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, outside scientific collaborators and other advisors may unintentionally or willfully disclose our information to competitors. Enforcing a claim that a third party illegally obtained and is using any of our product candidates is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.

        Our research and development collaborators may have rights to publish data and other information to which we have rights. In addition, we sometimes engage individuals or entities to conduct research that may be relevant to our business. The ability of these individuals or entities to publish or otherwise publicly disclose data and other information generated during the course of their research is subject to certain contractual limitations. These contractual provisions may be insufficient or inadequate to protect our trade secrets and may impair our patent rights. If we do not apply for patent protection prior to such publication or if we cannot otherwise maintain the confidentiality of our technology and other confidential information, then our ability to receive patent protection or protect our proprietary information may be jeopardized.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights.

        The cost to us of any litigation or other proceedings relating to intellectual property rights, even if resolved in our favor, could be substantial. Some of our competitors may be better able to sustain the costs of complex patent litigation because they have substantially greater resources. Uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to continue our operations. Should third parties file patent applications, or be issued patents claiming technology also claimed by us in pending applications, we may be required to participate in interference proceedings before the U.S. Patent and Trademark Office to determine priority of invention which could result in substantial costs to us or an adverse decision as to the priority of our inventions. An unfavorable outcome in an interference proceeding could require us to cease using the technology or to license rights from prevailing third parties. There is no guarantee that any prevailing party would offer us a license or that we could acquire any license made available to us on commercially acceptable terms.

        Third parties are, and have been, actively seeking patent protection in the RNAi field. We are aware of a number of currently pending patent applications that, if granted, might arguably cover our activities or product candidates, depending on the scope of claims allowed, if any, including patent applications owned by Sirna Therapeutics, Inc., which was recently acquired by Merck & Co., Inc. In addition, claims could be made that we infringe existing patents which we have concluded do not cover our work in the RNAi field. Furthermore, patent applications and granted patents may exist of which we are unaware that could cover our work in the RNAi field. If any parties successfully claim that our creation or use of proprietary technologies infringes upon their intellectual property rights, we might be forced to pay damages, potentially including treble damages, if we are found to have willfully infringed on such parties' patent rights. In addition to any damages we might have to pay, a court could require us to stop the infringing activity or obtain a license. Any license required under any patent may not be made available on commercially acceptable terms, if at all. In addition, such licenses are likely to be non-exclusive and, therefore, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license and are unable to design around a patent, we may be unable to effectively market any products we successfully develop, which could limit our ability to generate revenues or achieve profitability and possibly prevent us from generating revenue sufficient to sustain our operations. Moreover, we expect that a number of our collaborations will provide that royalties payable to us for licenses to our intellectual property may be offset by amounts paid by our collaborators to third parties who have competing or superior intellectual property positions in the relevant fields, which could result in significant reductions in our revenues from any products developed through collaborations.

If we fail to comply with our obligations under any inbound licenses or related agreements, we could lose license rights that are necessary for developing and protecting our RNAi technology and any related product candidates that we develop.

        We have licensed certain patents and patent applications from Atugen AG and Alnylam Pharmaceuticals, Inc. relating to RNAi technology that are important for the development of our drug candidates. Atugen and Alnylam both have the right to terminate their license agreements with us if we default under them. Maintaining our licenses with Atugen and Alnylam is critical to our continued development of our product candidates. Loss of one or more of these licenses could jeopardize our intellectual property position.

        Our current inbound licenses impose, and any future inbound licenses we enter into are likely to impose, various development, commercialization, funding, royalty, diligence, sublicensing, insurance and other obligations on us. If we breach any of these obligations, the licensor may have the right to terminate the license or render the license non-exclusive, which could result in us being unable to develop, manufacture and sell products that are covered by the licensed technology or enable a competitor to gain access to the licensed technology. Additionally, some of these licenses impose field-of-use restrictions that may limit future growth with regard to new markets or products. Our license under the 2004 collaboration agreement with Atugen is limited to products for treating diseases other than cancer. Our p53 licenses from Alnylam are limited to products for the treatment of hypoxic injury, and the Alnylam RTP801 licenses are limited to products for the treatment of ocular diseases, loss of hearing, emphysema and pressure sores. In addition, while we cannot currently determine the amount of the royalty obligations we will be required to pay on sales of future products, if any, the amounts may be significant. The amount of our future royalty obligations will depend on the technology and intellectual property we use in products that we successfully develop and commercialize, if any. Therefore, even if we successfully develop and commercialize products, we may be unable to achieve or maintain profitability.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

        In order to protect our proprietary technology and processes, we rely in part on confidentiality agreements with our licensees, collaborators, employees, consultants, outside scientific collaborators and sponsored researchers and other advisors. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information, and in such cases we could not assert any trade secret rights against such parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

We rely on third parties to conduct our clinical trials. If these third parties do not perform as contractually required or otherwise expected, we may not be able to obtain regulatory approval for or commercialize our product candidates.

        We rely on third parties, such as contract research organizations, medical institutions, clinical investigators and contract laboratories, to conduct our clinical trials. We have, in the ordinary course of business, entered into agreements with these third parties. Nonetheless, we are responsible for confirming that each of our clinical trials is conducted in accordance with its general investigational plan and protocol. Moreover, the FDA requires us to comply with regulations and standards, commonly referred to as good clinical practices, for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the trial participants are adequately protected. Our reliance on third parties does not relieve us of these responsibilities and requirements. If these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, if the third parties need to be replaced or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our pre-clinical development activities or clinical trials may be extended, delayed, suspended or terminated, and we may not be able to obtain regulatory approval for our product candidates.

We do not have manufacturing experience or resources and we must incur significant costs to develop this expertise or rely on third parties to manufacture our product candidates.

        We do not have manufacturing experience for our RNAi drug candidates, which requires us to depend on third parties that might not be able to deliver sufficient quantities of product at acceptable quality levels in a timely manner, or at all. In order to develop products, apply for regulatory approvals and commercialize our products, we will need to develop, contract for, or otherwise arrange for the necessary manufacturing capabilities. We may manufacture clinical trial materials ourselves, but more likely would rely on others to manufacture the materials we will require for any clinical trials that we initiate. Only a limited number of manufacturers supply synthetic siRNA. We currently rely on several contract manufacturers, including Avecia, Agilent Technologies, and Biosprings for our supply of synthetic siRNA, and Pyramid Laboratories for the supply of our final material for clinical trials. There are risks inherent in pharmaceutical manufacturing that could affect the ability of our contract manufacturers to meet our delivery time requirements or provide adequate amounts of material to meet our needs. Included in these risks are synthesis and/or purification failures and contamination during the manufacturing process, both of which could result in unusable product and cause delays in our development process. The manufacturing process for any products that we may develop is an element of the FDA approval process and we need to contract with manufacturers who can meet the FDA requirements on an ongoing basis. In addition, if we receive the necessary regulatory approval for any product candidate, we also expect to rely on third parties, including our collaborators, to produce materials required for commercial production. We may experience difficulty in obtaining adequate manufacturing capacity for our needs. If we are unable to obtain or maintain contract manufacturing for these product candidates, or to do so on commercially reasonable terms, we may not be able to successfully develop and commercialize our products.

        To the extent that we enter into manufacturing arrangements with third parties, we will depend on these third parties to perform their obligations in a timely manner and consistent with regulatory requirements. The failure of a third-party manufacturer to perform its obligations as expected could adversely affect our business in a number of ways, including:

  •
  we may not be able to initiate or continue clinical trials of products that are under development;

  •
  we may be delayed in submitting applications for regulatory approvals for our products;

  •
  we may lose the cooperation of our collaborators;

  •
  we may be required to cease distribution or recall some or all batches of our products; and

  •
  ultimately, we may not be able to meet commercial demands for our products.

        If a third-party manufacturer with whom we contract fails to perform its obligations, we may be forced to manufacture the materials ourselves, for which we may not have the capabilities or resources, or enter into an agreement with a different third-party manufacturer, which we may not be able to do on reasonable terms, if at all. In addition, if we are required to change manufacturers for any reason, we will be required to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations and guidelines. The delays associated with the verification of a new manufacturer or the reverification of an existing manufacturer could negatively affect our ability to develop product candidates or produce approved products in a timely manner or within budget. Furthermore, a manufacturer may possess technology related to the manufacture of our product candidates or approved products that such manufacturer owns independently. This would increase our reliance on such manufacturer or require us to obtain a license from such manufacturer in order to have another third-party manufacture our products.

The loss of members of our management team could substantially disrupt our business operations.

        Our success depends to a significant degree upon the continued contributions of our management team, and particularly Daniel Zurr, Ph.D., our founder, President and Chief Executive Officer. The loss of Dr. Zurr, whether from retirement, competing offers, or other causes, could prevent us from executing our business strategy, cause us to lose a strategic partner or otherwise materially affect our operations. Dr. Zurr, as well as the rest of our management team and key employees, are at-will employees, and we do not maintain any key-person life insurance policies.

We rely on highly skilled personnel and if we are unable to retain or motivate key personnel or hire qualified personnel, we may not be able to maintain our operations or grow effectively.

        Our performance is largely dependent on the talents and efforts of highly skilled individuals. Our future success depends on our continuing ability to identify, hire, develop, motivate and retain qualified management, clinical and scientific personnel for all areas of our organization. In this regard, in anticipation of increased development and commercialization activities, we are currently planning to increase the total number of our full time employees significantly over the next couple of years. As a result, we expect personnel costs to increase in the future. The increase in costs will depend on the timing and compensation of the new hires. If we are unable to hire and train a sufficient number of qualified employees for any reason, we may not be able to implement our development and commercialization activities or grow effectively. We have in the past maintained a rigorous, highly selective and time-consuming hiring process. We believe that our approach to hiring has significantly contributed to our success to date. However, our highly selective hiring process has made it more difficult for us to hire a sufficient number of qualified employees and, as we grow, our hiring process may prevent us from hiring the personnel we need in a timely manner. If we do not succeed in attracting qualified personnel and retaining and motivating existing personnel, our existing operations may suffer and we may be unable to grow effectively.

We may have difficulty managing our growth as we expand our operations.

        We have grown significantly since our incorporation in 1993. As of May 23, 2007, we had 68 employees, with offices and laboratory space in Fremont, California, Boulder, Colorado and Ness Ziona, Israel. This growth, and the geographical separation of our sites, has placed a strain on our administrative and operational infrastructure, and we anticipate that our continued growth will have a similar impact. If drug candidates we develop enter and advance through clinical trials, we will need to expand our development, regulatory, manufacturing, marketing and sales capabilities or contract with other organizations to provide these capabilities for us. As our operations expand, we expect that we will need to manage additional relationships with various collaborators, suppliers and other organizations. Our ability to manage our operations and growth will require us to continue to improve our operational, financial and management controls, reporting systems and procedures in at least two different countries. We may not be able to implement improvements to our management information and control systems in an efficient or timely manner and may discover deficiencies in existing systems and controls.

We lack marketing and commercialization experience for biopharmaceutical products and we may have to rely on third parties for these capabilities.

        We currently do not have sales, marketing or distribution capabilities. We intend to hire sales and marketing personnel to enable us to commercialize some of our product candidates. If we are unsuccessful in hiring and retaining sales and marketing personnel with appropriate technical and sales expertise or in developing an adequate distribution capability to support them, our ability to generate product revenues will be adversely affected. To the extent we cannot or choose not to use internal resources for the marketing, sales or distribution of any potential products in the United States or elsewhere, we intend to rely on collaboration partners or licensees. We may not be able to establish or maintain such relationships. To the extent that we depend on collaboration partners or other third parties for marketing, sales and distribution, any revenues we receive will depend upon their efforts. Such efforts may not be successful, and we will not be able to control the amount and timing of resources that our licensees or collaborators or other third parties devote to our products.

If any products we develop become subject to unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives, our business could be harmed.

        Our ability to commercialize any product candidate profitably will depend in part on the extent to which reimbursement for such product candidate and related treatments will be available from government health administration authorities, private health insurers or private payors, and other organizations in the United States and internationally. Even if we succeed in bringing one or more product candidates to market, these products may not be considered cost-effective, and the amount reimbursed for any product may be insufficient to allow us to sell it profitably. Because our product candidates are in the early stages of development, we are unable at this time to determine their cost-effectiveness and the level or method of reimbursement. There may be significant delays in obtaining coverage for newly approved products, and coverage may be more limited than the purposes for which the product candidate is approved by the FDA or foreign regulatory agencies. Moreover, eligibility for coverage does not mean that any product will be reimbursed in all cases or at a rate that covers our costs, including research, development, manufacture, sale and distribution. Increasingly, the third-party payors who reimburse patients, such as government and private payors, are requiring that companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. If the reimbursement we are able to obtain for any product we develop is inadequate in light of our development and other costs, our business could be harmed.

We face potential product liability exposure, and if successful claims are brought against us, we may incur substantial liability for a product candidate and may have to limit its commercialization.

        The use of our product candidates in clinical trials and the sale of any products for which we obtain marketing approval expose us to the risk of product liability claims. Product liability claims might be brought against us by consumers, health care providers, pharmaceutical companies or others selling our products. If we cannot successfully defend ourselves against these claims, we will incur substantial liabilities. Regardless of merit or eventual outcome, product liability claims may result in:

  •
  decreased demand for our product candidates;

  •
  impairment of our business reputation;

  •
  withdrawal of clinical trial participants;

  •
  costs of related litigation;

  •
  substantial monetary awards to patients or other claimants;

  •
  loss of revenues; and

  •
  the inability to commercialize our product candidates.

        Although we currently have product liability insurance coverage for our global clinical trials for expenses or losses up to an aggregate limit of $5 million, our insurers may not reimburse us, or our insurance coverage may not be sufficient to reimburse us, for any or all expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive and, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. We intend to expand our insurance coverage to include the sale of commercial products if we obtain marketing approval for our product candidates in development, but we may be unable to obtain commercially reasonable product liability insurance for any products approved for marketing. On occasion, large judgments have been awarded in class action lawsuits based on products that had unanticipated side effects. A successful product liability claim or series of claims brought against us could cause our stock price to fall and, if judgments exceed our insurance coverage, could decrease our cash and adversely affect our business.

If we or our licensees, collaborators, manufacturers or service providers fail to comply with applicable laws and regulations, we or they could be subject to enforcement actions, which could affect our ability to market and sell our products and may harm our reputation.

        If we or our licensees, collaborators, manufacturers or service providers fail to comply with applicable federal, state or foreign laws or regulations, we could be subject to enforcement actions, which could affect our ability to develop, market and sell our products under development successfully and could harm our reputation and lead to reduced acceptance of our products by the market. These enforcement actions include:

  •
  warning letters;

  •
  recalls or public notification or medical product safety alerts;

  •
  restrictions on, or prohibitions against, marketing our products;

  •
  restrictions on importation of our products;

  •
  suspension of review or refusal to approve pending applications;

  •
  suspension or withdrawal of product approvals;

  •
  product seizures;

  •
  injunctions; and

  •
  civil and criminal penalties and fines.

We are subject to foreign exchange risk.

        We expect to derive substantially all of our revenues in U.S. dollars. However, the substantial majority of our Israeli subsidiary's expenses are denominated in New Israeli Shekels and we anticipate that a material portion of our Israeli subsidiary's expenses will continue to be denominated in New Israeli Shekels. We do not engage in foreign currency hedging arrangements. Accordingly, fluctuations in exchange rates between the U.S. dollar and New Israeli Shekels may adversely affect our results of operations.

We may incur significant costs complying with environmental laws and regulations, and failure to comply with these laws and regulations could expose us to significant liabilities.

        We use hazardous chemicals and radioactive and biological materials in our business and are subject to a variety of federal, state and local laws and regulations governing the use, generation,

manufacture, storage, handling and disposal of these materials. Although we believe our safety procedures for handling and disposing of these materials and waste products comply with these laws and regulations, we cannot eliminate the risk of accidental injury or contamination from the use, storage, handling or disposal of hazardous materials. In the event of contamination or injury, we could be held liable for any resulting damages. We are uninsured for third-party contamination injury.

We have significant operations in Israel, which may be adversely affected by acts of terrorism or major hostilities.

        Our primary research and development facilities are located in Ness Ziona, Israel. We are subject to a number of risks and challenges that specifically relate to these operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have occurred between Israel and its Arab neighbors. Any hostilities involving Israel could adversely affect our operations. In addition, our operations could be materially and adversely affected by acts of terrorism or major hostilities in the Middle East. Any such effects may not be covered by insurance. These operations may not be successful if we are unable to meet and overcome these challenges, which could limit the growth of our business and may have an adverse effect on our business and operating results.

We are subject to the risk of natural disasters, including earthquakes.

        We have facilities located in the San Francisco Bay Area, Boulder, Colorado, and Israel. The San Francisco Bay area is in close proximity to known earthquake fault zones. If a fire, earthquake, flood or other natural disaster disrupts our research or development efforts, our business, financial condition and operating results could be materially adversely affected. Although we maintain personal property and general business interruption coverage, we do not maintain earthquake or flood insurance coverage for personal property or resulting business interruption.

Risks Related to Our Common Stock and this Offering

The market price of our common stock may be highly volatile, and you may not be able to resell your shares at or above the initial public offering price.

        Prior to this offering, there has not been a public market for our common stock. We cannot assure you that an active trading market for our common stock will develop following this offering. You may not be able to sell your shares quickly or at the market price if trading in our common stock is not active. The initial public offering price for the shares was determined by negotiations between us and representatives of the underwriters and may not be indicative of prices that will prevail in the open market.

        The trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

  •
  new products or services introduced or announced by us or our licensees or collaborators, or our competitors, and the timing of these introductions or announcements;

  •
  the issuance of patents to competitors;

  •
  actual or anticipated results from and any delays in our clinical trials;

  •
  actual or anticipated regulatory approvals or our product candidates or competing products;

  •
  actions taken by regulatory agencies with respect to our product candidates, clinical trials, manufacturing process or sales and marketing activities;

  •
  changes in laws or regulations applicable to our products, including but not limited to clinical trial requirements for approvals;

  •
  the success of our development efforts and clinical trials;

  •
  the success of our efforts to discover, acquire or in-license additional products or product candidates;

  •
  developments concerning our licensing and collaboration arrangements, including but not limited to those with our sources of manufacturing supply;

  •
  actual or anticipated variations in our quarterly operating results;

  •
  announcements of technological innovations by us, our licensees or collaborators, or our competitors;

  •
  actual or anticipated changes in earnings estimates or recommendations by securities analysts;

  •
  conditions or trends in the biotechnology and biopharmaceutical industries;

  •
  announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

  •
  general economic and market conditions and other factors that may be unrelated to our operating performance or the operating performance of our competitors;

  •
  changes in the market valuations of similar companies;

  •
  sales of common stock or other securities by us or our shareholders in the future;

  •
  additions or departures of key scientific or management personnel;

  •
  developments relating to proprietary rights held by us or our competitors;

  •
  disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies; and

  •
  trading volume of our common stock.

        In addition, the stock market in general and the market for biotechnology and biopharmaceutical companies in particular have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management's attention and resources, which could materially and adversely affect our business and financial condition.

Our largest shareholder and management beneficially own a significant percentage of our stock and will be able to exercise significant influence over matters subject to shareholder approval.

        As of May 23, 2007, our executive officers, directors and largest shareholder, together with their respective affiliates, beneficially owned approximately 59.6% of our voting stock, including shares subject to outstanding options and warrants, and we expect that upon completion of this offering, that same group will continue to beneficially own at least 43.3% of our outstanding voting stock. Accordingly, even after this offering, these shareholders will be able to exert a significant degree of influence over our management and affairs and over matters requiring shareholder approval, including the election of our board of directors and approval of significant corporate transactions. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material and adverse effect on the fair market value of our common stock.

We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

        As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the Securities and Exchange Commission and the NASDAQ Global Market, impose various requirements on public companies, including requiring the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these new compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect director and officer liability insurance to be expensive, and we may be required to incur substantial costs to maintain the same or similar coverage in the future.

        The Sarbanes-Oxley Act of 2002 requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. As a result of our compliance with Section 404, we will incur substantial accounting expense and expend significant management efforts and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge to ensure such compliance.

Future sales of our common stock in the public market could cause our stock price to fall.

        Sales of a substantial number of shares of our common stock in the public market after this offering, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. After this offering, we will have 18,274,768 shares of common stock outstanding, 19,024,768 shares if the underwriters exercise their over-allotment option in full.

        Holders of more than 90% of our currently outstanding shares and shares issuable upon exercise or conversion of other equity securities are subject to lock-up agreements with the underwriters of this offering that restrict the shareholders' ability to transfer shares of our common stock for at least 180 days from the date of this prospectus. The lock-up agreements, together with restrictions under the securities laws described in "Shares Eligible for Future Sale," limit the number of shares of common stock that may be sold immediately following this offering.

        All of the shares of common stock sold in this offering will be freely tradable without restrictions or further registration under the Securities Act of 1933, as amended, except for any shares purchased by our affiliates as defined in Rule 144 under the Securities Act of 1933, as amended. 13,274,768 shares of common stock outstanding as of May 23, 2007, plus an additional 1,598,732 shares issuable upon the exercise of outstanding options, 1,331 shares issuable upon the exercise of outstanding warrants and 385,770 shares that may be issued upon the exercise of warrants that will terminate if not exercised prior to the completion of this offering, will be available for sale after the expiration of the contractual lock-up period, subject to volume limitations under Rule 144 under the Securities Act of 1933, as amended. J.P. Morgan Securities Inc. and Banc of America Securities LLC could release all or some portion of the shares subject to lock-up agreements prior to expiration of the lock-up period.

        After this offering, the holders of approximately 12,882,012 shares of common stock based on shares outstanding as of May 23, 2007, including 1,331 shares underlying outstanding warrants, will be entitled to rights with respect to registration of such shares under the Securities Act of 1933, as amended. If such holders, by exercising their registration rights, cause a large number of securities to be registered and sold in the public market, these sales could have an adverse effect on the market price for our common stock. If we were to initiate a registration and include shares held by these holders pursuant to the exercise of their registration rights, these sales may impair our ability to raise capital.

Anti-takeover provisions in our charter documents and under California law could make an acquisition of us, which may be beneficial to our shareholders, more difficult and may prevent attempts by our shareholders to replace or remove our current management.

        Provisions in our articles of incorporation and our bylaws may delay or prevent an acquisition of us that would be beneficial to shareholders or a change in our management. In addition, these provisions may frustrate or prevent any attempts by our shareholders to replace or remove our current management by making it more difficult for shareholders to replace members of our board of directors. Because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our shareholders to replace current members of our management team. These provisions include:

  •
  a prohibition on actions by our shareholders by written consent;

  •
  advance notice requirements for election to our board of directors and for proposing matters that can be acted upon at shareholder meetings;

  •
  elimination of cumulative voting in the election of directors; and

  •
  the ability of our board of directors to amend our bylaws without shareholder approval.

        In addition, as a California corporation, we are subject to the provisions of Section 1203 of the California Corporations Code, which requires us to provide a fairness opinion to our shareholders in connection with their consideration of any proposed "interested party" reorganization transaction. These provisions could make it more difficult for a third party to acquire a majority of our outstanding voting stock by discouraging a hostile bid, or delaying, preventing or deterring a merger, acquisition or tender offer in which our shareholders could receive a premium for their shares, or effect a proxy contest for control of Quark or other changes in our management, even if the proposed acquisition or change in management could be considered beneficial by some shareholders.

If you purchase shares of common stock sold in this offering, you will experience immediate dilution. You will experience further dilution if we issue shares in future financing transactions or upon exercise of options or warrants.

        If you purchase shares of common stock in this offering, you will experience immediate dilution of $9.02 per share because the price that you pay will be substantially greater than the net tangible book value per share of the shares you acquire. This dilution is due in large part to the fact that most of our earlier investors paid substantially less than the initial public offering price when they purchased their shares. If we issue additional common stock or issue securities convertible into or exchangeable or exercisable for common stock, our shareholders will experience additional dilution. In addition, if we raise additional funds through the sale of equity securities, new investors could have rights superior to our existing shareholders.

Because our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use them and the proceeds may not be invested successfully.

        We intend to use the net proceeds from this offering for general corporate purposes, and therefore, our management will have broad discretion as to the use of the offering proceeds. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for our company.

We have not declared any dividends on our common stock to date, and we have no intention of declaring dividends in the foreseeable future.

        The decision to pay cash dividends on our common stock rests with our board of directors and will depend on our earnings, unencumbered cash, capital requirements and financial condition. We do not anticipate declaring any dividends in the foreseeable future, as we intend to use any excess cash to fund our operations. Investors in our common stock should not expect to receive dividend income on their investment, and investors will be dependent on the appreciation of our common stock to earn a return on their investment.

FORWARD-LOOKING STATEMENTS

        Some of the statements under the sections of this prospectus entitled "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere in this prospectus contain forward-looking statements. In some cases, you can identify forward-looking statements by the following words: "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "ongoing," "plan," "potential," "predict," "project," "should," "will," "would," or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Many important factors affect our ability to achieve our objectives, including:

  •
  our ability to continue to develop our product candidates;

  •
  the successful and timely completion of clinical trials;

  •
  our ability to maintain and form relationships with our licensees and collaborators;

  •
  our ability to obtain and maintain regulatory clearance or approval of our products;

  •
  the impact of competition on our product candidates; and

  •
  our ability to obtain and maintain intellectual property protection for our products.

        In addition, you should refer to the section of this prospectus entitled "Risk Factors" for a discussion of other important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.

USE OF PROCEEDS

        We estimate that the net proceeds from the sale of shares of our common stock in this offering will be approximately $58.2 million, or approximately $67.3 million if the underwriters exercise their over-allotment option in full, based upon an assumed initial public offering price of $13.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses payable by us. Each $1.00 increase (decrease) in the assumed initial public offering price of $13.00 per share, would increase (decrease) net proceeds to us from this offering by approximately $4.7 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. We may also increase or decrease the number of shares we are offering. Each increase (decrease) of one million shares in the number of shares offered by us would increase (decrease) the net proceeds to us from this offering by approximately $12.1 million, assuming that the assumed initial public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and offering expenses payable by us. We do not expect that a change in the offering price or the number of shares by these amounts would have a material effect on our uses of the net proceeds from this offering, although it may impact the amount of time prior to which we will need to seek additional capital. We currently expect to use our net proceeds from this offering for research and product development activities, general administrative activities, and to fund working capital and other general corporate purposes, as follows:

  •
  approximately $36 million to complete Phase II clinical trials, and begin preparations for Phase III clinical trials of our current product candidates AKIi-5 and AHLi-11, subject to the receipt of necessary regulatory approvals and achievement of other milestones.

  •
  approximately $13 million for research and development of future products; and

  •
  the remainder to fund sales, marketing, general and administrative expenses, and to fund working capital and other general corporate purposes.

        We may also use a portion of the net proceeds for the potential acquisition of, or investment in, other product candidates, intellectual property rights or companies that complement our business, although we have no current understandings, commitments or agreements to do so.

        We may also seek to obtain debt or other non-equity financing to cover a portion of the costs to complete development and commercialize any or all of our drug candidates, to fund development of our other pre-clinical and early-stage product candidates and/or for the acquisition or in-licensing of, or investment in, products, product candidates, or companies that complement our business. However, we have no current understandings, commitments or agreements with respect to any such potential financing.

        The expected use of the net proceeds of this offering represents our current intentions based upon our present plans and business conditions. We anticipate that the net proceeds we receive in this offering, together with our existing cash resources and approximately $50 million of anticipated research and development funding and milestone payments from existing collaborators, will be sufficient to fund our operations through the first half of 2009 and, subject to the receipt of necessary regulatory approvals and achievement of other necessary milestones, to complete Phase II clinical trials and begin preparations for Phase III clinical trials of AKIi-5 and AHLi-11. The amounts we actually expend in these areas will depend upon a number of factors, including the success of research and product development efforts, FDA approval of our products, cash generated from future operations and actual expenses to operate our business. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to be received upon the closing of this offering. Accordingly, our management will have broad discretion in the application of the net proceeds, and investors will be relying on the judgment of our management regarding the application of the proceeds of this offering.

        The amount and timing of our expenditures will depend on several factors, including the progress of our research and development efforts and the amount of cash used by our operations. Pending their uses, we plan to invest the net proceeds of this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DIVIDEND POLICY

        We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. We do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination related to dividend policy will be made at the discretion of our board of directors.

CAPITALIZATION

        The following table sets forth our capitalization as of March 31, 2007:

  •
  on an actual basis;

  •
  on a pro forma as adjusted basis to reflect:

  •
  the conversion of all of our outstanding shares of preferred stock into 10,296,105 shares of common stock immediately prior to the closing of this offering; and

  •
  the sale of 5,000,000 shares of common stock in this offering at an assumed initial offering price of $13.00 per share, the mid-point of the range reflected on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and offering expenses payable by us.

        You should read the information in this table together with our financial statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

	As of March 31, 2007
	Actual	Pro forma as adjusted
	(unaudited) (in thousands, except share and per share data)
Shareholders' equity:
Common stock $0.001 par value: Authorized: 72,500,000 shares at March 31, 2007; Issued and outstanding: 2,640,852 shares at March 31, 2007; 72,500,000 shares authorized and 17,936,957 shares, issued and outstanding pro forma as adjusted	$3	$18
Series A-G Convertible Preferred stock $0.001 par value: Authorized: 35,555,951 shares at March 31, 2007; Issued and outstanding: 25,879,611 at March 31, 2007; Aggregate liquidation preference of $86,401 at March 31, 2007; 35,555,951 shares authorized and none issued and outstanding pro forma as adjusted	26	—
Additional paid in capital	70,602	128,813
Accumulated deficit	(57,392)	(57,392)

Total shareholders' equity	13,239	71,439

Total capitalization	$13,239	$71,439

        Each $1.00 increase (decrease) in the assumed initial public offering price of $13.00 per share, the mid-point of the range reflected on the cover page of this prospectus, would increase (decrease) each of additional paid-in capital, total shareholders' equity and total capitalization by approximately $4.65 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Each increase (decrease) of one million shares in the number of shares offered by us would increase (decrease) each of additional paid-in capital, total shareholders' equity and total capitalization by approximately $12.1 million, assuming that the assumed initial public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.

        The outstanding share information in the table above is as of March 31, 2007 and excludes:

  •
  1,331 shares of common stock issuable upon exercise of outstanding warrants with an exercise price of $8.38 per share that will survive completion of this offering;

  •
  723,409 shares of common stock that may be issued upon exercise of outstanding warrants with an exercise price of $4.15 per share, which expire upon completion of this offering;

  •
  1,603,886 shares of common stock issuable upon the exercise of outstanding options with a weighted average exercise price of $5.19 per share; and

  •
  346,133 shares of common stock reserved for future issuance under our 2007 Equity Incentive Plan.

DILUTION

        If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share and the proforma net tangible book value per share of our common stock after this offering. Net tangible book value per share is determined by dividing the number of outstanding shares of our common stock into our total tangible assets (total assets less intangible assets) less total liabilities. As of March 31, 2007, we had a historical net tangible book value of our common stock of $13.2 million, or approximately $5.01 per share, not taking into account the conversion of our outstanding convertible preferred stock. The proforma net tangible book value of our common stock as of March 31, 2007 was approximately $13.2 million, or approximately $1.02 per share, based on the number of shares outstanding as of March 31, 2007, after giving effect to the conversion of all outstanding convertible preferred stock into shares of common stock prior to completion of this offering.

        Investors participating in this offering will incur immediate, substantial dilution. After giving effect to the sale of common stock offered in this offering at an assumed initial public offering price of $13.00 per share (the mid-point of the range reflected on the cover page of this prospectus), after deducting estimated underwriting discounts and commissions and offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2007 would have been approximately $71.4 million, or approximately $3.98 per share of common stock. This represents an immediate increase in pro forma as adjusted net tangible book value of $2.96 per share to existing shareholders, and an immediate dilution of $9.02 per share to investors participating in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$13.00
Historical net tangible book value per share as of March 31, 2007	$5.01
Pro forma decrease in net tangible book value per share attributable to conversion of convertible preferred stock	(3.98)

Pro forma net tangible book value per share before this offering	1.02

Pro forma increase in net tangible book value per share attributable to investors participating in this offering	2.96

Pro forma as adjusted net tangible book value per share after this offering		3.98

Pro forma dilution per share to investors participating in this offering		$9.02

        Each $1.00 increase (decrease) in the assumed initial public offering price of $13.00 per share would increase (decrease) our pro forma as adjusted net tangible book value by approximately $4.65 million, or approximately $0.26 per share, and the pro forma dilution per share to investors in this offering would be approximately $8.76 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase of one million shares in the number of shares offered by us would increase our pro forma as adjusted net tangible book value by approximately $12.1 million, or $0.43 per share, and the pro forma dilution per share to investors in this offering would be $8.59 per share, assuming that the assumed initial public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, a decrease of one million shares in the number of shares offered by us would decrease our pro forma as adjusted net tangible book value by approximately $12.1 million, or $0.48 per share, and the pro forma dilution per share to investors in this offering would be $9.50 per share, assuming that the assumed initial public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and offering expenses payable by

us. The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.

        If the underwriters exercise their over-allotment option in full to purchase 750,000 additional shares of common stock in this offering, the pro forma as adjusted net tangible book value per share after the offering would be $4.31 per share, the increase in the pro forma net tangible book value per share to existing shareholders would be $3.28 per share and the pro forma dilution to new investors purchasing common stock in this offering would be $8.69 per share.

        The following table summarizes, on a pro forma basis as of March 31, 2007, the differences between the number of shares of common stock purchased from us, the total consideration and the weighted average price per share paid by existing shareholders and by investors participating in this offering at an assumed initial public offering price of $13.00 per share, the mid-point of the range reflected on the cover page of this prospectus, and before deducting estimated underwriting discounts and commissions and offering expenses payable by us:

			Total consideration
	Shares purchased
					Weighted average price per share
	Number	Percent	Amount	Percent
	(in thousands)
Existing shareholders before this offering	12,936,957	72%	$70,631	52%	$5.46
Investors participating in this offering	5,000,000	28	65,000	48	13.00

Total	17,936,957	100.0%	$135,631	100.0%

        The above discussion and tables are as of March 31, 2007 and exclude:

  •
  1,331 shares of common stock issuable upon exercise of outstanding warrants with an exercise price of $8.38 per share;

  •
  723,409 shares of common stock issuable upon exercise of outstanding warrants with an exercise price of $4.15 per share;

  •
  1,603,886 shares of common stock issuable upon the exercise of outstanding options with a weighted average exercise price of $5.19 per share; and

  •
  346,133 shares of common stock reserved for future issuance under our 2007 Equity Incentive Plan.

        The following table summarizes, on a pro forma basis as of March 31, 2007, after giving effect to the exercise of all stock options and warrants outstanding as of March 31, 2007, the differences between the number of shares of common stock purchased from us, the total consideration and the weighted average price per share paid by existing shareholders and by investors participating in this offering at an assumed initial public offering price of $13.00 per share, before deducting estimated underwriting discounts and commissions and offering expenses payable by us:

	Shares purchased		Total consideration
					Weighted average price per share
	Number	Percent	Amount	Percent
	(in thousands)
Existing shareholders before this offering	15,265,583	75%	$81,971	56%	$5.37
Investors participating in this offering	5,000,000	25	65,000	44	13.00

Total	20,265,583	100.0%	$146,971	100.0%

        The number of shares of common stock outstanding in the table above is based on the pro forma number of shares outstanding as of March 31, 2007 and assumes no exercise of the underwriters' over-allotment option. If the underwriters' over-allotment option is exercised in full, the number of shares of common stock held by existing shareholders will be reduced to 73% of the total number of shares of common stock to be outstanding after this offering, and the number of shares of common stock held by investors participating in this offering will be increased to 5,750,000 shares or 27% of the total number of shares of common stock to be outstanding after this offering.

        Effective upon the closing of this offering, an aggregate of 551,287 shares of our common stock will be reserved for future issuance under our 2007 Equity Incentive Plan and Employee Stock Purchase Plan. To the extent that any options or warrants are exercised or new options or shares are issued under our benefit plans or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering.

SELECTED FINANCIAL DATA

        The following selected financial data should be read together with our financial statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

        We derived the statements of operations data for the years ended December 31, 2004, 2005 and 2006 and the balance sheet data as of December 31, 2005 and 2006 from our audited financial statements appearing elsewhere in this prospectus. The statement of operations data for the years ended December 31, 2002 and 2003 and the balance sheet data as of December 31, 2002, 2003 and 2004 are derived from our unaudited financial statements, which are not included in this prospectus.

        The following financial data for the three months ended March 31, 2006 and 2007, and as of March 31, 2007 have been derived from our unaudited financial statements which are included elsewhere in this prospectus. Our historical results are not necessarily indicative of our future results and results for the three months ended March 31, 2007 are not necessarily indicative of results to be expected for the full year.

	Years ended December 31,					Three months ended March 31,
	2002	2003	2004	2005	2006	2006	2007
	(in thousands, except share and per share data)
	(unaudited)					(unaudited)
Statements of Operations Data:
Revenues, net	$17,360	$12,415	$4,871	$3,438	$4,252	$275	$14,464

Operating costs and expenses:
Research and development	20,648	18,875	16,132	9,049	18,881	5,914	5,309
General and administrative	2,933	3,437	2,772	2,224	2,981	692	1,938
Impairment and write-off of property and equipment	—	—	2,470	—	—	—	—

Total operating costs and expenses	23,581	22,312	21,374	11,273	21,862	6,606	7,247

Operating income (loss)	(6,221)	(9,897)	(16,503)	(7,835)	(17,610)	(6,331)	7,217
Financial income, net	807	295	253	377	656	188	254
Other income (expenses), net	(3)	(40)	17	—	(5)	(6)	(6)

Net income (loss)	(5,417)	(9,642)	(16,233)	(7,458)	(16,959)	(6,149)	7,465
Changes of Redemption Value of Series F Preferred Stock	267	468	809	(118)	638	219	(336)
Deemed dividend as a result of warrants modification	—	—	—	—	—	—	(117)
Income attributable to preferred shareholders	—	—	—	—	—	—	(6,686)

Net income (loss) to common shareholders	$(5,150)	$(9,174)	$(15,424)	$(7,576)	$(16,321)	$(5,930)	$326

Net income (loss) per share of common stock:
Basic net income (loss) per share	$(2.00)	$(3.54)	$(5.95)	$(2.91)	$(6.21)	$(2.26)	$0.12

Weighted average number of shares used in computing basic net income (loss) per share	2,583,460	2,592,411	2,594,302	2,599,781	2,628,784	2,628,784	2,637,807

Diluted net income (loss) per share	$(2.00)	$(3.54)	$(5.95)	$(2.91)	$(6.21)	$(2.26)	$0.10

Weighted average number of shares used in computing diluted net income (loss) per share	2,583,460	2,592,411	2,594,302	2,599,781	2,628,784	2,628,784	3,193,769

Proforma net income (loss) per share of common stock:
Basic net income (loss) per share pro forma (unaudited)					$(1.34)		$0.57

Weighted average number of shares used in computing basic net loss per share pro forma (unaudited)					12,685,072		12,933,912

Diluted net income (loss) per share pro forma (unaudited)					$(1.34)		$0.54

Weighted average number of shares used in computing diluted net income (loss) per share pro forma (unaudited)					12,685,072		13,489,874

	As of December 31,
						March 31, 2007
	2002	2003	2004	2005	2006
	(in thousands)
						(unaudited)
	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$34,883	$26,440	$14,549	$18,326	$19,842	$26,793
Working capital	29,766	21,699	11,415	15,537	4,637	12,298
Total assets	47,533	37,259	19,211	21,430	22,892	30,451
Deferred revenues	1,924	1,540	413	53	11,677	8,758
Redeemable convertible preferred stock	2,033	1,565	756	874	236	—
Total shareholders' equity	38,682	29,788	14,386	17,185	5,410	13,239

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations should be read together with our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. You should review the "Risk Factors" section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements described in the following discussion and analysis.

Overview

        We are a clinical-stage biopharmaceutical company focused on discovering and developing novel therapeutics based on our proprietary gene discovery science and technology, with an initial focus on RNA interference-based therapeutics for the treatment of diseases associated with oxidative stress. We believe that our insight into the molecular mechanisms underlying diseases associated with oxidative stress, combined with our ability to successfully deliver synthetic molecules of the new class of RNAi known as small-interfering RNA, or siRNA, to specific organs in the body, enables us to rapidly develop drug candidates, often directed against the same target across multiple therapeutic areas. We have two product candidates in clinical development: RTP801i-14 for the treatment of wet age-related macular degeneration and AKIi-5 for the prevention of acute renal failure. We have licensed RTP801i-14 to Pfizer on an exclusive worldwide basis. Our product candidate portfolio is based on novel targets and therapeutic concepts discovered using our BiFAR target gene discovery platform. We believe that the combination of this platform and our expertise in designing RNAi-based therapeutics will enable us to continue to advance new product candidates into clinical development.

        We have incurred significant net losses since our inception in December 1993. From inception through March 31, 2007, we have funded our operations primarily through gross proceeds of $83.0 million from the sale of equity securities and $100.0 million pursuant to our license and collaboration agreements with pharmaceutical companies. Through 2005, a substantial portion of our revenues were from our BiFAR gene discovery collaboration agreements with several pharmaceutical companies. In connection with the expiration of research funding under some of those agreements, we ceased certain of our product development efforts. In September 2006, we licensed our drug candidates that inhibit RTP801 to Pfizer, and we may seek to license our other product candidates to third parties in the future. For the next several years, we expect that our revenues will consist primarily of payments from Pfizer and any future licensees and collaborators. We have not achieved profitability and we expect to incur significant net losses over the next several years as we expand our research and development activities, advance our product candidates into later stages of clinical development, and expend resources on collaborations and other general corporate activities.

Agreement with Pfizer

        In September 2006, we granted Pfizer an exclusive worldwide license to develop and commercialize drug candidates that inhibit our proprietary target gene RTP801 through RNAi. The lead product candidate under this agreement is RTP801i-14, currently in a Phase I/IIa clinical trial for the treatment of wet age-related macular degeneration. Under the agreement, Pfizer has the exclusive right to develop drugs for both ophthalmic and non-ophthalmic indications.

        Pursuant to the agreement, Pfizer is responsible for all future pre-clinical and clinical development costs of the licensed drug candidates, as well as all regulatory filings and approvals. The parties will share oversight of development through product-specific committees, but Pfizer has ultimate decision-making authority. During a transition period, we are continuing existing pre-clinical and clinical development of certain product candidates for ophthalmic and non-ophthalmic indications, with funding by Pfizer.

        Pfizer will be responsible for manufacturing all product candidates for pre-clinical and clinical development and for commercial supply. If, however, Pfizer desires a second commercial manufacturing site, Pfizer will consider engaging us to manufacture products commercially, provided that we can competitively satisfy its manufacturing requirements. Pfizer has worldwide commercialization rights to all product candidates licensed under the agreement, but has agreed to appoint us its exclusive distributor in Israel of products developed under the agreement.

        In connection with the agreement, through March 31, 2007, Pfizer had paid us an aggregate of $26.1 million, comprised of $13.1 million in up-front fees, of which $4.4 million has been recognized as revenue, and the balance of which we anticipate will be recognized through the end of December 2007, $10.3 million in milestone payments upon the commencement of our Phase I/IIa clinical trial of RTP801i-14 for the treatment of wet age-related macular degeneration, that was fully recognized as revenue and $2.7 million in cost reimbursements that was fully recognized as revenue. The agreement provides for up to $299 million in additional development and product approval milestone payments, assuming the development and approval in all major markets of a product for two ophthalmic indications and at least one non-ophthalmic indication. Pfizer is required to pay us royalties on any sales of licensed products and up to an additional $309 million of sales-based milestone payments.

Financial Operations Overview

        The following is a description of components of our revenue and operating expenses.

        Revenues.    Our revenues are comprised of upfront and milestone payments, research and development services and cost reimbursements under license and collaboration agreements. The majority of our revenues are derived from payments and cost reimbursements received pursuant to agreements with our licensees and collaborators. We expect a significant portion of our revenues over the next two years will be pursuant to our agreement with Pfizer.

        Research and Development Expenses.    The majority of our operating expenses to date have been for research and development activities. Costs associated with our research activities and product development efforts include the following:

  •
  costs for conducting pre-clinical studies, clinical trials, and manufacturing;

  •
  employee and consultant-related expenses, which include salaries and benefits;

  •
  license fees paid to third parties for use of their intellectual property; and

  •
  facilities, depreciation and other expenses, which include direct and indirect expenses for rent and maintenance of facilities, depreciation of leasehold improvements and equipment and laboratory and other supplies.

        At any given time, we have multiple ongoing research projects. Our internal resources, employees and infrastructure are not directly tied to any individual research project and are typically deployed across multiple projects. We group projects into two major categories: "research" and "pre-clinical and clinical development." Through our clinical development programs we are developing each of our product candidates in parallel for multiple disease indications, and through our basic research activities are seeking to design potential drug candidates for multiple new disease indications. We have not therefore maintained complete cost information for each of our projects.

        We only commence tracking cost by project when we begin pre-clinical studies with respect to a particular product candidate and we start development, rather than keeping cost information from the onset of each project. The approximate costs associated with our (a) basic research programs and (b) pre-clinical and clinical development activities were as follows:

	Year ended December 31,			Period ended March 31
	2004	2005	2006	2006	2007
	(in thousands)
Pre-clinical and clinical development
RTP801i-14	$—	$—	$7,665	$1,583	$2,407
AKIi-5	—	—	6,127	2,752	1,274
AHLi-11	—	—	—	—	236
BT16	5,025	—

Total pre-clinical and clinical development	5,025	—	13,792	4,335	3,917
Research	11,107	9,049	5,089	1,579	1,392

Total research and development	$16,132	$9,049	$18,881	$5,914	$5,309

(1)
Research constitutes research costs for our early stage programs and technology development.

        Research and development expenses, including those paid to third parties, are expensed as incurred. We expect our research and development expenses to increase in the future as we continue to develop our product candidates and advance new product candidates into clinical development.

        The majority of our research and development programs are at an early stage and may not result in any approved products. Phase 1 clinical trials generally are expected to last between 12 and 18 months, Phase 2 clinical trials are expected to last between 18 and 24 months and Phase 3 clinical trials are expected to last between 24 and 42 months. The length of clinical development depends on the specific disease, patient population, time required for recruitment of patients and other factors. For product candidates that are in preclinical development, the timing of an IND filing varies significantly and is difficult to predict. Product candidates that may appear promising at early stages of development may not reach the market for a variety of reasons. Product candidates may be found to be ineffective or to cause harmful side effects during clinical trials, may take longer to advance through clinical trials than had been anticipated, may fail to receive necessary regulatory approvals and may prove impracticable to manufacture in commercial quantities at reasonable cost and with acceptable quality. As part of our business strategy we may enter into new license and collaboration agreements with third parties to complete the development and commercialization of our product candidates and it is uncertain which of our product candidates, if any, may be subject to future license and collaboration agreements. The participation of a licensee or collaborator may accelerate the time to completion and reduce the cost to us of a product candidate or it may delay the time to completion and increase the cost to us due to the alteration of our existing strategy.

        As a result of the uncertainties discussed above and those associated with clinical trial enrollment, as well as the risks inherent in the drug development process, we are unable to estimate with any certainty the duration and costs of future clinical trials or, if not already substantially underway, current clinical trials of our product candidates or when, or to what extent, we will generate revenue or receive royalties from the commercialization and sale of any of our product candidates. Any failure or delay in completing clinical trials, or in obtaining regulatory approvals, would cause our research and development expenses to increase and, in turn, have a material adverse effect on our results of operations.

        General and Administrative Expenses.    General and administrative expenses consist principally of salaries and related costs for personnel in executive, finance, accounting, business development, information technology, legal and human resources functions. Other general and administrative expenses include facility costs not otherwise included in research and development expenses, patent related costs and professional fees for legal, consulting and accounting services.

Critical Accounting Policies and Significant Judgments and Estimates

        Our management's discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as reported revenues and expenses during the reporting periods. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances. The SEC considers an accounting policy to be critical if it is important to a company's financial condition and results of operations, and if it requires the exercise of significant judgment and the use of estimates on the part of management in its application. We have discussed the selection and development of the critical accounting policies with the audit committee of our board of directors, and the audit committee has reviewed our related disclosures in this prospectus. Although we believe that our judgments and estimates are appropriate, actual results may differ from those estimates.

        We believe the following to be our critical accounting policies because they are both important to the portrayal of our financial condition and results of operations and they require critical management judgment and estimates about matters that are uncertain:

  •
  revenue recognition;

  •
  pre-clinical study and clinical trial accruals;

  •
  impairment of long-lived assets;

  •
  stock-based compensation; and

  •
  income taxes.

        If actual results or events differ materially from those contemplated by us in making these estimates, our reported financial condition and results of operations for future periods could be materially affected. See "Risk Factors" for certain matters that may affect our future results of operations or financial condition.

    Revenue Recognition

        We recognize revenue in accordance with SEC Staff Accounting Bulletin, or SAB, No. 104, Revenue Recognition in Financial Statements, or SAB 104, and Emerging Issues Task Force, or EITF, Issue No. 00-21, Revenue Arrangements with Multiple Deliverables, or EITF 00-21, and EITF Issue No. 99-19, Reporting revenue Gross Versus Net as an Agent, or EITF 99-19.

    Agreement with Pfizer

        This multiple element arrangement was analyzed to determine whether the deliverables, which include a license, participation in joint steering and research committees and performance obligations such as research services, can be separated or whether they must be accounted for as a single unit of accounting in accordance with EITF 00-21. Under our agreement with Pfizer, we granted Pfizer an exclusive worldwide license to develop and commercialize drug candidates for ophthalmic and non-ophthalmic indications. Pfizer is responsible for all pre-clinical and clinical development of all products. We share oversight of development with Pfizer through product-specific development and research committees, but Pfizer has the ultimate decision-making authority for all products. Following discussions with Pfizer's development team, we estimate the transition period under our agreement to end by January 1, 2008, the time by which we expect to complete Phase I clinical trials for opthalmic indications and complete proof of concept studies for non-ophthalmic indications. Under our agreement with Pfizer, during the transition period we are continuing existing pre-clinical and clinical development of RTP801i-14 for both ophthalmic and non-ophthalmic indications, with funding from Pfizer. We may manufacture some commercial products in the future, but only if Pfizer desires a second commercial manufacturing site. We also have the right to exclusively distribute commercial products in Israel. We are entitled to receive up-front fees, cost reimbursements, and, if the applicable milestones are achieved, development and sales-based milestone payments. The agreement provides for up to $299 million in additional development and product approval milestone payments, assuming the development and approval in all major markets of a product for two ophthalmic indications and at least one non-ophthalmic indication. Pfizer is required to pay us royalties on any sales of licensed products and up to an additional $309 million of sales-based milestone payments. We are also entitled to receive royalties on sales of licensed products in each country, until the later of the expiration of the relevant patents or ten years from the first commercial sale of the licensed product in such country.

        According to EITF 00-21, we consider whether (i) the license has stand-alone value and (ii) the fair value of any of the undelivered performance obligations can be determined. Because we cannot determine the fair value of the undelivered performance obligations, the arrangement is accounted for as a single unit of accounting and the license payments and payments for performance obligations are recognized as revenue over the estimated period of when the performance obligations are performed. In addition, revenues are recognized only when we have a contractual right to receive payments, the contract price is fixed or determinable and the collection of the resulting receivable is reasonably assured.

        Whenever we determine that an arrangement should be accounted for as a single unit of accounting, we must determine the period over which the performance obligations will be performed and revenue will be recognized. Our management estimates that our performance obligations will cease by December 2007.

        As we can reasonably estimate when the performance obligations cease or become inconsequential and the performance obligations are provided on a best-efforts basis, the total payments under the arrangement, excluding royalties and payments contingent upon achievement of substantive milestones, are recognized as revenue on a straight-line basis over the period we expect to complete our performance obligations.

        Significant management judgment is required in determining the period over which we expect to complete our performance obligations under an arrangement. In addition, as we are involved in joint steering and research committees as part of this multiple element arrangement that is accounted for as a single unit of accounting, we assess whether its involvement constitutes a performance obligation or a right to participate. Because Pfizer has acknowledged that we can be released from our joint steering and research committees at any time upon our request without penalty, such services are considered inconsequential or perfunctory and are not considered to be performance obligations.

        This collaboration agreement also contains milestone payments. During the period in which we have research performance obligations, milestone payments are considered to be substantive. Substantive milestone payments are considered to be performance bonuses that are recognized upon achievement of the milestone only if all of the following conditions are met:

  •
  the milestone payments are non-refundable;

  •
  achievement of the milestone involves a degree of risk and was not reasonably assured at the inception of the arrangement;

  •
  the amount of the milestone payment is reasonable in relation to the effort expended or the risk associated with achievement of the milestone; and

  •
  a reasonable amount of time passes between the up-front license payment and the first milestone payment as well as between each subsequent milestone payment.

        Determination as to whether a payment meets the aforementioned conditions involves management's judgment. If any of these conditions are not met, the resulting payment would not be considered a substantive milestone, and therefore the resulting payment would be considered part of the consideration for the single unit of accounting. Management reviewed the aforementioned factors and concluded that the $10.3 million milestone payment received from Pfizer in March 2007 upon the commencement of our Phase I/IIa clinical trial of RTP801i-14 for the treatment of wet age-related macular degeneration was substantive in nature. Management reached this conclusion on the basis that the milestone payment is not refundable, the commencement of the Phase I/IIa clinical trial of RTP801i-14 in the treatment of wet age-related macular degeneration involved a degree of risk and was not reasonably assured at the inception of the arrangement in September 2006, the amount of the milestone payment is reasonable in relation to the effort expended or the risk associated with commencement of this clinical trial, and approximately four months had passed from the time we entered into our agreement with Pfizer and the time the milestone was achieved, which management concluded was a reasonably sufficient amount of time. To date, we have not identified any non-substantive milestone payment. In addition, the determination that one such payment was not a substantive milestone could prevent us from concluding that subsequent milestone payments were substantive milestones and, as a result, any additional milestone payments could also be considered part of the consideration for the single unit of accounting.

        Our costs under the research and development plan with Pfizer are reimburseable, and such reimbursement of costs is recognized as revenue on a gross basis as costs are being incurred in accordance with the provisions of EITF 99-19, provided the amounts are determinable, and collection of the related receivable is reasonably assured.

    Research Collaborations with Pharmaceutical Companies

        Under these agreements, our performance obligations were provided on a best-efforts basis. The total payments under each arrangement, excluding royalties and payments contingent upon achievement of development milestones by our collaborators, were recognized as revenue on a straight-line basis over the periods in which we completed our performance obligations. Revenue was limited to the lower of the cumulative amount of payments received or the cumulative amount of revenue earned, as determined using the straight-line basis, as of the period ending dates.

        We have no further performance obligations and are not involved in our collaborators' research and development plans. We may be entitled to future milestone payments and royalties from our collaborators, depending on the progress of development of a drug candidate. Revenue from such milestone payments and royalties will be recognized when due and collection is reasonably assured.

Deferred Revenue

        Amounts received prior to of the culmination of the earnings process are recorded as deferred revenue in the accompanying consolidated balance sheets. Although we follow detailed guidelines in measuring revenue, certain judgments affect the application of our revenue policy. For example, in connection with our collaboration agreement with Pfizer, we have recorded on our balance sheet deferred revenue based on our best estimate of when such revenue will be recognized. Our deferred revenue consists of amounts that are expected to be recognized as revenue by December 31, 2007. However, this estimate is based on our operating plans as of December 31, 2006 and on our estimated performance periods under the collaboration agreement with Pfizer in which we have recorded deferred revenues. The timing of satisfying our performance obligations can be difficult to estimate. Accordingly, our estimates may change in the future. If these estimates and judgments change over the course of these agreements, it may affect the timing and amount of revenue that we recognize and record in future periods.

Accrued Research and Development Costs

        We estimate our accrued research and development costs based on our estimates of the services received pursuant to contracts with multiple research institutions and clinical research organizations that conduct and manage pre-clinical studies, clinical trials and other research activities on our behalf. The financial terms of these agreements vary from contract to contract and may result in uneven payment flows. Accrued research and development costs include the following:

  •
  fees paid to contract research organizations in connection with pre-clinical studies;

  •
  fees paid to contract research organizations and other clinical sites in connection with clinical trials; and

  •
  fees paid to contract manufacturers in connection with the production of components and drug materials for pre-clinical studies and clinical trials.

        We record accruals for these research and development costs based upon the estimated amount of work completed. All such costs are included in research and development expenses based on these estimates. Costs of setting up a pre-clinical study or clinical trial are expensed immediately. Costs related to patient enrollment in clinical trials are accrued as patients are enrolled in the trial. We only recently commenced clinical trials.

Impairment of Long-lived Assets

        We review our long-lived assets for impairment in accordance with Statement of Financial Accounting Standards, or SFAS, No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, or SFAS No. 144, whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of an asset to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset. If such asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value.

        In 2004, we ceased certain of our product development efforts due to the expiration of research funding under some of our collaboration agreements with pharmaceutical companies. Consequently, we abandoned certain property and equipment and vacated certain research facilities. As a result, we recorded a charge to the statement of operations of $2.5 million related to impairment of this property and equipment and the write-off of the outstanding balance of leasehold improvements in the facilities where lease agreements were terminated.

Stock-Based Compensation

        Through December 31, 2005, we accounted for stock-based employee compensation arrangements using the intrinsic value method in accordance with the recognition and measurement provisions of Accounting Principles Board Opinion, or APB, No. 25, Accounting for Stock Issued to Employees, or APB No. 25, and related interpretations, including the Financial Accounting Standards Board, or FASB, Interpretation, or FIN No. 44, Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB No. 25. Under APB No. 25, compensation expense is based on the difference, if any, on the date of grant between the fair value of our common stock and the exercise price of the stock option. For periods through December 31, 2005, under APB 25, the compensation cost relating to stock options was charged on the date of grant of such options, to shareholders' equity, under deferred compensation, and was thereafter amortized as expense by the straight-line method over the vesting period. We complied with the disclosure-only provisions required by Statement of Financial Accounting

Standards, or SFAS, No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation, Transition and Disclosure, an amendment to SFAS Statement No. 123, or SFAS 123.

        Under APB No. 25, we recognized stock-based compensation expense, which is a non-cash charge, for employee stock options granted in 2005 at exercise prices that, for financial reporting purposes, were determined to be below the fair value of the underlying common stock on the date of grant.

        The fair value of the common stock underlying stock options granted during this period was estimated by our board of directors with input from management based upon several factors, including progress and milestones attained in our business. In the absence of a public trading market for our common stock, our board of directors was required to estimate the fair value of our common stock. Our board of directors considered numerous objective and subjective factors in determining the fair value of our common stock at each option grant date, including the factors described below:

  •
  the common stock underlying the option involved illiquid securities in a private company;

  •
  prices of our Series A, Series B, Series C, Series D, Series E, Series F and Series G preferred stock issued by us primarily to outside investors in arm's-length transactions, and the rights, preferences and privileges of the preferred stock relative to the common stock;

  •
  our performance and the status of research and product development efforts;

  •
  developments concerning our collaborations;

  •
  the composition of and additions to the management team;

  •
  our stage of development and business strategy, including our regulatory review status with regulatory authorities; and

  •
  the likelihood of achieving a liquidity event for the shares of common stock underlying these stock options, such as an initial public offering, merger or sale of us, given prevailing market conditions.

        In connection with the preparation of the financial statements necessary for the filing of our initial public offering, we have reassessed the fair value of our common stock at option grant dates from January 2005 to the present. We did not use a contemporaneous valuation from an unrelated valuation specialist at the time of the option grants during 2005 and 2006, because we believed our board of directors' estimates of the fair value of our common stock to be reasonable and consistent with our understanding of how similarly situated companies in the biotechnology industry were valued. In addition, management's efforts at the time were focused on product development and the financial and managerial resources available to support an unrelated party valuation were limited.

        Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS No. 123(R), Share-Based Payment, or SFAS 123(R), which requires companies to measure the cost of employee services received in exchange for an award of equity instruments (typically stock options) based on the grant-date fair value of the award. The fair value is estimated using option-pricing models. The resulting cost is recognized over the period during which an employee is required to provide service in exchange for the award, usually the vesting period. Prior to the adoption of SFAS 123(R), this accounting treatment was optional and pro forma disclosures were required. In March 2005, the SEC released SEC Staff Accounting Bulletin No. 107, Share-Based Payment, or SAB 107. SAB 107 states the SEC staff's position regarding the application of SFAS 123(R) and contains interpretive guidance related to the interaction between SFAS 123(R) and certain SEC rules and regulations. SAB 107 also provides the SEC staff's views regarding the valuation of share-based payment arrangements for public companies. SAB 107 highlights the importance of disclosures made relating to the accounting for share-based payment transactions.

        We adopted SFAS 123(R) using the prospective-transition method because all prior grants were measured using the minimum value method for Statement 123 required pro forma disclosures. As such, we will continue to apply APB 25 in future periods to equity awards outstanding at the date of Statement 123(R) adoption that were measured using the minimum value method. Under this transition method, any compensation costs that will be recognized from January 1, 2006 will include only compensation cost for all share-based payments granted or modified subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of Statement 123(R). Results for prior periods have not been restated.

        In accordance with the provisions of SFAS No. 123(R), a nonpublic entity that used the minimum value method for pro forma disclosure purposes under the original provisions of SFAS No. 123 should no longer continue to provide those pro forma disclosures for outstanding awards.

        We apply SFAS No. 123(R) and Emerging Issues Task Force No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, or EITF 96-18, with respect to options and warrants issued to non-employees. SFAS No. 123(R) and EITF 96-18 require the use of option valuation models to measure the fair value of the options and warrants at the measurement date.

        In accordance with the prospective transition method, our financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R). Total employee stock-based compensation expense recognized under SFAS 123(R) for the year ended December 31, 2006 was approximately $8,000, all of which were included in research and development expenses and for the three month period ended March 31, 2007 was $102,000, $18,000 of which was included in research and development expenses and $84,000 of which was included in general and administrative expenses. Basic and diluted net loss per share for the year ended December 31, 2006 were the same for 2006 as they would have been if we had continued to account for share-based payments under APB 25.

        As of March 31, 2007, total compensation related to nonvested options not yet recognized in the financial statements is approximately $5.2 million and the weighted-average period over which it is expected to be recognized is approximately four years. We have not recognized, and do not expect to recognize in the near future, any tax benefit related to employee stock-based compensation costs as a result of the full valuation allowance on our net deferred tax assets and our net operating loss carryforwards.

    Significant Factors, Assumptions and Methodologies Used in Determining Fair Value

        Since December 2005, our board of directors determined the estimated fair value of our common stock on the date of grant based on several factors, including the price at which Series G preferred stock was issued by us to outside investors in arms-length transactions in 2006, and the rights, preferences and privileges of the preferred stock relative to the common stock, important developments relating to advancement of our technology and clinical programs, our stage of development and business strategy, the likelihood of achieving a liquidity event for the shares of common stock, such as an initial public offering or sale of our company, given prevailing market conditions, and the market prices of various publicly held life science companies and the level of broad based life science stock indices.

        As part of our preparation for our initial public offering during the first quarter of 2007, and in accordance with the valuation approaches set forth in the American Institute of Certified Public Accountants, or AICPA, Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, our board of directors reassessed, retrospectively, the fair value of our common stock in 2005 and 2006. In reassessing the fair value of our common stock, we considered numerous objective and subjective factors, including:

  •
  a third-party independent valuation report prepared by Empire Valuation Consultants, LLC;

  •
  the pricing of private sales of our preferred shares;

  •
  the comparative rights and preferences of our ordinary shares and our preferred shares;

  •
  the progression of our research and product development efforts;

  •
  significant changes, events and milestones in our business development, including the entry into significant license agreements and collaboration arrangements;

  •
  the likelihood of an initial public offering; and

  •
  the market prices and multiples of comparable publicly held biotech companies.

        The retrospective analysis utilized the following methods outlined in the AICPA Practice Aid:

        Option Pricing Model.    Because the proceeds of any liquidation event are to be divided among the holders of our preferred shares prior to the holders of our common shares, we determined that the shares of common stock have the nature of a stock option, which has a positive value only when our liquidation value exceeds the liquidation preference of our preferred shares. Accordingly, an option pricing model was used to estimate the value of our common stock. The common stock value was derived from the implied value for the company based upon the sale of our Series G convertible preferred securities at the valuation date. This approach also took into account the relative seniority, rights, liquidation preferences and conversion ratios of the convertible preferred securities, common shares and warrants as of the valuation date under scenarios of both liquidation and initial public offering.

        Discounted Future Cash Flow Method (DCF).    As a reasonableness check to the above model we performed a valuation using DCF methodology, which holds the value based on the stream of benefits investors expect to receive, the timing of such benefits and the risk borne by investors. Underlying projected cash flows that we used for DCF considered both the possibility of a successful initial public offering and the possibility that a public offering would not be accomplished.

        Based on the foregoing, we determined that the fair value of our common stock in December 2005 was $0.84 per share. The fair market value of our common stock was estimated using the option pricing model described above, with the following assumptions for December 31, 2005: a risk-free interest rate of 4.34%, dividend yield of 0%, volatility of the expected market value of our total invested capital of approximately 70% and an expected term of 3 years.

        Between December 2005 and June 2006 the following factors contributed to an increase in the valuation of our common stock:

  •
  the progression of our research and development efforts, including progress in the development of two lead product candidates. During the period we completed the pre-clinical studies for AKIi-5 and were making the preparations for filing an IND. We completed the in-life animal testing in the toxicology studies of RTP801i-14 and were awaiting the lab results; and

  •
  the progression of discussions with Pfizer.

Based on the above, we determined the fair value of one share of our common stock to be $1.885 as of June 2006.

        The valuation analysis of our common stock as of March 2007 utilized the DCF methodology and was also based on estimates provided by investment banks utilizing the market prices and multiples of comparable publicly held biotech companies. The factors considered in the valuation of our common stock included a third-party independent valuation report prepared by Empire Valuation Consultants, LLC dated as of February 28, 2007. In this report, the fair market value of our common stock was estimated under the scenario of an initial public offering not occurring, using the option pricing model described above, with the following assumptions for February 28, 2007: a risk-free interest rate of

4.55%, dividend yield of 0%, volatility of the expected market value of our total invested capital of approximately 70% and an expected term of 3 years.

        In our valuation, we considered both the possibility of a successful initial public offering and the possibility that a public offering would not be accomplished. Based on the expected probability of the occurrence of the IPO and the non-IPO scenarios, the fair value of our common stock was determined.

        The most significant factor contributing to the increased value of our common stock between June 2006 and March 2007 was our entry into the license agreement in September 2006 with Pfizer and the progress of our research and development efforts, including progress in the development of our two lead product candidates. During this period we filed an IND for AKIi-5. While we awaited FDA approval of this IND, we initiated set-up activities of the clinical trial sites. We also filed and received FDA approval for an IND of RTP801i-14, and completed the dosing of the first cohort of patients in the phase I/IIa trial.

        Based on the above, our board of directors determined the fair value of a share of our common stock to be $7.975 in March 2007.

        Stock-based compensation expense includes the fair value of each option to purchase shares of our common stock on the date of grant and is amortized over the vesting period of the underlying option, generally four years using the straight-line method. There are significant judgments and estimates inherent in the determination of the reassessed fair values. For this and other reasons, the reassessed fair value used to compute the stock-based compensation expense may not be reflective of the fair market value that would result from the application of other valuation methods, including accepted valuation methods for tax purposes.

        Stock-based compensation expense is recognized over the period of expected service by the non-employee. As the service is performed, we are required to update these assumptions and periodically revalue unvested options and make adjustments to the stock-based compensation expense using the new valuation. These adjustments may result in higher or lower stock-based compensation expense in the statement of operations than originally estimated or recorded. Ultimately, the final compensation charge for each option grant to non-employees is unknown until those options have vested or services have been completed.

    Income taxes

        We are required to calculate and account for income taxes in each jurisdiction in which we operate. This involves estimating the current tax exposure in each jurisdiction as well as making judgments regarding the recoverability of deferred tax assets. Our estimates regarding the valuation allowance for deferred tax assets require that we make significant estimates and judgments regarding our future operating results. Our ability to realize deferred tax assets depends on our future taxable income as well as limitations on their utilization. A deferred tax asset is reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. The projections of our operating results on which the establishment of a valuation allowance are based involve significant estimates regarding future demand for our products, competitive conditions, product development efforts, approvals of regulatory agencies and product costs. If actual results differ from these projections, or if our expectations of future results change, it may be necessary for us to adjust the valuation allowance. Although we believe that our estimates and judgments about the tax contingencies and valuation allowance are reasonable, actual results could differ, and we may be exposed to income tax expenses that could be material.

        We adopted the provisions of FASB Interpretation No. 48, ("FIN 48"), "Accounting for Uncertainty in Income Taxes." on January 1, 2007. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The evaluation of a tax position is a two-step process. The first step is recognition: we determine whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. In evaluating whether a tax position has met the more-likely-than-not recognition threshold, we presume that the position will be examined by the appropriate taxing authority that has full knowledge of all relevant information. The second step is measurement: a tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Differences between tax positions taken in a tax return and amounts recognized in the financial statements will generally result in one or more of the following: an increase in a liability for income taxes payable, a reduction of an income tax refund receivable, a reduction in a deferred tax asset, or an increase in a deferred tax liability. The adoption of FIN 48 did not have an impact on our results of operations or financial condition.

Results of Operations

    Comparison of Three Months Ended March 31, 2007 and March 31, 2006

        Revenue.    Revenue increased to $14.5 million for the three months ended March 31, 2007, from $275,000 for the three months ended March 31, 2006. The increase of $14.2 million resulted primarily from an increase of $14.5 million in revenue recognized in accordance with our agreement with Pfizer, offset by a decrease of $156,000 in revenue from services and a decrease of $119,000 in grants.

        Research and Development Expenses.    Research and development expenses were $5.3 million for the three months ended March 31, 2007, compared to $5.9 million for the three months ended March 31, 2006, a decrease of $605,000. This decrease resulted primarily from a decrease of $3.2 million in pre-clinical expenses, offset by an increase of $2.4 million in license expenses, primarily to Atugen, and an increase of $400,000 in salaries and related expenses.

        General and Administrative Expenses.    General and administrative expenses increased to $1.9 million for the three months ended March 31, 2007, compared to $692,000 for the three months ended March 31, 2006. This increase resulted primarily from the forgiveness of a loan to our chief executive officer and related gross up taxes in the amount of $823,000, an increase of $300,000 in salaries and related expenses.

        Net Financial Income.    Net financial income increased to $254,000 for the three months ended March 31, 2007, from $188,000 for the three months ended March 31, 2006. This increase was primarily due to an increase of our cash and cash equivalent balance and an increase in interest rates.

    Comparison of Years Ended December 31, 2005 and 2006

        Revenue.    Revenue increased from $3.4 million in 2005 to $4.3 million in 2006. This increase of $814,000 was primarily due to $3.8 million in revenue recognized in accordance with our agreement with Pfizer, offset by a decrease of $3.3 million in revenue from our research collaborations with pharmaceutical companies.

        Research and Development Expenses.    Research and development expenses increased from $9.0 million in 2005 to $18.9 million in 2006. This increase of $9.9 million was primarily due to a $7.8 million increase in pre-clinical expenses as we advanced our product candidates through pre-clinical development and increased manufacturing of materials used in our pre-clinical studies and a $2.7 million increase in license expenses primarily to Atugen and Alnylam.

        General and Administrative Expenses.    General and administrative expenses increased from $2.2 million in 2005 to $3.0 million in 2006. This increase was primarily due to $397,000 in professional costs incurred in conjunction with the consummation of our collaboration with Pfizer.

        Net Financial Income.    Net financial income increased from $377,000 in 2005 to $656,000 in 2006. This increase was primarily due to increases in our cash balances in 2006 compared to 2005 as a result of our sale of preferred stock in late 2005 and early 2006, as well as increased interest yields on cash and short-term investments.

    Comparison of Years Ended December 31, 2004 and 2005

        Revenue.    Revenue decreased from $4.9 million in 2004 to $3.4 million in 2005. The decrease of $1.5 million was primarily due to the expiration of research and development funding under agreements with certain of our research collaborators of $3.4 million, offset by $2.1 million of net revenues received from Sanwa.

        Research and Development Expenses.    Research and development expenses decreased from $16.1 million in 2004 to $9.0 million in 2005. This decrease of $7.1 million was due primarily to our decision to discontinue the development of certain products and a decrease in expenses related to the expiration of research funding periods under some of our research collaboration agreements with pharmaceutical companies. This included a decrease of $2.9 million in employee payroll and related expenses and a decrease of $2.4 million in expenses related to pre-clinical studies.

        General and Administrative Expenses.    General and administrative expenses decreased from $2.8 million in 2004 to $2.2 million in 2005. This decrease was due primarily to our decision in 2004 to discontinue the development of certain products, resulting in a decrease of $415,000 in employee payroll and related expenses and professional service fees.

        Impairment and Write-off of Property and Equipment.    In 2004, as a result of the cessation of certain of our product development efforts, we recorded a charge to the statement of operations of $2.5 million related to impairment of related property and equipment and the write-off of the outstanding balance of leasehold improvements in the facilities for which lease agreements were terminated.

        Net Financial Income.    Net financial income increased from $253,000 in 2004 to $377,000 in 2005 as a result of increased interest yields on cash and short-term investments.

Liquidity and Capital Resources

        Since inception, we have financed our operations primarily through private placements of equity securities, receiving aggregate net proceeds from such sales totaling $83.0 million and proceeds from collaboration and license agreements totaling $100.0 million. As of March 31, 2007, we had $26.8 million in cash and cash equivalents, as compared to $19.8 million, $18.3 million and $14.5 million as of December 31, 2006, 2005 and 2004, respectively. Our cash and investment balances are held in bank deposits and money market funds.

        As of March 31, 2007, we had cash and cash equivalents of $26.8 million. Net cash provided by operating activities was $7.0 million for the three months ended March 31, 2007, compared to $3.0 million net cash used in operating activities for the three months ended March 31, 2006, an increase of $10.0 million. This increase resulted primarily from proceeds from Pfizer of $11.3 million offset by funding our efforts in research and development and general and administrative expenses.

        Net cash used in investing activities was $61,000 for the three months ended March 31, 2007, compared to $303,000 provided by investing activities for the three months ended March 31, 2006, a decrease of $364,000. This decrease was due primarily to a decrease in proceeds from sale of property and equipment of $323,000.

        Net cash provided by financing activities was $24,000 for the three months ended March 31 2007, compared to $2.7 million for the three months ended March 31 2006. Net cash provided by financing activities for the three months ended March 31, 2007 consisted of proceeds from the exercise of options. Net cash provided by financing activities for the three months ended March 31, 2006 consisted of proceeds from the issuance of preferred stock and warrants of $2.7 million.

        Net cash used in operating activities was $13.5 million, $6.9 million and $3.3 million in 2004, 2005 and 2006, respectively. The use of cash in each period resulted primarily from funding our efforts in research and development, personnel-related costs and obtaining licenses to intellectual property rights. The decrease in net cash used in operating activities in 2005 compared to 2004 was primarily due to the reduction of our research and development expenses in 2005 compared to 2004. The decrease in net cash used in operating activities in 2006 compared to 2005 was primarily due to the receipt of $14.9 million pursuant to our agreement with Pfizer.

        Net cash provided by investing activities was $1.6 million, $364,000 and $378,000 in 2004, 2005 and 2006, respectively. In 2004, we vacated certain research and development facilities and as a result $1.9 million in deposits was released to us.

        Net cash provided by financing activities was $0, $10.4 million and $4.5 million in 2004, 2005 and 2006, respectively. The net cash provided by financing activities resulted primarily from the sale of preferred stock of $10.3 million and $4.5 million in 2005 and 2006, respectively.

        Based on our current operating plans, we estimate that our existing capital resources, funds to be received pursuant to our agreement with Pfizer and the net proceeds from this offering, together with interest thereon, will be sufficient to meet our financial obligations through the first half of 2009.

        We will need to raise additional funds to support our operations, and such funding may not be available to us on acceptable terms, or at all. If we are unable to raise additional funds when needed, we may not be able to continue development of our product candidates or we could be required to delay, scale back or eliminate some or all of our development programs and other operations. We may seek to raise additional funds through public or private financing, strategic partnerships or other arrangements. Any additional equity financing may be dilutive to shareholders and debt financing, if available, may involve restrictive covenants. If we raise funds through collaborative or licensing arrangements, we may be required to relinquish, on terms that are not favorable to us, rights to some of our technologies or product candidates that we would otherwise seek to develop or commercialize ourselves. Our failure to raise capital when needed may harm our business and operating results.

    Contractual Obligations

        Our future contractual obligations at March 31, 2007 were as follows:

	Payments due by period
Contractual Obligations
	Total	<1 Year	1-3 Years	3-5 Years	Thereafter
	(in thousands)
Operating lease obligations	$640	$407	$233	$—	$—
Other obligations(1)	1,193	1,193	—	—	—

Total	$1,833	$1,600	$233	$—	$—

(1)
Consists of commitments to third parties, but does not include obligations that are cancellable.

        The table above reflects only payment obligations that are fixed and determinable. We also have contractual payment obligations, the amount and timing of which are contingent upon future events. Significant contingent payments related to licensing and other arrangements not included in the contractual obligations table above are as follows:

  •
  Under our December 2004 collaboration agreement with Atugen, we are required to pay Atugen a percentage of our receipts from Pfizer under our license agreement with Pfizer, including milestone and royalty payments, but excluding payments specifically committed to cover research and development costs. The timing and amount of these receipts from Pfizer, if any, and therefore the corresponding payments to Atugen, are contingent on the achievement of milestone and other events and cannot be estimated with any certainty. Under our April 2005 option and license agreement with Atugen, we may also exercise an option to license certain target genes from Atugen, subject to payment of an option fee of either €50,000 or €100,000 and an exercise fee of either €250,000 or €500,000, depending in each case on whether the licensed patents have been issued. In addition to the option fee payments, we would be required to make development milestone payments based on the progress of clinical trials and regulatory approval, and royalties on any sales of any licensed products for which we have exercised an option. The amount and timing of these milestone and royalty payments, if any, are contingent and cannot be estimated with any certainty.

  •
  Under our September 2006 license agreements with Alnylam Pharmaceuticals, Alnylam granted us non-exclusive worldwide licenses under three families of patents and patent applications it owns or controls. The agreements provide for payment by us to Alnylam of annual maintenance fees totaling approximately $72,000, and as of March 31, 2007 up to $7.3 million in contingent development and product approval milestone payments, which are not included in the above table. We will also be required under the license agreements to pay Alnylam royalties on any sales by us or our sublicensees. Under the license agreement we entered into with Pfizer, Pfizer will partially reimburse our payments to Alnylam. The amount and timing of these milestone and royalty payments, if any, are contingent, and cannot be estimated with any certainty.

  •
  In September 1999, we entered into an exclusive worldwide license with the University of Illinois related to the therapeutic inhibition of p53 and small molecule p53 inhibitors for all uses and indications. Under the agreement, we are required to pay the university a future royalty based on our sales of products incorporating the licensed intellectual property, if any, and a share of any sublicensing revenues, including milestones and royalties, if any, received from sublicensees. These payments by us to the university, if any, are contingent and cannot be estimated with any certainty.

  •
  In December 2004, we sublicensed certain rights in BT16 to Sanwa, and concurrently entered into an agreement with Syndrome X Ltd. whereby it agreed to license its rights to us for the sole purpose of granting a sublicense of such rights in certain countries to Sanwa. Under the license, Syndrome X is entitled to receive a portion of any revenues that the we may receive pursuant to our sub-license agreement with Sanwa. The timing and amount of revenue under the sublicense agreement, if any, and the amount and timing of any corresponding payment by us to Syndrome X, are contingent and cannot be estimated with any certainty.

    Off-Balance Sheet Arrangements

        We do not have any off-balance sheet arrangements or relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities.

Recent Accounting Pronouncements

        In July 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes. FIN 48 defines the threshold for recognizing the benefits of tax return positions in the financial statements as "more-likely-than-not" to be sustained by the taxing authority. The recently issued literature also provides guidance on derecognition, measurement and classification of income tax uncertainties, along with any related interest and penalties. FIN 48 also includes guidance concerning accounting for income tax uncertainties in interim periods and increases the level of disclosures associated with any income tax uncertainties. FIN 48 is effective for fiscal years beginning after December 15, 2006. The differences between the amounts recognized in the statements of financial position prior to the adoption of FIN 48 and the amounts reported after adoption will be accounted for as a cumulative-effect adjustment recorded to the beginning balance of retained earnings. We have adopted FIN 48 at

January 1, 2007. The adoption of FIN 48 did not have an impact on our results of operation or financial position.

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, or SFAS 157. SFAS 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. We are currently evaluating the effect that the adoption of SFAS 157 will have on our financial position and results of operations.

        In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, or SFAS 159. SFAS 159 permits companies to choose to measure certain financial instruments and certain other items at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS 159 will be effective for us beginning in the first quarter of fiscal year 2008, although earlier adoption is permitted. We are currently evaluating the impact that SFAS 159 will have on our consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

    Interest Rate Risk

        We are exposed to market risk related to changes in interest rates primarily from our investments in certain short-term investments. Our current investment policy is to maintain an investment portfolio through highly rated financial institutions in Israel and the United States, primarily in money market funds. While our cash and investment balances will increase upon completion of this offering, we will maintain an investment portfolio consisting mainly of U.S. money market and government grade securities, directly or through managed funds. We do not utilize derivative financial instruments, derivative commodity instruments or other market risk-sensitive instruments to manage exposure to interest rate changes. Accordingly, we believe that, while the securities we hold are subject to changes in the financial standing of the issuer of such securities, we are not subject to any material risks arising from changes in interest rates.

    Exchange Rate Risk

        We do not use derivative financial instruments and have no foreign exchange contracts. We are exposed to market risk associated with exchange rate movements of the U.S. dollar, our functional and reporting currency, against the New Israeli Shekels. We expect to derive substantially all of our revenues in U.S. dollars. However, the majority of our Israeli subsidiary's expenses are denominated in New Israeli Shekels, and we anticipate that a material portion of our Israeli subsidiary's expenses will continue to be denominated in New Israeli Shekels. If the U.S. dollar weakens against the New Israeli Shekels, we will experience a negative impact on our results of operations. Historically, the effect of fluctuations in currency exchange rates has had a low impact on our consolidated operations. We periodically assess the applicability of the U.S. dollar as our functional currency by reviewing the salient indicators. Neither a 10% increase nor decrease from current exchange rates would have a material effect on our operating results or financial condition.

BUSINESS

Overview

        We are a clinical-stage biopharmaceutical company focused on discovering and developing novel therapeutics based on our proprietary gene discovery science and technology, with an initial focus on RNA interference-based therapeutics for the treatment of diseases associated with oxidative stress. We believe that our insight into the molecular mechanisms underlying diseases associated with oxidative stress, combined with our ability to successfully deliver synthetic molecules of the new class of RNAi, known as small-interfering RNA, or siRNA, to specific organs in the body, enables us to rapidly develop drug candidates, often directed against the same target across multiple therapeutic areas. We have two product candidates in clinical development: RTP801i-14 for the treatment of wet age-related macular degeneration and AKIi-5 for the prevention of acute renal failure. We have licensed RTP801i-14 to Pfizer on an exclusive worldwide basis. Our product candidate portfolio is based on novel targets and therapeutic concepts discovered using our BiFAR target gene discovery platform. We believe that the combination of this platform and our expertise in designing RNAi-based therapeutics will enable us to continue to advance new product candidates into clinical development.

        RTP801i-14 is in Phase I/IIa development for the treatment of wet age-related macular degeneration. RTP801i-14 is a stabilized, chemically modified siRNA that inhibits our proprietary target RTP801, a gene we believe plays a significant role in wet age-related macular degeneration. We have licensed RTP801i-14 to Pfizer on an exclusive worldwide basis. Pfizer will be responsible for development in collaboration with us and is required to make payments to us upon achievement of development and commercialization milestones, as well as pay us royalties from sales of any approved products. Our second siRNA product candidate, AKIi-5, is currently in a Phase I trial for the prevention of acute renal failure, through the systemic delivery of AKIi-5 in patients undergoing major cardiac surgery. Based on publicly available information, we believe that this is the first human clinical trial involving the systemic delivery of siRNA. In addition, in the second half of 2007, we expect to file an IND for AHLi-11, the same siRNA molecule as AKIi-5, for the prevention of acute hearing loss.

        Our insight into the pathogenesis of diseases associated with oxidative stress, combined with our proprietary targets and our solution to siRNA delivery, led us to select siRNA as the modality for our first clinical programs. We believe that RNAi offers great therapeutic promise due to its ability to selectively silence disease-causing genes or proteins. We believe that our integrated discovery and development approach is particularly well-suited to RNAi-based therapeutics and is based on the following three main capabilities:

  •
  Identifying clinically attractive drug targets using our BiFAR discovery platform. Using our BiFAR discovery platform, we have identified and validated many gene and protein targets for diseases, including diseases associated with oxidative stress. We focus on diseases expressed in organs where we have successfully delivered our siRNA molecules.

  •
  Selection of diseases associated with oxidative stress across several therapeutic areas for the same target. We believe that our focus on diseases associated with oxidative stress, which share common molecular mechanisms, will enable us to more quickly identify drug candidates capable of treating multiple diseases based on proprietary targets common to diseases in different organs of the body. For example, we have demonstrated in pre-clinical models that inhibition of the RTP801 gene has beneficial therapeutic effects in various diseases associated with oxidative stress, such as wet age-related macular degeneration and chronic obstructive pulmonary disease. We have licensed to Pfizer the right to develop and commercialize drug candidates that inhibit RTP801 in both these indications. Furthermore, we have also demonstrated that temporary and reversible inhibition of the gene p53 limits the injury caused by oxidative stress in the kidney and in the inner ear, and thus is potentially useful for the treatment of acute renal failure and acute hearing loss.

  •
  Designing and modifying our siRNA molecules to enable successful local or systemic delivery. We believe we have potentially addressed a major challenge to the effective delivery of siRNA. For example, in pre-clinical models we have successfully delivered siRNA molecules to the back of the eye, inner ear, tubules of the kidney, inner lung and spinal cord, demonstrating both local and systemic delivery. In addition, we have successfully suppressed target genes using siRNA molecules in the back of the eye, tubules of the kidney and the spinal cord. We select the route of delivery that is clinically relevant for the given organ.

        We develop our product candidates using our BiFAR target gene discovery platform. This platform directly identifies clinically relevant critical genes and proteins that are responsible for certain disease traits. BiFAR works by high throughput, genome-wide functional screening of inhibitory elements, such as siRNA, that block activity of key components of pathologic cell responses and thus reverse the disease traits, or disease phenotype. Our BiFAR discovery platform is the basis for several collaboration agreements with pharmaceutical companies and has generated many innovative targets potentially suitable to create drugs to treat a wide range of diseases. We believe that BiFAR is a validated technology platform that could be further used to identify novel targets across multiple therapeutic areas and enables us to address these targets with a variety of therapeutic modalities, including biologics and small molecules.

        We believe we have a solid intellectual property position relating to the development and commercialization of our product candidates. We seek patent protection in the United States, Europe and selected other jurisdictions for our product candidates, delivery methodologies, target genes and our proprietary discovery technology. As of March 25, 2007, we owned 20, and exclusively licensed 10, granted U.S. and European patents. We also owned over 170, and exclusively licensed over 25, patent applications in the United States and elsewhere. In addition, we have in-licensed several patents and patent applications relating to RNAi technology.

RNAi Overview

        RNA interference, or RNAi, is a recently discovered process that occurs naturally within cells and selectively silences the activity of specific genes. Genes are the basic units of inheritance. Each gene consists of a defined segment of a substance known as deoxyribonucleic acid, or DNA. Genes provide cells with instructions for producing proteins encoded by them. Many human diseases are caused by the abnormal behavior of proteins. A particular protein may, for example, be present in too great a quantity, be too active or appear in the wrong place or at the wrong time. In these circumstances, the ability to stop or reduce production of the protein by selectively silencing the gene that directs its synthesis could be very beneficial in the treatment of disease. Harnessing the natural phenomenon of RNAi holds potential for the development of a new class of drugs applicable to a wide range of diseases that result from undesirable protein production or viral replication.

        The DNA molecule is double-stranded, composed of two complementary strands of building blocks called nucleotides. The information in DNA is translated into proteins with the help of another substance called messenger ribonucleic acid. While the predominant form of RNA is a single-stranded molecule, cells also contain fragments of double-stranded RNA. Double-stranded RNA is processed into small fragments called small-interfering RNA, or siRNAs, that act as guides for the sequence-specific silencing of target genes. This occurs when the guide strand siRNA connects with a messenger RNA molecule having complementary nucleotide sequences and thereby induces its degradation, thus silencing the corresponding target gene. The potential application of the RNAi process for drug development was significantly advanced when it was shown in animal models that the introduction of synthetic siRNAs complementary to the target gene would silence this gene.

        We believe that RNAi-based therapeutics have potentially significant advantages over traditional therapies, including the following:

  •
  Broad Applicability.  RNAi-based drugs can potentially treat any disease or condition for which an abnormal gene function or a viral agent is identified as the cause of, or as an essential contributing factor to, the disease. Importantly, included are diseases in which the protein causing the disease cannot be targeted effectively by existing drug classes, such as small molecules or monoclonal antibodies, due to poor accessibility of the target protein.

  •
  Safety and Therapeutic Precision.  Because RNAi is a naturally occurring process and because natural siRNA consists of nucleic acids, siRNA drugs metabolize into naturally occurring and safe building blocks. RNAi-based drugs may reduce or avoid some of the side effects associated with traditional small molecule drugs, as they can be designed to selectively inhibit expression of disease-associated target genes, with minimal interference with other genes in the body.

  •
  Inherent Potency.  RNAi-based drugs may have a higher potency than certain small molecule drugs because one siRNA molecule may trigger destruction of multiple target messenger RNA molecules, thus potentially blocking the synthesis of many protein molecules.

  •
  Shortened and Simplified Drug Discovery Timelines.  When a target gene is identified, the siRNA drug candidate is rationally designed for the sequence-specific silencing of that gene. This standard process typically takes a number of months and results in the identification of a drug candidate ready for animal studies. In contrast, the identification of small molecule drug candidates is expensive and time-consuming, involving multiple cycles of both challenging chemical synthesis design and testing, and often takes years.

        To date, major challenges in the development of RNAi-based therapeutics have been delivery and stability:

  •
  Delivery.  Delivery of RNAi-based therapeutics is generally more challenging than traditional small molecule or antibody delivery due to the very fast degradation and excretion of siRNA from the body. In addition, the siRNA needs to overcome multiple tissue barriers to get inside the target cells where it elicits its biological activity. Systemic delivery of a chemically synthesized siRNA to the tissue and cell relevant to the disease in a specific organ in the body is particularly challenging. Therefore, a delivery system capable of transporting a siRNA molecule, protected chemically from rapid degradation and excretion, through physical barriers within the body to the target tissue while enhancing cellular uptake of the siRNA molecule, is key to the success of therapeutic applications of siRNA drugs.

  •
  Stability.  To date, one of the major limitations of RNAi has been the instability of unmodified siRNAs, which generally break down rapidly in the body. This degradation restricts the duration and magnitude of their potential therapeutic activity. Effective drugs need to be stable in body fluids and in cells to ensure an adequate therapeutic response. Chemically modified siRNA must achieve an optimal balance between stability and low toxicity as the safety profile of siRNA therapeutics depends on the fact that they can be easily degraded by the body into naturally occurring building blocks.

Our Approach

        Our integrated siRNA discovery and development strategy is based on the following main capabilities:

  •
  Identifying clinically attractive target genes and proteins using our BiFAR platform, that when inhibited, reverse disease phenotypes;

  •
  Harnessing our insight into the pathogenesis of diseases associated with oxidative stress in various organs of the body to generate drug candidates that may be active across multiple therapeutic areas, focusing on diseases representing significant unmet medical needs; and

  •
  Delivering our modified siRNA molecules either locally or systemically to the appropriate diseased organs and cells in the body.

        We believe that our siRNA drug candidates meet the primary challenges of RNAi-based therapeutics development:

        Delivery.    In pre-clinical studies, we have successfully delivered our siRNA candidates locally and systemically to target cells in various organs of interest including the back of the eye, inner ear, tubules of the kidney, inner lung and spinal cord.

        Stability.    Our siRNA drug candidates have a chemically modified, stabilized structure and properties that we believe offer significant advantages over standard siRNAs. We chemically modify our drug candidates with a naturally occurring nucleotide, which neither produces toxic metabolites nor elicits unwanted cellular responses. We have shown in pre-clinical studies of both systemic and local delivery, that our siRNA drug candidates had a good safety profile at dose levels well above the proposed clinical range. In addition, we believe we have demonstrated in vitro and in vivo stability of our drug candidates, with the drug persisting for just the sufficient time for it to exert its desired action.

        Our pipeline generation methodology is schematically shown below:

        We begin by identifying indications we view as attractive due to our ability to successfully deliver our siRNA molecules to the target organ and cells, and we select the route of administration that is clinically relevant for drug delivery to a given organ. From the potential indications, we select those associated with oxidative stress since it is the main pathogenic feature of numerous diseases in various organs. This allows us to potentially use one siRNA for multiple indications. For example, we believe that RTP801i-14 may be useful for the treatment of not only wet age-related macular degeneration but also of additional eye diseases such as macular edema, or diabetic macular edema, the swelling of the retina in conditions such as diabetes mellitus, or of diabetic retinopathy, the most common eye disease associated with diabetes. We focus on diseases that represent an unmet medical need with significant market potential. We then utilize our pool of proprietary target genes previously identified by our BiFAR platform as essential for diseases associated with oxidative stress to identify potential siRNA candidates that inhibit these specific target genes. As a next step, we synthesize stabilized siRNA molecules selected by our proprietary software and we test their activity in cell culture in vitro and in vivo animal models of each disease. This process typically takes only a few months for each disease. The outputs of this process are novel siRNA drug candidates that inhibit our newly selected target gene and hence are potential drugs for the selected indications in each organ. We believe that this approach has the potential to generate several new IND applications in the coming years, for new indications for existing drug candidates and for new drug candidates.

Our Product Candidates

        Our current product pipeline includes siRNA drug candidates targeting diseases associated with oxidative stress that represent significant unmet medical needs. In addition, our small molecule drug candidate BT16 is in development for dyslipidemia in Japan by our sublicensee, Sanwa. The following table sets forth the status of our product pipeline:

Product Candidate	Indication	Status	Commercialization Rights
RTP801i-14	Wet Age-related Macular Degeneration	Phase I/IIa ongoing (completion expected 2H 2007)	Pfizer (Worldwide)
AKIi-5	Acute Renal Failure	Phase I ongoing (completion expected 2H 2007)	Quark (Worldwide)
AHLi-11	Acute Hearing Loss	Pre-clinical studies (IND expected to be filed 2H 2007)	Quark (Worldwide)
CTPi-1	Chronic Obstructive Pulmonary Disease	Pre-clinical studies	Pfizer (Worldwide)
BT16	Dyslipidemia	Clinical trials in Japanese population expected to be initiated in 2007	Sanwa (Japan, South Korea, China and Taiwan); Syndrome X (Rest of World)
Pipeline siRNAs and Antibodies		In vivo proof-of-concept studies	Quark (Worldwide)

    RTP801i-14 for Wet Age-Related Macular Degeneration

        The Drug Candidate.    RTP801i-14 is a synthetic, chemically modified siRNA molecule designed to inhibit the expression of the gene RTP801. Using our BiFAR platform, we discovered the gene RTP801 and identified it as hypoxia-inducible gene, which is a gene that is only activated and produces proteins under conditions of lack of, or reduced, oxygen supply, and as a likely major factor in the induction of various diseases associated with oxidative stress. In September 2006, we exclusively licensed RTP801i-14 to Pfizer for all ophthalmic indications, and are collaborating with them in the development of the drug candidate.

        Disease Background and Market Opportunity.    Age-related macular degeneration is the leading cause of central vision loss in the elderly. Age-related macular degeneration occurs when the light sensing cells in the central portion of the retina, called the macula, malfunction and over time cease to work. Wet age-related macular degeneration is the more severe form of the disease and accounts for approximately 10% of all age-related macular degeneration cases, yet it causes approximately 90% of blindness associated with age-related macular degeneration. Wet age-related macular degeneration occurs when abnormal blood vessels grow through a process known as neovascularization, or angiogenesis, in the layer of the vascular system immediately behind the retina, called the choroid. This growth is known as choroidal neovascularization and damages the macula. These new blood vessels are weak and leak blood and fluid under the retina. This process causes damage to the retina resulting in impaired vision, blind spots and eventually blindness. Of the 15 million Americans with some form of age-related macular degeneration, close to 1.8 million adults 40 years and older have been diagnosed with the more rapidly progressive wet age-related macular degeneration with associated vision loss, and 200,000 new cases of wet age-related macular degeneration are diagnosed each year, according to National Eye Institute data. The National Eye Institute estimates that the number of people with wet age-related macular degeneration in the United States will increase by 50% to 2.95 million by 2020.

        Limitations of Current Therapy.    Current treatments for wet age-related macular degeneration generally slow further vision impairment, and only significantly improve vision in a minority of cases. Treatment options that attempt to control the abnormal blood vessel growth and leaking associated with wet age-related macular degeneration include laser photocoagulation and photodynamic therapy, as well as the angiogenesis inhibitor drugs Lucentis, the standard-of-care treatment, and Macugen. Current non-drug therapies utilize a laser to limit the growth of abnormal blood vessels but have been shown to be destructive to the ocular tissues. Lucentis and Macugen are inhibitors of the angiogenic growth factor, vascular endothelial growth factor, as are most of the drug therapies currently in development. According to published data, in its pivotal clinical trials, Lucentis significantly improved vision in 29% to 40% of patients treated. Other currently available treatments have not been shown to restore a significant portion of lost visual acuity. Furthermore, localized side effects, including inflammation resulting primarily from intravitreal injection, or injection into the back of the eye, are reported in patients being treated with anti-vascular endothelial growth factor drugs.

        Given the limitations of current treatments, we believe that there is a significant need for additional treatments to improve the rate of visual gain, as well as permit less frequent intravitreal injections than the currently used regimen of one injection every four weeks for Lucentis or six weeks for Macugen.

        Pre-clinical Studies.    We have conducted pharmacology studies of RTP801i-14 in the mouse laser-induced model of choroidal neovascularization, an accepted wet age-related macular degeneration model. In these studies, RTP801i-14 appeared to possess the following properties:

  •
  It specifically inhibited expression of RTP801 in the choroid;

  •
  It inhibited both abnormal blood vessel growth and leakage in a dose-dependent manner. Furthermore, in a side-by-side comparison, the magnitude of RTP801i-14's effect on blood vessel growth and its dose response behavior was better than that produced by Macugen and an antibody that inhibits mouse vascular endothelial growth factor;

  •
  It acted synergistically in combination with Macugen and with an antibody that inhibits mouse vascular endothelial growth factor to prevent both neovascularization and vessel leakage. These results indicate that it acts through a different pathway than anti-vascular endothelial growth factor drugs;

  •
  It exhibited anti-apoptotic activity that is not exhibited by the anti-vascular endothelial growth factor drugs; and

  •
  It exhibited significantly better anti-inflammatory properties compared to anti-vascular endothelial growth factor drugs in a side-by-side comparison.

        The potential efficacy seen in the mouse model was further confirmed in a monkey laser-induced choroidal neovascularization model of wet age-related macular degeneration.

        Our pre-clinical studies demonstrated that RTP801i-14 mediated the inhibition of the reduced oxygen or hypoxia-induced stress response pathways involving the RTP801 gene, indicating that it may be beneficial in the context of wet age-related macular degeneration-type pathology in the eye. In addition, this different mechanism of action is independent of, and potentially complementary to, those associated with the existing anti-vascular endothelial growth factor therapies. In addition, RTP801i-14 has showed anti-inflammatory activity, which may increase its therapeutic potential since inflammation is now considered to play a significant part in the pathogenesis of the disease. The anti-inflammatory effect of RTP801i-14 may also contribute to a reduction in the rate of the inflammation, which is inherently associated with intravitreal injection.

        In our pre-clinical studies, RTP801i-14 was resistant to degradation in body fluids. Based on these studies, we believe that RTP801i-14 delivered locally (i.e., intravitreal) will persist for several weeks, suggesting that relatively infrequent dosing may be possible in humans. Following intravitreal injection in animals we did not observe any significant systemic exposure, demonstrating a favorable distribution profile combining the desired prolonged local exposure with the desired limited systemic exposure. We therefore believe that RTP801i-14 has little potential for systemic effects in humans. In pre-clinical toxicology studies, a low frequency of mild and reversible ocular inflammation was observed. This inflammation did not increase in severity at higher doses.

        Phase I/IIa Clinical Trial.    Under our agreement with Pfizer, we are conducting a multi-center Phase I/IIa, open-label, dose-escalation clinical trial of a single intravitreal injection of RTP801i-14 in up to 42 patients with choroidal neovascularization at up to six sites. Patients are enrolled in dose cohorts of three to six patients each. Up to six additional patients may be treated at the highest dose of the cohort or the maximum tolerated dose achieved in the cohort, if lower. The primary objectives of the trial are to determine the safety, tolerability, dose-limiting toxicities and pharmacokinetics of RTP801i-14. As the trial is conducted in patients, secondary objectives include determination of the changes in visual acuity after administration of RTP801i-14. Although change in visual acuity can indicate clinical activity of the drug candidate, the trial is not designed to measure clinical activity in a statistically significant manner. We have successfully completed dosing of the first cohort of patients in this trial, with no drug-related adverse events noted in this cohort. Accordingly, a higher dose will be administered to the next cohort of patients.

        We expect to complete dosing and initial follow-up on all patients in this trial in the second half of 2007. Depending on the results of this initial follow-up, we expect to initiate a dose-ranging Phase II clinical trial measuring RTP801i-14 clinical activity.

    AKIi-5 for Acute Renal Failure

        The Drug Candidate.    AKIi-5 is a synthetic, chemically modified siRNA molecule designed to temporarily inhibit the expression of the human gene p53. The primary indication for which we intend to develop AKIi-5 is the prevention of acute renal failure in patients undergoing major cardiovascular surgery.

        Disease Background and Market Opportunity.    Acute renal failure is a syndrome characterized by a rapid decline of kidney function leading to death in a high percentage of cases. Major cardiac surgery is one of the many causes of acute renal failure. During cardiac surgery, lack of oxygen caused by reduced local blood flow to the kidneys, followed by rapid reintroduction of oxygen, or reperfusion, to the kidneys upon removal of the patient from cardiopulmonary bypass, initiates a chain of events that can lead to acute renal failure.

        According to American Heart Association estimates, of the over 6.8 million inpatient cardiovascular operations and procedures performed yearly in the United States, more than 700,000 are major adult cardiac surgery procedures, including over 500,000 coronary artery bypass graft procedures. At least 40% of patients undergoing cardiac surgery are at a moderate to high degree of risk for developing acute renal failure, according to a published study. In this study, the incidence of acute renal failure ranged from 1.8% to 22.1% in patients with a moderate to high degree of risk for developing acute renal failure. The mortality rate following onset of acute renal failure was reported to reach 88% in cardiac surgery patients in one published study. A retrospective study has shown that hospital costs for serious diseases complicated by acute renal failure are significantly higher than for non-acute renal failure admissions, particularly when patients are on renal dialysis during the acute renal failure episode. Reported cost increases include 150% for complicating acute renal failure without dialysis and up to 500% for complicating acute renal failure with dialysis.

        Limitations of Current Therapy.    Currently, there are no approved drug therapies that effectively prevent or treat acute renal failure. Generally, the goals of currently available treatments are to correct or treat the underlying condition of kidney failure and support patients with renal replacement, such as dialysis, until their kidneys have healed and can function properly. However, despite the use of aggressive dialysis regimens, the mortality rate, particularly in post surgery patients, remains high.

        Pre-clinical Studies.    We have conducted pre-clinical studies in rats and monkeys. Rats treated with a single bolus injection of AKIi-5 were significantly protected from ischemia/reperfusion-induced acute kidney injury. In the rat studies, AKIi-5 was most efficacious when administered within a well-determined time window of hours post injury, and effectively prevented the development of acute renal failure. Our pharmacokinetic, distribution, and toxicity studies in rats and monkeys indicate that AKIi-5 appears to have a favorable safety profile and has a relatively short residence time in the kidney. In these studies, AKIi-5 accumulated rapidly and predominantly in the kidneys, specifically in proximal tubules, following intravenous administration. In the studies, the chemical structure, which is common to our siRNAs, was resistant to degradation in body fluids. AKIi-5 was shown to be safe at all doses that were tested in these studies, with little or no systemic exposure outside the kidney. In addition, the duration of the p53 inhibitory effect in the studies was desirably short in all tissues tested.

        Phase I Clinical Trial.    The FDA has recently accepted our application to initiate a Phase I clinical trial of AKIi-5 in patients undergoing major cardiac surgery. Based on publicly available information, we believe that this is the first human clinical trial involving the systemic delivery of siRNA. This trial is a multi-center, single-blind, placebo controlled, dose-escalation Phase I trial assessing the safety and pharmacokinetics of AKIi-5 administered intravenously as a single dose to patients undergoing major cardiac surgery. Up to 16 patients will be enrolled in this trial in a number of centers in the United States and Israel. We expect to complete this trial in the second half of 2007. Depending on the results of this trial, we expect to initiate a dose-ranging Phase II clinical trial measuring AKIi-5 clinical activity.

    AHLi-11 for Acute Hearing Loss

        The Drug Candidate.    The active ingredient of AHLi-11 is a synthetic, chemically modified siRNA that is a temporary and reversible inhibitor of p53, and is the same active ingredient as in AKIi-5.

        Disease Background and Market Opportunity.    Hearing loss is a major problem in the United States and throughout the world and is an under-diagnosed and under-treated health issue. An estimated 28 million Americans have some degree of hearing loss, according to the National Center on Hearing Assessment and Management.

        Most types of hearing loss arise from damage to, or loss of, sensory cells in the ear, known as cochlear hair cells, or their associated neurons due to hereditary or environmental causes, or a combination of the two. This type of hearing loss is called sensorineural hearing loss and it represents the largest market segment, with an estimated 17 million Americans affected. Sensorineural hearing loss can be a result of several conditions, including aging and chronic or acute noise exposure (acoustic trauma), which together cause a majority of sensorineural hearing loss, as well as ototoxicity-induced hearing loss, which is caused by exposure to certain chemotherapeutic agents, such as cisplatin and carboplatin, and certain classes of antibiotics, such as aminoglycoside antibiotics, an example of which is gentamycin. In all these conditions, similar molecular mechanisms, most likely associated with oxidative stress and stress response, are suspected to trigger death of cochlear hair cells by apoptosis or natural, programmed cell death. We believe cisplatin-induced ototoxicity is particularly suitable for relatively rapid drug development since a high percentage of cisplatin treated patients suffer some degree of hearing loss.

        Limitations of Current Therapy.    At present, no therapeutic means are available by which cochlear damage can be prevented or reversed. The principal way to preserve what is left of a patient's hearing is the use of hearing aids to amplify sounds at pre-set frequencies and cochlear implants to stimulate the cochlear nerve. It is estimated, however, that only 25% of the Americans who could be potentially helped by hearing aids actually use the devices, according to the National Center on Hearing Assessment and Management. Corticosteroids are used in the management of several inner ear disorders; however, there are no well-controlled studies showing that this approach is indeed efficacious. No therapies are currently available to treat or prevent acoustic trauma or cancer therapy-induced ototoxicity. Furthermore, for many cancer patients, physicians frequently prescribe sub-optimal chemotherapy regimens in order to prevent hearing loss.

        Pre-clinical Studies.    We have applied siRNA to both the round window membrane of rat and chinchilla inner ears and to the middle ear of monkeys via an injection through the eardrum. We have demonstrated delivery of siRNA into target cells along with its persistence in the cochlear hair cells for at least 15 days. AHLi-11 appears to protect cochlear hair cells from apoptotic cell death induced by the chemotherapeutic agent carboplatin in a chinchilla model. It was previously shown that our small molecule temporary p53 inhibitor, Pifithrin-alpha, is able to suppress p53 and protects cochlear and vestibular hair cells from cisplatin-induced apoptosis in the ex vivo system. In the chinchilla study, AHLi-11 also protected cochlear hair cells from acoustic trauma-induced apoptosis and attenuated hearing loss.

        Development Status.    Using the pre-clinical package that has been prepared for AKIi-5, with additional studies specific to AHLi-11, we believe that we will be able to file an IND with the FDA for AHLi-11 for the prevention of cisplatin-induced hearing loss in the second half of 2007. We are initially targeting the acute hearing loss segments, in which the agent that we develop will be administered prior to or shortly after exposure to an ototoxic agent. The disease endpoints in hearing loss prevention are well characterized, and the outcome of the treatment is generally known within two to five days following cisplatin treatment. Since the hearing loss is bilateral but only one ear is treated during a clinical trial, each patient serves as his or her own control.

    CTPi-1 for Chronic Obstructive Pulmonary Disease

        The Drug Candidate.    CTPi-1 is a synthetic, chemically modified siRNA molecule designed to inhibit the proprietary target RTP801. In 2006, we exclusively licensed to Pfizer the right to develop and commercialize all siRNA inhibitors of RTP801, including CTPi-1, for all therapeutic indications. We are conducting pre-clinical studies of CTPi-1 on behalf of Pfizer at its expense. There can be no assurance that Pfizer will continue to develop CTPi-1.

        Disease Background and Market Opportunity.    Chronic obstructive pulmonary disease is a chronic progressive disease characterized by development of expiratory airflow obstruction, eventually leading to a largely irreversible loss of lung function. Chronic cigarette smoking is the most significant risk factor for this global health issue. According to the National Heart, Lung, and Blood Institute, 12 million Americans have been diagnosed with chronic obstructive pulmonary disease and an additional 12 million Americans are believed to be undiagnosed chronic obstructive pulmonary disease sufferers. Chronic obstructive pulmonary disease is currently the fourth leading cause of death in the United States, and by 2020 is expected to rise to the third leading cause of death in the United States.

        Limitations of Current Therapy.    Currently, there is no cure for chronic obstructive pulmonary disease. Current treatment options only work to address the symptoms and improve quality of life. Combinations of long-acting beta-agonists and bronchodilators with inhaled corticosteroids are currently considered the best available treatment. Survival time is improved with long-term oxygen therapy and mechanical ventilation. However, new therapies are needed to better alleviate disease symptoms, reduce the number and severity of exacerbations, and improve the survival rate.

        Pre-clinical Studies.    Our pre-clinical studies have shown that siRNA is efficiently delivered into the inner lungs of mice and monkeys using special inhalers, which we believe would also be a compatible means of delivery to humans. In our studies, six months of cigarette smoking did not lead to emphysema development in mice in which the RTP801 gene had been knocked out. Results from mice treated by CTPi-1 delivered intratracheally and by inhalation have shown reduction of cigarette smoking-induced inflammation and apoptosis in mouse lungs, an efficacy trend similar to that obtained in the knock-out mice.

        Development Status.    Dosing optimization and pharmacokinetic studies are presently being performed in animals.

    BT16 for Dyslipidemia

        BT16 is a small molecule, originally developed by the Hebrew University of Jerusalem and in-licensed by us in 2003. BT16 acts on the nuclear factor HNF-4, which had been independently identified in our BiFAR based discovery programs as a potential drug target for metabolic syndrome. In 2004, we returned the rights to the BT16 intellectual property, but subsequently acquired the rights to develop and commercialize BT16-based products in Japan, China, South Korea, and Taiwan, for the sole purpose of sublicensing these rights. We sublicensed these rights to Sanwa, from whom we are entitled to receive milestone and royalty payments, a portion of which are owed to our upstream licensor. Dyslipidemia, a component of metabolic syndrome, is a disorder of the lipid metabolism and is an independent risk factor for coronary artery disease. In Japan, metabolic syndrome is prevalent in approximately 10% to 20% of the general population based on data from community-based screening programs. One Phase I and two Phase IIa trials have been conducted by the inventor and demonstrated that BT16 was safe and well-tolerated with no drug-related adverse events reported. Results from these trials indicate that BT16 caused a significant reduction in plasma triglycerides and a reduction in plasma cholesterol, demonstrating that BT16 has the potential to be active in treating patients with dyslipidemia. These clinical trials were performed in a predominately Caucasian study population. As a result, Japanese regulatory authorities have requested that Sanwa repeat a Phase I trial in Japan on a Japanese study population prior to proceeding with further human clinical trials. Sanwa has informed us that it intends to initiate this Phase I trial in 2007.

Other Research Programs

        We have developed additional siRNA and antibody product candidates, based on our targets, some of which have advanced to in vivo testing for proof-of-concept demonstration. Additional pipeline product candidates are in the design stage. We anticipate initiation of proof of concept studies in a number of eye, lung, ear and kidney diseases. Our antibody program includes a monoclonal antibody in proof-of-concept animal testing for treatment of chronic kidney failure. In all therapeutic areas of our research programs we generally work with leading scientists and physicians at major universities and institutions.

        Our additional research programs are directed to developing novel and proprietary siRNA structures and stabilization chemistry and proprietary specific cell type-targeted siRNA delivery systems. Specifically, we are generating novel aptamer-siRNA and antibody-siRNA complexes to guide the active siRNA to the target disease cells.

The BiFAR Platform

        Our BiFAR target discovery platform directly identifies clinically relevant critical genes and proteins that are responsible for the disease phenotype. It works by high throughput, genome-wide functional screening of inhibitory elements, such as siRNAs that, when inhibited, reverse the disease phenotype. We have in the past applied the BiFAR platform in several disease programs, including neurodegenerative diseases, stroke, diabetes, autoimmune diseases, liver fibrosis, kidney diseases, osteoarthritis, cancer and others, some in collaboration with our partners, and have generated many innovative targets, potentially suitable to create drugs to treat those diseases. Most of our research collaborators, have selected a number of targets we discovered for the development of small molecule drugs.

        We believe that the BiFAR platform is applicable to many medical conditions and diseases, and is particularly effective for identification of target genes implicated in oxidative stress-induced diseases. In practice, a specific phenotype representing a clinical endpoint for a given unmet medical need is first defined and translated to a relevant cell system that can mimic the phenotype upon application of a suitable pathological stimulus. Complex libraries of gene inhibitory elements such as siRNA, antisense and/or dominant negative peptides are used to inhibit genes and proteins in the cell system, one gene per cell. Following application of the pathological stimulus, microarrays are utilized to measure the change in the abundance of inhibitory elements in the cell system compared to a control thus selecting those genes, the inhibition of which has a critical effect on the disease phenotype. The technology is compatible with any microarray format, oligomer or complementary DNA. It uses, if so desired from a drug development perspective, innovative proprietary technologies to identify secreted/membrane proteins without any prior knowledge of their sequence. We use the target genes that we discover, and which are critical for the disease phenotype, to develop sequence-based inhibitory drug product candidates, such as siRNA molecules and antibodies. RTP801, the target gene for our wet age-related macular degeneration and chronic obstructive pulmonary disease drug candidates, was discovered through our BiFAR platform.

        BiFAR is covered by granted patents in the United States and Europe which cover the basic method of functional screening for target genes using inhibitory elements in combination with DNA microarrays.

Our Strategy

        Our goal is to discover, develop and commercialize novel therapeutics addressing significant unmet medical needs by using our novel targets to develop sequence-dependent drugs, primarily siRNAs and antibodies. To achieve this goal, we are pursuing the following strategies:

  •
  Pursue clinical development of our drug candidates for the treatment of acute renal failure and for hearing loss;

  •
  Maximize the value of our current collaborations, including our collaboration with Pfizer, and selectively enter into new collaborations for drug candidates that we develop, while seeking to retain marketing rights in major markets when possible;

  •
  Augment and develop our pipeline based on our proprietary target genes utilizing our know-how and intellectual property in siRNA and antibody drugs and their local or systemic delivery to specific target cells;

  •
  Expeditiously introduce additional potential drug candidates to pre-clinical studies and clinical trials; and

  •
  Maintain and expand our patent portfolio in targets and technologies and further strengthen our intellectual property position in modified siRNA.

Our License and Collaboration Agreements

    Our License Agreement with Pfizer

        In September 2006, we granted Pfizer an exclusive worldwide license to develop and commercialize drug candidates that inhibit our proprietary target gene RTP801 through RNAi. The lead product candidate under the agreement is our drug candidate RTP801i-14 for treating wet age-related macular degeneration, currently in a Phase I/IIa clinical trial. Under the agreement, Pfizer has the exclusive right to develop drugs for both ophthalmic and non-ophthalmic indications.

        Pursuant to the agreement, Pfizer is responsible for all future pre-clinical and clinical development costs of the licensed drug candidates, as well as all regulatory filings and approvals. The parties will share oversight of development through product-specific committees, but Pfizer has ultimate decision-making authority. During a transition period, we are continuing existing pre-clinical and clinical development of certain product candidates for ophthalmic and non-ophthalmic indications, with funding from Pfizer.

        Pfizer will be responsible for manufacturing all product candidates for pre-clinical and clinical development and for commercial supply. If, however, Pfizer desires a second commercial manufacturing site, Pfizer will consider engaging us to manufacture products commercially, provided that we can competitively satisfy its manufacturing requirements. Pfizer has worldwide commercialization rights to all product candidates licensed under the agreement, but has agreed to appoint us its exclusive distributor in Israel of products developed under the agreement.

        In connection with the agreement, through March 31, 2007 Pfizer had paid us an aggregate of $26.1 million in up-front fees, cost reimbursements and milestone payments. The agreement provides for up to $299 million in additional development and product approval milestone payments, assuming the development and approval in all major markets of a product for two ophthalmic indications and at least one non-ophthalmic indication. Pfizer is required to pay us royalties on any sales of licensed products and up to an additional $309 million of sales-based milestone payments.

        Pfizer may terminate the agreement without cause at any time upon prior written notice. If not terminated, the agreement will remain in effect in each country until at least the later of the expiration of all relevant patents or ten years from the first commercial sale of the licensed product in each such country.

    Our License Agreement with Sanwa

        In December 2004, we granted Sanwa an exclusive license in Japan, China, South Korea and Taiwan to develop and commercialize our small molecule drug BT16, currently in development for treating dyslipidemia and metabolic syndrome.

        Through March 31, 2007, Sanwa had paid us an aggregate of $4 million in license and milestone fees under the agreement, a portion of which we have paid to our up-stream licensor pursuant to our license agreement. We may receive future development milestone payments of up to $14 million, as well as royalties on any sales of licensed products by Sanwa in Japan, China, South Korea and Taiwan. Sanwa is responsible for all development, regulatory approvals, and commercialization in the specified countries. Unless earlier terminated, the agreement will remain in effect on a country-by-country basis until the later of the expiration of all relevant valid patents or ten years after the first commercial sale of licensed products. Sanwa may terminate the agreement without cause at any time upon 60 days prior written notice.

        The licensed technology relating to BT16 was originally developed by researchers at the Hebrew University of Jerusalem. In 2003, the Hebrew University assigned its BT16 intellectual property rights to Syndrome X Ltd. In December 2004, we entered into a research and license agreement with Syndrome X, in which Syndrome X granted us an exclusive license under the BT16 intellectual property, solely for the purpose of granting sublicenses in Japan, China, South Korea, and Taiwan. We concurrently sublicensed these rights to Sanwa. We owe Syndrome X a portion of any payments we receive from Sanwa.

    Our Research Collaborations with other Pharmaceutical Companies

        Between 1995 and 2004 we entered into collaboration agreements with Mitsubishi Pharmaceutical Corporation, Sankyo Co., Ltd., Taisho Pharmaceutical Co., Ltd., AstraZeneca, Astellas Pharma Inc., and Shionogi & Co., Ltd. Under each collaboration, we applied our BiFAR platform to discover novel target genes potentially suitable for drug development in a disease field of interest to the collaborator. Each agreement required the collaborator to fund our research during an initial feasibility period and, if successful, a follow on research period of at least three years. Each collaboration agreement proceeded beyond the initial feasibility period, and in most the funded research stage was extended beyond the initial three year period. The funded research stage has now been completed under each of these collaborations.

        In each case, our BiFAR discovery platform yielded target genes potentially suitable for development of therapies to treat the diseases of interest. Most of these collaborators have selected a number of targets for further development, and we have granted exclusive licenses in specific disease areas requiring the collaborator to develop and commercialize products within specified time periods. We retain rights to non-selected or returned targets, as well as those that are not developed within the time limits. All of these collaborators are required to make payments to us upon the achievement of certain development milestones and to pay royalties on sales of any licensed products. In most cases these collaborators have granted us certain commercialization rights in North America and major European countries.

    The Atugen Agreements

        In December 2004, we entered into a collaboration agreement with Atugen. Pursuant to this agreement, Atugen granted us an exclusive worldwide license under its RNAi technology to develop and commercialize our RNAi product candidates based on our target gene RTP801 for diseases other than cancer.

        In September 2006, we amended the Atugen collaboration agreement in connection with the Pfizer license agreement, under which we sublicensed to Pfizer our rights under the license from Atugen. This amendment clarified payments among the parties, terminated a license we granted to Atugen in 2004, and provided for a direct license from Atugen to Pfizer in the event of termination of the Pfizer agreement. Under the amended Atugen collaboration agreement, we pay Atugen a percentage of our receipts from Pfizer under the Pfizer agreement, including milestone and royalty payments, but excluding payments specifically committed to cover research and development costs.

        In April 2005, we entered into a second agreement with Atugen, the option and license agreement, pursuant to which Atugen granted us options to non-exclusive licenses to Atugen's RNAi-related intellectual property to develop and commercialize siRNA product candidates based on five additional proprietary target genes, including p53. Within certain time limits, we may exercise our option with respect to a target gene once we obtain proof of concept, subject to payment of an option fee of either €50,000 or €100,000 and an exercise fee of either €250,000 or €500,000, depending in each case on whether the licensed patents have been issued. Our product candidates that are directed at the temporary inhibition of p53 are subject to this option and license agreement, and we intend to exercise our option for these candidates. In addition to the option fee payments, we are required to make development milestone payments based on the progress of clinical trials and regulatory approval of licensed products in the United States, Japan and Europe. We are also required to pay royalties on sales of any licensed products for which we have exercised an option.

        Atugen has the right under this second agreement to enter into future good faith negations with us to establish a joint development program for certain oncology applications of our siRNA drugs using Atugen intellectual property.

    The Alnylam Agreements

        In conjunction with the Pfizer agreement executed in September 2006, we entered into a set of license agreements with Alnylam Pharmaceuticals, Inc. Pursuant to these agreements, Alnylam granted us non-exclusive worldwide licenses under three families of patents and patent applications owned or controlled by Alnylam. Each agreement is specific to one of our proprietary targets p53 and RTP801 and to certain therapeutic fields, including all indications we contemplate for these target genes. We sublicensed our rights under the RTP801 Alnylam agreements to Pfizer in the September 2006 license agreement.

        Pursuant to the terms of the license agreements, through March 31, 2007, we paid Alnylam upfront fees totaling $900,000. The agreements provide for annual maintenance fees and up to $7.3 million in additional development and product approval milestone payments. We are also required to pay royalties on our sales or sales by our sublicensee. The royalty rates vary based on which patent families cover the products sold. Under the Pfizer agreement, Pfizer will partially reimburse our payments to Alnylam under the RTP801 agreements.

    Our Agreement with the University of Illinois

        In September 1999, the University of Illinois at Chicago granted us an exclusive worldwide license under its patents and patent applications related to the therapeutic inhibition of p53 and small molecule p53 inhibitors for all uses and indications.

        Under the agreement, we are required to pay the University of Illinois at Chicago a royalty on sales of products incorporating intellectual property licensed from the University of Illinois at Chicago and a share of any payments we receive from sublicensees, including milestone and royalty payments. To date, we have not granted any sublicenses under our license from the University of Illinois at Chicago. The University of Illinois at Chicago may terminate the agreement if we do not meet a general diligence obligation to use commercially reasonable efforts to bring licensed products to market. Our license with respect to a particular licensed product will terminate for failure to meet specific development milestones, which we may extend for one year by paying an extension fee.

Competition

        The pharmaceutical and biotechnology industries are intensely competitive, and several of our product candidates, if commercialized, would compete with existing drugs and therapies. In addition, there are many pharmaceutical companies, biotechnology companies, public and private universities, government agencies and research organizations actively engaged in research and development of products targeting the same markets as our product candidates. Many of these organizations have substantially greater financial, technical, manufacturing and marketing resources than we have. Our ability to compete successfully will depend largely on our ability to:

  •
  design and develop products that are superior to other products in the market;

  •
  attract and retain qualified scientific, product development and commercial personnel;

  •
  obtain patent and/or other proprietary protection for our product candidates and technologies;

  •
  obtain required regulatory approvals; and

  •
  successfully collaborate with pharmaceutical companies in the design, development and commercialization of new products.

        We expect to compete on, among other things, product efficacy and safety, time to market, price, extent of adverse side effects and the basis of and convenience of treatment procedures. In order to compete successfully, we will need to identify and develop products and exploit these products commercially before others are able to develop competitive products.

        RTP801i-14.    If approved for wet age-related macular degeneration, we anticipate that RTP801i-14 would compete with other marketed therapeutics, particularly vascular endothelial growth factor inhibitor drugs, primarily Genentech's Lucentis, recently approved by the FDA and which has become the standard-of-care for the treatment of wet age-related macular degeneration. RTP801i-14 may also face competition from off-label use of Genentech's Avastin, currently approved for the treatment of various cancers. Additional wet age-related macular degeneration therapeutics that are in development could also compete with RTP801i-14. These include further anti-vascular endothelial growth factor angiogenesis inhibitors drugs. Among these, Alcon Research is evaluating Anacortave Acetate (Retaane), an antiangiogenic synthetic steroid drug, Acuity Pharmaceuticals is developing an siRNA-based product named bevasiranib, Allergan is developing its siRNA drug candidate AGN211745, Regeneron's intravitreal formulation of soluble decoy receptor vascular endothelial growth factor TRAP is in clinical trails, CoMentis, Inc. is developing ATG3, a topical eye drop therapy, and TargeGen, Inc. recently announced the initiation of Phase I clinical trial with TG100801, a small molecule, topically applied multi-targeted kinase inhibitor.

        AKIi-5.    We are not aware of specific drugs marketed or in late stage development for the prevention of acute renal failure. However, in response to the unmet medical need, new products could be developed, or existing products could be used off-label, such as Nesiritide, a recombinant form of human B-type natriuretic peptide (hBNP) therapy approved for the treatment of acute congestive heart failure. A phase III trial is ongoing for the use of Nesiritide in thoracic aneurysm repair to prevent acute renal failure.

        AHLi-11.    We are not aware of specific drugs marketed or in late stage development for the prevention of hearing loss due to ototoxicity or acoustic trauma. Antioxidants are being tested for the treatment of hearing loss due to their ability to reduce the toxic effects of free radicals. We are aware of four drug candidates in clinical development for hearing loss indications, two of which are studies for chemotherapy induced ototoxicity. Auris Medical is testing AM-111, a cell-permeable peptide, Molecular Therapeutics is developing the small molecule MRX-1024 that has been shown to prevent oxidative stress-induced apoptosis for prevention of chemotherapy induced hearing loss, Adherex is testing a formulation of sodium thiosulfate to be used in combination with ototoxic drugs to prevent hearing loss, and Sound Pharmaceuticals is developing SPI-1005 an orally-active drug that contains ebselen, a synthetic antioxidant. If approved for acute hearing loss, AHLi-11 would compete with such products.

        CTPi-1.    If Pfizer chooses to pursue development of CTPi-1 and it is eventually approved, we anticipate that CTPi-1 would compete with marketed drugs used in the treatment of chronic obstructive pulmonary disease, primarily certain new combination treatments, such as AstraZeneca's Symbicort, and GlaxoSmithKline's Advair/Seretide. We also expect CTPi-1 would compete with other drugs such as bronchodilators, including anticholinergics, short-acting and long-acting beta-agonists, theophylline, inhaled corticosteroids, as well as drugs approved for other indications. Additionally, a large number of potential treatments in development could also compete with CPTi-1 including the class of selective phosphodiesterase PDE-IV inhibitors such as oral administration Ariflo® (cilomilast) of GlaxoSmithKline Pharmaceuticals, recently found approvable for maintenance of lung function in certain patients, and Roflumilast. The pool of novel compounds comprises anti-inflammatory drugs, antioxidants, leukotriene modifiers and a number of compounds aimed at treating different aspects of chronic obstructive pulmonary disorder such as pulmonary hypertension and hypophosphatemia.

Manufacturing and Supply

        All of our current good manufacturing practices manufacturing is outsourced to third parties with oversight by our internal managers. We have limited non-current good manufacturing practices manufacturing capacity in-house. We rely on third-party manufacturers to produce sufficient quantities of material for use in pre-clinical studies and clinical trials, particularly synthetic siRNA. We intend to continue this practice for any future clinical trials and large-scale commercialization of any RNAi drug candidates for which we retain significant development and commercialization rights.

        Avecia, Agilent Technologies and Biosprings are the primary contract manufacturers on which we rely for our supply of synthetic siRNA, and Pyramid Laboratories is our primary contract manufacturer for the supply of our final formulated products for human testing for clinical trials. All of our contract manufacturers are experienced in manufacturing synthetic siRNA under current good manufacturing practices. Over time, we intend to establish long term commercial supply agreements with our contract manufacturers. The commercial manufacturers will be selected based on results of demonstration syntheses, regulatory track record, commercial manufacturing and control experience, staff experience, training and skill, intellectual property considerations and price.

        Pfizer will be responsible for manufacturing all product candidates for pre-clinical and clinical development and for commercial supply under our agreement.

Intellectual Property

        We place considerable importance on obtaining patent protection for our technologies, product candidates and processes, maintaining our intellectual property estate and making every effort in ensuring that we and our sublicensees have the necessary freedom to operate in the siRNA space. Our policy is to seek patent protection for the inventions that we consider important to the development of our business. We intend to continue using our scientific expertise to pursue and file patent applications on new developments with respect to technologies, uses, methods and compositions to enhance our intellectual property position in the areas that are important to the development of our business.

        We believe we have a solid intellectual property position relating to the development and commercialization of our product candidates. We seek patent protection in the United States, Europe and selected other jurisdictions for our product candidates, delivery methodologies and target genes. As of March 25, 2007, we owned 20, and exclusively licensed 10, granted U.S. and European patents and we also owned over 170, and exclusively licensed over 25, patent applications in the United States and elsewhere. In addition, we have in-licensed several patents and patent applications relating to RNAi technology. Our patents on the products (if and when granted) will expire in 2025 or later. The patents and pending applications (if and when granted) on our basic BiFAR technology and related technologies will expire between 2017 and 2019. Most of the other technology patents and pending patent applications (if and when granted) will expire after 2020. The patents and pending patent applications, if and when granted, on siRNA technology in-licensed from Atugen AG (now Silence Therapeutics) will expire in 2023. The expiration dates discussed in this paragraph, relate to the United States and other major countries. The dates provided do not take into consideration any patent term extensions that may be granted under the Patent Term Restoration Act in the United States or the Supplementary Protection Certificate in the European Union, which would extend patent duration.

        Specifically, our RTP801-based product candidates, including RTP801i-14 and CTPi-1, are covered by pending patent applications claiming compositions of matter and their use in various indications, including wet age-related macular degeneration and chronic obstructive pulmonary disease. We also have patents granted in the United States and Europe claiming the RTP801 gene, RTP801 polypeptide and antibodies to the RTP801 polypeptide and in Europe for RNA targeting mRNA. Our product candidates based on temporary inhibition of p53, including AKIi-5 and AHLi-11, are claimed as compositions of matter in pending patent applications as are their use in acute renal failure, hearing impairment and other indications. We also have granted patents in the United States and Europe on a method of "temporary inhibition" of p53 for therapeutics purposes using an inhibitor. BT16 is covered by a patent granted in Japan as adjunct therapy for the treatment of dyslipidemia, hypertension and other diseases.

        Even if we are granted patents by government authorities or obtain them through licensing, there can be no assurance that our patents will provide significant protection, competitive advantage or commercial benefit. The validity and enforceability of patents issued to pharmaceutical and biotechnology companies has proven highly uncertain. Legal considerations surrounding the validity of patents in the fields of pharmaceuticals and biotechnology are in transition, and we cannot assure you that the historical legal standards surrounding questions of validity will continue to be applied or that current defenses relating to issued patents in these fields will be sufficient in the future. In addition, we cannot assure you as to the degree and range of protections any of our patents, if issued, may afford us or whether patents will be issued. For example, patents which may issue to us may be subjected to further governmental review that may ultimately result in the reduction of their scope of protection, and pending patent applications may have their requested breadth of protection significantly limited before being issued, if issued at all. Further, since publication of discoveries in scientific or patent literature often lags behind actual discoveries, we cannot assure you that we were the first to invent subject matter covered by our pending patent applications, or that we were the first to file patent applications for these inventions.

        Many pharmaceutical and biotechnology companies and university and research institutions have filed patent applications or have received patents in our areas of product development. Many of these entities' applications, patents and other intellectual property rights could prevent us from obtaining patents or could call into question the validity of any of our patents, if issued, or could otherwise adversely affect our ability to develop, manufacture or commercialize product candidates. Many companies, universities and institutions have filed patent applications on particular aspects of RNAi technology. In the therapeutic field, there are different patent families concerning, among others, siRNAs of specific lengths and including in their structures specific modifications as well as delivery systems and uses of such siRNAs. There is considerable uncertainty in the RNAi-related intellectual property landscape stemming from the fact that the earliest filed patents are just being granted, and many are still in prosecution and subject to change.

        We have pending patent applications claiming as composition of matter all our siRNA drug candidates. We have licenses from Atugen under their patent family related to specific modifications to general siRNA structures. Atugen's European patent was recently allowed. Further, we have intellectual property related to RNAi technologies, including pending patent applications covering compositions of matter, methods of use, routes of delivery and novel modified siRNA structures.

        We have also licensed from Alnylam other patents in the siRNA space on a non-exclusive basis, including:

  •
  European patent EP 1230375 and corresponding patents and applications, known as the "Glover patent," which claim RNAi uses in mammalian cells;

  •
  European patent EP 1144623 and corresponding patents and applications, known as the "Kreutzer-Limmer patent," which claim therapeutic uses of double-stranded RNAi of specific lengths; and

  •
  United States Patents 7056704 and 7078196 and corresponding patents and applications, known as the "Tuschl patents," which cover certain structural features of siRNAs.

        In addition, we routinely screen the patent literature and, when we believe appropriate, enter into discussions with academic and commercial entities that hold patents on technology or processes that we may wish to license in order to engage in some of our activities. However, we cannot assure you that these licenses, or any others that we may obtain for our product candidates, will be available on commercially reasonable terms, if at all, or that we will be able to develop alternative technologies if we cannot obtain licenses. Moreover, we are aware of a number of currently pending patent applications that, if granted, might arguably cover our activities or product candidates, depending on the scope of claims allowed, if any, including patent applications owned by Sirna Therapeutics, Inc., which was recently acquired by Merck & Co., Inc.

        To protect our rights in any of our patents, if issued, and in our proprietary rights, we may need to litigate against infringing third parties, or avail ourselves of the courts or participate in hearings to determine the scope and validity of these patents or other proprietary rights. These types of proceedings are often costly and time-consuming, and we cannot assure you that the deciding authorities will rule in our favor. An unfavorable decision could allow third parties to use our technology without being required to pay us licensing fees or may compel us to license needed technologies to avoid infringing third-party patent and proprietary rights, which may or may not be available. Although we believe that we would have valid defenses to allegations that our current product candidates, production methods and commercial activities infringe the intellectual property rights of third parties, we cannot be certain that a third party will not challenge our position in the future. Also, even if some of these activities were covered by a third party's patent rights, we may be exempt from claims of infringement to the extent that our activities are pre-commercialization activities related to seeking regulatory approval for a product candidate. However, the precise scope of protection for pre-commercialization activities is uncertain and we cannot assure you that any defense would be successful. Further, this defense is only available for pre-commercialization activities, and could not be used as a defense for sale and marketing of any of our product candidates. There has been, and we believe that there will continue to be, significant litigation in the biopharmaceutical and pharmaceutical industries regarding patent and other intellectual property rights.

        Accordingly, third parties could bring legal actions against us claiming we infringe their patents or proprietary rights, and seek monetary damages and/or to enjoin clinical testing, manufacturing and marketing of one or more of our commercial products. If we become involved in any such litigation, it could consume a substantial portion of our resources, and cause a significant diversion of effort by our technical and management personnel regardless of the outcome of the litigation. If any of these actions were successful, in addition to any potential liability for damages, we could be required to obtain a license to continue to manufacture or market the affected product, in which case we may be required to pay substantial royalties or grant cross-licenses to our patents. Moreover, there can be no assurance that any such license will be available on acceptable terms or at all. Ultimately, we could be prevented from commercializing a product, or forced to cease some aspect of our business operations as a result of claims of patent infringement or violation of intellectual property rights of others, which could have a material and adverse effect on our business, financial condition and operations. Further, the outcome of intellectual property litigation is subject to uncertainties that cannot be adequately quantified in advance, including the demeanor and credibility of witnesses and the identity of the adverse party. This can be especially true in intellectual property cases that may turn on the testimony of experts as to technical facts upon which experts may reasonably disagree.

        While we pursue patent protection for our product candidates and aspects of our technologies when appropriate, we also rely on trade secrets, know-how and continuing technological advancement to develop and maintain our competitive position. To protect this competitive position, we regularly enter into confidentiality and proprietary information agreements with third parties, including employees, licensees, collaborators and suppliers. Our employment policy requires, where appropriate, each new employee to enter into an agreement that contains provisions generally prohibiting the disclosure of confidential information to anyone outside of Quark and providing that any invention conceived by an employee within the scope of his or her employment duties is our exclusive property. Furthermore, our know-how that is accessed from third parties through licenses, collaborations and research and development contracts and through our relationships with scientific consultants is generally protected through confidentiality agreements. We cannot, however, assure you that these protective arrangements will be honored by third parties, including employees, licensees, collaborators and suppliers, or that these arrangements will effectively protect our rights relating to unpatented proprietary information, trade secrets and know-how. In addition, we cannot assure you that other parties will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our proprietary information and technologies.

Government Regulation

        The testing, manufacturing, and potential labeling, advertising, promotion, distribution, export and marketing of our product candidates are subject to extensive regulation by governmental authorities in the United States and in other countries. In the United States, the FDA, under the Public Health Service Act, the Federal Food, Drug and Cosmetic Act, or FDCA, and its implementing regulations, regulates pharmaceutical products. Failure to comply with applicable U.S. requirements may subject us to administrative or judicial sanctions, such as FDA refusal to approve pending applications for approval of products, withdrawal of approval of approved products, warning letters, untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, civil penalties and/or criminal prosecution.

    Drug Approval Process

        At the present time, we believe that our RNA interference-based product candidates will be regulated by the FDA as drugs under the jurisdiction of the FDA's Center for Drug Evaluation and Research. To obtain FDA approval of a product candidate, we must, among other things, submit data supporting safety and efficacy as well as detailed information on the manufacture and composition of the product candidate and proposed labeling. The testing and collection of data and the preparation of necessary applications are expensive and time-consuming. The FDA may not act quickly or favorably in reviewing these applications, and we may encounter significant difficulties or costs in our efforts to obtain FDA approvals that could delay or preclude us from marketing our products.

        The steps required before a drug may be approved for marketing in the United States generally include:

  •
  preclinical laboratory tests and animal tests;

  •
  submission to the FDA of an Investigational New Drug Application, or IND, for human clinical testing, which must become effective before human clinical trials commence;

  •
  adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug product for each indication;

  •
  the submission to the FDA of a New Dug application, or NDA;

  •
  satisfactory completion of an FDA inspection of the manufacturing facilities at which the product is made to assess compliance with current good manufacturing practices;

  •
  potential FDA inspection of the nonclinical and clinical trial sites that generated the data in support of the NDA; and

  •
  FDA review and approval of the NDA.

        Preclinical studies may include laboratory evaluations of the product chemistry, toxicity, and formulation, as well as animal studies to assess the potential safety and efficacy of the product candidate. The conduct of the preclinical tests and formulation of the compounds for testing must comply with federal regulations and requirements. The results of the preclinical studies, together with manufacturing information and analytical data, are submitted to the FDA as part of the IND, which must become effective before clinical trials may be commenced. The IND will become effective automatically 30 days after receipt by the FDA, unless the FDA raises concerns or questions about the conduct of the clinical trials as outlined in the IND prior to that time. In this case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can proceed.

        Clinical trials involve the administration of the product candidate to healthy volunteers or patients under the supervision of a qualified principal investigator. Clinical trials are conducted under protocols detailing the objectives of the study, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND. Clinical trials must be conducted in accordance with the FDA's good clinical practices requirements. Further, each clinical trial must be reviewed and approved by an independent institutional review board, or IRB, at or servicing each institution at which the clinical trial will be conducted. The IRB will consider, among other things, clinical trial design, patient informed consent, ethical factors, and the safety of human subjects. Continuing review and approval by the IRB is required at least annually. The FDA may order the partial, temporary or permanent discontinuation of a clinical trial at any time or impose other sanctions if it believes that the clinical trial is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial subjects. The IRB may also require the clinical trial at that site to be halted, either temporarily or permanently, for failure to comply with the IRB's requirements, or may impose other conditions.

        Clinical trials typically are conducted in three sequential phases prior to approval, but the phases may overlap. A fourth, or post-approval, phase may include additional clinical studies. These phases generally include the following:

  •
  Phase I.  Phase I clinical trials involve the initial introduction of the drug into human subjects, frequently healthy volunteers. These studies are designed to determine the metabolism and pharmacologic actions of the drug in humans, the adverse effects associated with increasing doses, and, if possible, to gain early evidence of effectiveness. In Phase I, the drug is usually tested for safety, including adverse effects, dosage tolerance, absorption, distribution, metabolism, excretion and pharmacodynamic properties.

  •
  Phase II.  Phase II clinical trials usually involve studies in a limited patient population to evaluate the clinical activity, including initial efficacy, of the drug for specific, targeted indications, to determine dosage tolerance and optimal dosage, and to identify possible adverse effects and safety risks. Although there are no statutory or regulatory definitions for Phase IIa and Phase IIb, Phase IIa is commonly used to describe a Phase II clinical trial evaluating clinical activity, including initial efficacy, adverse effects, and safety risks and Phase IIb is commonly used to describe a subsequent Phase II clinical trial that also evaluates dosage tolerance and optimal dosage.

  •
  Phase III.  If a compound is found to be potentially effective and to have an acceptable safety profile in Phase II (or sometimes Phase I) studies, the clinical trial program will be expanded to further demonstrate clinical efficacy, optimal dosage and safety within an expanded patient population at geographically dispersed clinical trial sites. Phase III studies usually include several hundred to several thousand patients. Generally, two adequate and well-controlled Phase III clinical trials are required by the FDA for approval, but for some product candidates, only one Phase III trial may be required.

  •
  Phase IV.  Phase IV clinical trials are studies required of or agreed to by a sponsor that are conducted after the FDA has approved a product for marketing. These studies are used to gain additional experience from the treatment of patients in the intended therapeutic indication and to document a clinical benefit in the case of drugs approved under accelerated approval regulations. If the FDA approves a product while a company has ongoing clinical trials that were not necessary for approval, a company may be able to use the data from these clinical trials to meet all or part of any Phase IV clinical trial requirement. These clinical trials are often referred to as Phase III/IV post approval clinical trials. Failure to promptly conduct Phase IV clinical trials could result in withdrawal of approval for products approved under accelerated approval regulations.

        The applicant must submit to the FDA the results of the preclinical and clinical trials, together with, among other things, detailed information on the manufacture and composition of the product candidate and proposed labeling, in the form of a NDA, including payment of a user fee. The FDA reviews all NDAs submitted before it accepts them for filing and may request additional information rather than accepting a NDA for filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA. Under the goals and policies agreed to by the FDA under the Prescription Drug User Fee Act, or PDUFA, the FDA has ten months in which to complete its initial review of a standard NDA and respond to the applicant, and six months to complete its review of a priority NDA. The FDA does not always meet its PDUFA goal dates for standard and priority NDAs. The review process and the PDUFA goal date may be extended by three months if the FDA requests or the NDA sponsor otherwise provides additional information or clarification regarding information already provided in the submission within the last three months before the PDUFA goal date. If the FDA's evaluations of the NDA and the clinical and manufacturing procedures and facilities are favorable, the FDA may issue either an approval letter or an approvable letter, which contains the conditions that must be met in order to secure final approval of the NDA. If and when those conditions have been met to the FDA's satisfaction, the FDA will issue an approval letter, authorizing commercial marketing of the drug for certain indications. If the FDA's evaluation of the NDA submission and the clinical and manufacturing procedures and facilities is not favorable, the FDA may refuse to approve the NDA and issue a not approvable letter. Sponsors that receive either an approvable letter or a not approvable letter may submit to the FDA information that represents a complete response to the issues identified by the FDA. Such resubmissions are classified under PDUFA as either Class 1 or Class 2. The classification of a resubmission is based on the information submitted by an applicant in response to an action letter. Under the goals and policies agreed to by the FDA under PDUFA, the FDA has two months to review a Class 1 resubmission, and six months to review a Class 2 resubmission. The FDA may also refer an application to the appropriate advisory committee, typically a panel of clinicians, for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendations of the advisory committee.

        The FDA has various programs, including fast track, priority review, and accelerated approval (Subpart H), that are intended to facilitate the development and expedite the review of certain drugs, and/or provide for approval on the basis surrogate endpoints or restricted distribution. Generally, drugs that may be eligible for one or more of these programs are those for serious or life-threatening conditions, those with the potential to address unmet medical needs, and those that provide meaningful benefit over existing treatments. We cannot be sure that any of our drug candidates will qualify for any of these programs, or that, if a drug does qualify, that the review time will be shorter than a standard review.

        After approval, certain changes to the approved product, such as adding new indications, making certain manufacturing changes, or making certain additional labeling claims, are subject to further FDA review and approval. Obtaining approval for a new indication generally requires that additional clinical studies be conducted. We cannot be sure that any additional approval for new indications for any product will be approved on a timely basis, or at all.

        After a drug has been approved by the FDA for sale, the FDA may require that certain post-approval requirements be satisfied, including the conduct of additional clinical studies. If such post-approval conditions are not satisfied, the FDA may withdraw its approval of the drug. In addition, holders of an approved NDA are required to:

  •
  report certain adverse reactions to the FDA;

  •
  submit annual and periodic reports summarizing product information and safety data;

  •
  comply with certain requirements concerning advertising and promotional labeling for their products; and

  •
  continue to have quality control and manufacturing procedures conform to current good manufacturing practices after approval.

        The FDA periodically inspects the sponsor's records related to safety reporting and/or manufacturing facilities, including assessment of compliance with current good manufacturing practices. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain current good manufacturing practices compliance. Discovery of problems with a product after approval may result in restrictions on a product, manufacturer, or holder of an approved NDA, including withdrawal of the product from the market.

    Orphan Drug Designation and Exclusivity

        Some jurisdictions, including Europe and the United States, may designate drugs, including biologics, for relatively small patient populations as orphan drugs. The FDA grants orphan drug designation to drugs intended to treat a rare disease or condition that affects fewer than 200,000 individuals in the United States or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making available in the United States a drug for this type of disease or condition will be recovered from sales in the United States for that drug. In the United States, orphan drug designation must be requested before submitting an application for marketing approval. An orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. If a product which has an orphan drug designation subsequently receives the first FDA approval for the indication for which it has such designation, the product is entitled to orphan drug exclusivity, which means the FDA may not approve any other application to market the same drug for the same indication for a period of seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan exclusivity. Competitors may receive approval of different drugs or biologics for the indications for which the orphan product has exclusivity.

    Other Regulatory Requirements

        We are subject to a variety of foreign regulations governing clinical trials and the marketing of any potential products. Outside of the United States, our ability to market any products we may develop depends upon receiving a marketing authorization from the appropriate regulatory authorities. The requirements governing the conduct of clinical trials, marketing authorization, pricing and reimbursement vary widely from country to country. In any country, however, we will only be permitted to commercialize our products if the appropriate regulatory authority is satisfied that we have presented adequate evidence of safety, quality and efficacy. Whether or not FDA approval has been obtained, approval of a product by the comparable regulatory authorities of foreign countries must be obtained prior to the commencement of marketing of the product in those countries. The time needed to secure approval may be longer or shorter than that required for FDA approval. The regulatory approval and oversight process in other countries includes all of the risks associated with regulation by the FDA and certain state regulatory agencies as described above.

Employees

        As of May 23, 2007, we had 68 employees, 35 of whom were engaged directly in research and development, 24 in general administrative and marketing activities, and 9 in regulatory, clinical affairs and quality activities. None of our employees is covered by a collective bargaining agreement, and we consider our relationship with our employees to be good.

Facilities

        Our corporate headquarters are located in Fremont, California, where we occupy approximately 5,540 square feet of office space. The annual lease payments for our corporate headquarters building are approximately $125,048, and the fixed-term lease expires October 31, 2009. Our research and development facility is located in Ness Ziona, Israel, where we occupy approximately 22,884 square feet of office and laboratory space. The annual lease payments for this space are approximately $300,000. The fixed-term lease expires December 31, 2007, after which we may extend the term for an additional year. We also have a small office in Boulder, Colorado, which we rent on a month-to-month basis.

Legal Proceedings

        We are not currently involved in any material legal proceedings. However, litigation is common in the biopharmaceutical industry, and we may become involved in material legal proceedings in the future.

MANAGEMENT

Executive Officers and Directors

        The following table sets forth information regarding our executive officers and directors, including their ages and positions, as of May 31, 2007:

Name	Age	Position(s)
Daniel Zurr, Ph.D.	63	President, Chief Executive Officer and Director
Yaron Garmazi, CPA (Isr)	42	Chief Financial Officer
Rami Skaliter, Ph.D.	49	Chief Operating Officer
Shai S. Erlich, Ph.D.	41	Chief Development Officer
Elena Feinstein, M.D., Ph.D.	48	Chief Scientific Officer
Juliana Friedmann, M.Sc.	55	Senior Vice President, Strategy & Planning
Gavin B. Samuels, M.D.	38	Senior Vice President, Business Development
Philip B. Simon, Chairman	54	Chairman of the Board of Directors
Joseph Rubinfeld, Ph.D.	74	Vice Chairman of the Board of Directors
Steven B. Fink	56	Director
Ms. Tomomi Okamoto	46	Director
Howard T. Slayen	60	Director

        Daniel Zurr, Ph.D. is our President, Chief Executive Officer and a member of our Board of Directors. Dr. Zurr founded Quark in 1993. Prior to joining Quark, Dr. Zurr served as vice president for corporate business development for Israel Chemicals, Ltd. From 1980 to 1983, Dr. Zurr served as the director of licensing at G.D. Searle, a specialty pharmaceutical company. Dr. Zurr was the chief executive officer of Plantex-Ikapharm, a pharmaceutical company, from 1972 to 1980. Dr. Zurr obtained his M.Sc. at the Hebrew University of Jerusalem and his Ph.D. from Imperial College, University of London.

        Yaron Garmazi, CPA (Isr) is our Chief Financial Officer. Mr. Garmazi joined Quark in February 2007. Prior to Quark, Mr. Garmazi served as chief financial officer of Passave, Inc., a semiconductor company, from May 2005 to May 2006, as chief financial officer of Ness Technologies Inc., an information technology services company, from June 2004 to May 2005, and as chief financial officer of Envara, Inc., a semiconductor company from September 2002 to May 2004. From December 2000 to August 2002, Mr. Garmazi served as a managing director at ABN AMRO Inc.'s investment banking representative office in Tel Aviv. From January 1999 to December 2000, Mr. Garmazi served as chief financial officer at Nogatech, Inc., a semiconductor company. From March 1995 to December 1998, Mr. Garmazi served as controller at DSPC, Inc., a semiconductor company. From December 1992 to March 1995, Mr. Garmazi served as a senior manager at Doron & Co., an accounting firm. Mr. Garmazi is a licensed Israeli CPA and holds a B.A. in Business Administration from the Tel Aviv Business College.

        Rami Skaliter, Ph.D. is our Chief Operating Officer. Dr. Skaliter joined Quark in 1995. He has served in various executive positions, including Executive Vice President of Research & Development. Dr. Skaliter obtained his B.Sc. in Biology at the Ben-Gurion University of the Negev, and both his M.Sc. and Ph.D. in Biochemistry at the Weizmann Institute of Science. Between 1993 and 1995, Dr. Skaliter completed his post-doctoral fellowship at Stanford University.

        Shai S. Erlich, Ph.D. is our Chief Development Officer. Dr. Erlich joined Quark in 1999. He has served in various executive positions, including Senior Vice President of Pharmaceutical Development, from May 2004 to January 2007, Senior Director of Portfolio Management from May 2002 to May 2004 and Director of Product Development Strategic Planning from April 2000 to May 2002. Dr. Erlich obtained his B.Sc. in the medical sciences at the Ben-Gurion University of the Negev, and holds an M.Sc. in Human Genetics in the field of Cancer Genetics from Tel Aviv University, and a Ph.D. in Gene Therapy from Mount Sinai School of Medicine.

        Elena Feinstein, M.D., Ph.D. is our Chief Scientific Officer. Dr. Feinstein joined Quark in 1998. She has served in various executive positions, including Senior Vice President of Research from November 2005 to November 2006, Vice President of Technology Development from 2002 to 2006, and Vice President of Research from 2001 to 2002. Prior to joining Quark, Dr. Feinstein worked from 1985 until 1997 at the Weizmann Institute of Science as a doctoral fellow, post-doctoral fellow, scientist and senior staff scientist. Dr. Feinstein obtained her M.D. from the 2nd Moscow Medical Institute (Moscow Medical University) and completed her Ph.D. in Chemical Immunology at the Weizmann Institute of Science.

        Juliana Friedmann, M.Sc. is our Senior Vice President of Strategy and Planning. Ms. Friedmann joined Quark in 1998. From 1983 until 1998, Ms. Friedmann worked at Dead Sea Bromine, part of Israel Chemicals Ltd., holding a number of progressively senior positions. Previously Ms. Friedmann worked as a patent attorney in Italy. Ms. Friedmann received both her B.S. in Chemical Engineering and her M.Sc. from Ben-Gurion University of the Negev.

        Gavin B. Samuels, M.D. is our Senior Vice President of Business Development. Dr. Samuels joined Quark in March 2007. From 2000 to March 2007 Dr. Samuels held several positions at Pfizer. Between 1998 and 2000 Dr. Samuels served as senior associate - healthcare strategy & corporate affairs at Merck Sharpe & Dohme in Australia. Between 1997 and 1998 Dr. Samuels served as critical care director at Eastbay Health in New Zealand. Between 1996 and 1997, Dr. Samuels served as medical director at New Zealand Clinics Ltd. During 1995 Dr. Samuels was a primary care physician at the Gold Coast Medical Center, in Australia. Dr. Samuels obtained his medical degree from the University of Witwatersrand, South Africa, an M.B.A. from the University of New England, Australia and a degree in Health Economics from Monash University, Melbourne, Australia.

        Philip B. Simon, CPA is the Chairman of our Board of Directors. Mr. Simon is a partner of Howson & Simon LLP and the president of Lawrence Investments, LLC. Lawrence Investments is the parent company of Tako Ventures, LLC, one of Quark's major investors. Mr. Simon serves on the boards of directors of several private companies affiliated with Lawrence Investments. Mr. Simon joined Lawrence Investments in 1997. Mr. Simon has worked for 25 years as a partner at Howson & Simon. Mr. Simon holds an A.B. from Yale University and a J.D. from Stanford Law School. He is a member of the California Society of Certified Public Accountants.

        Joseph Rubinfeld, Ph.D. is the Vice Chairman of our Board of Directors. Dr. Rubinfeld is the president and chief executive officer of JJ Pharma. Dr. Rubinfeld co-founded SuperGen, Inc. in 1991. He has served as chief executive officer, president and a director of SuperGen since its inception and was chief scientific officer from SuperGen's inception until September 1997. Dr. Rubinfeld was one of the four initial founders of Amgen, Inc. in 1980 and served as vice president and chief of operations until 1983. From 1987 to 1990, he was a senior director at Cetus Corporation, a biotechnology company. From 1968 to 1980, Dr. Rubinfeld was employed at Bristol-Myers Company in a variety of positions, most recently as vice president and director of research and development. Prior to that, Dr. Rubinfeld was a research scientist with several pharmaceutical and consumer product companies including Schering-Plough Corporation and Colgate-Palmolive Co. Dr. Rubinfeld is a member of the board of directors of AVI BioPharma, Inc. He received a B.A. in Chemistry from the City College of New York, and both an M.A. and Ph.D. in Chemistry from Columbia University.

        Steven B. Fink is a member of our Board of Directors. Mr. Fink is chief executive officer of Lawrence Investments. Prior to joining Lawrence Investments, Mr. Fink was a founding partner and continues to serve as managing director and vice chairman of Knowledge Universe, an educational holding company. Mr. Fink serves as vice chairman of Heron International, a European real estate company. Mr. Fink also serves on numerous boards of directors, including LeapFrog Enterprises, C-COR, Inc, Nobel Learning Communities, Vistage International and several private companies. He holds a B.S. from the University of California at Los Angeles and both a J.D. and an LL.M. from New York University.

        Tomomi Okamoto is a member of our Board of Directors. Ms. Okamoto is the senior operating officer and chief technology officer of Trans-Science, Inc. Ms. Okamoto joined Trans-Science in April 2003. Since 2004, she has been a life-science business consultant for the Commonwealth of Pennsylvania, Japan Representative Office. Previously, from 2000 to 2003, she was engaged in bioinformatics business planning for drug discovery at Fujitsu Group, after working from 1988 to 1996 as a researcher in drug discovery at Life Science Research Institutes, Nippon Steel Corporation Group and from 1985 to 1988 at Life Science Research Group in Toshiba R&D Center. Ms. Okamoto holds an M.A. in Engineering in Material Science from Tsukuba University Graduate School and completed Global Business Training Program at the JAIMS, USA.

        Howard T. Slayen is a member of our Board of Directors. Since 2001, Mr. Slayen has been providing independent financial consulting services to various organizations and clients of his. From 1999 to 2001, Mr. Slayen was executive vice president and chief financial officer of Quaartz Inc., a web-hosted communications business. From 1971 to 1999, Mr. Slayen held various positions with PricewaterhouseCoopers/Coopers & Lybrand, including his last position as a corporate finance partner. Mr. Slayen currently serves on the board of directors of Lantronix, Inc.

Board Composition

        Our board of directors currently consists of six members. Directors are elected for a one-year term each year at our annual meeting of shareholders. Under California law, our directors may be removed by the affirmative vote of the holders of a majority of our voting stock.

Board Committees

Audit Committee

        Our audit committee consists of Messrs. Slayen and Fink and Dr. Rubinfeld. Mr. Slayen serves as the chair of our audit committee. The functions of this committee include, among other things:

  •
  reviewing and pre-approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

  •
  evaluating the performance of our independent auditors and deciding whether to retain their services;

  •
  reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent auditors and management;

  •
  reviewing and approving related-party transactions;

  •
  reviewing with our independent auditors and management significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of our financial controls; and

  •
  establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters.

        Our board of directors has determined that each of Messrs. Slayen and Fink and Dr. Rubinfeld qualifies as an audit committee financial expert within the meaning of SEC regulations and the NASDAQ listing standards. In making this determination, our board of directors has considered the nature and scope of each member's business experience. Our board of directors has determined that all members of our Audit Committee are independent, as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards, subject to the exemptions provided in Rule 10A-3 of the Exchange Act. Our board of directors also has determined that Mr. Slayen and Dr. Rubinfeld each meet the independence requirements of Rule 10A-3 of the Exchange Act. Both our independent registered public accounting firm and management are expected to periodically meet privately with our audit committee.

Nominating and Corporate Governance Committee

        Our nominating and corporate governance committee consists of Messrs. Simon and Slayen and Dr. Rubinfeld. Our board of directors has determined that all members of our Nominating and Corporate Governance Committee are independent, as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards. Mr. Simon serves as the chair of our nominating and corporate governance committee. The functions of this committee include, among other things:

  •
  developing and maintaining a current list of the functional needs and qualifications of members of our board of directors;

  •
  evaluating director performance on our board of directors and its applicable committees and determining whether continued service on our board of directors is appropriate for such director;

  •
  interviewing, evaluating, nominating and recommending individuals for membership on our board of directors;

  •
  reviewing and recommending to our board of directors the compensation arrangements for our non-employee directors;

  •
  evaluating nominations by shareholders of candidates for election to our board of directors;

  •
  reviewing and reporting annually to our board of directors an assessment of the board's performance;

  •
  reviewing and recommending to our board of directors any amendments to our corporate governance documents; and

  •
  reviewing and recommending to our board of directors changes with respect to corporate governance issues, issues of broad social significance and our overall conduct as a responsible corporate citizen.

Compensation Committee

        Our compensation committee consists of Messrs. Fink and Simon and Ms. Okamoto. Mr. Fink serves as the chair of our compensation committee. The functions of this committee include, among other things:

  •
  determining the compensation and other terms of employment of our executive officers and senior management and reviewing and approving corporate performance goals and objectives relevant to such compensation;

  •
  evaluating and recommending to our board of directors the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs; and

  •
  reviewing and approving the terms of any employment agreements, severance arrangements, change-in-control protections and any other compensatory arrangements for our executive officers.

        Each member of our compensation committee is a non-employee director as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, and satisfies the NASDAQ independence requirements.

COMPENSATION DISCUSSION AND ANALYSIS

Overview and Objectives

        We believe that compensation of our executive officers should focus executive behavior on the achievement of short-term corporate objectives as well as long-term business targets and strategies. It is the responsibility of the compensation committee of our board of directors to administer our executive compensation practices to ensure that they are competitive and include incentives designed to appropriately motivate executive performance. Tying short and long-term cash and equity incentives to the achievement of clearly identifiable corporate objectives promotes the dual goals of attracting and retaining the best possible executive talent while creating value for our shareholders by aligning their interests with those of our executive officers. While we intend to create an executive compensation program that is competitive with comparable public biotechnology companies, we remain committed to establishing compensation plans that link a proper portion of executives' overall compensation to the attainment of our corporate performance milestones. We have chosen a mix of awards, both cash and equity, short-term and long-term, and seek to administer our compensation plans to strike a proper balance that advances company objectives, and fulfills our executives' and shareholders' expectations.

        Our compensation programs for our named executive officers are designed to achieve the following objectives:

  •
  attract and retain talented and experienced executives to make us competitive in the pharmaceutical and biotechnology industry, where there is significant competition for talented employees;

  •
  motivate and reward executives whose knowledge, skills and performance significantly impact corporate results;

  •
  reward the achievement of specifically measured corporate goals and the individual contributions to the achievement of such goals;

  •
  incentivize management to achieve overall corporate objectives and to enhance shareholder value;

  •
  encourage increased team-work among all disciplines within the company; and

  •
  ensure fairness and promote stability among our executive management team.

        As discussed in further detail below, our executive compensation program consists of the following three principal components:

        Base Salary.    Base salary for our executive officers is determined at commencement of employment and re-evaluated periodically. In determining whether to adjust an executive's base salary, our compensation committee takes such factors as company performance in prior years, individual performance, general economic factors and compensation equity among our executive officers, into consideration.

        Bonuses.    In 2006 we adopted an annual management incentive plan designed to offer incentive compensation to executive management and other key employees by rewarding the achievement of specifically measured corporate goals and the individual contributions to the achievement of such goals.

        Stock Option Grants.    Our executive officers receive stock option grants as long-term incentives to ensure a portion of compensation is linked to our long-term success.

        The compensation committee does not have any formal policies for allocating compensation among salary, bonus awards and stock option grants.

Role of the Compensation Committee in Setting Executive Compensation

        The compensation committee determines the salary, bonus awards and stock option grants for our executive officers as well as the budget for our management incentive compensation plan. Dr. Zurr, our President and Chief Executive Officer, makes recommendations regarding executive compensation, however, Dr. Zurr does not participate in discussions regarding his own compensation. None of our other executive officers participate in the compensation committee's executive compensation discussions. The compensation committee does not delegate any of its functions to others in determining executive compensation. The compensation committee has not historically engaged third-party consultants with respect to executive compensation matters.

        We discuss each of the primary elements of our executive compensation in greater detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to complement each other and collectively serve all of our executive compensation objectives described above.

Compensation Components

        The components of our compensation program are as follows:

    Annual Compensation

    Base salary

        The base salaries of all executive officers are reviewed periodically and adjusted to reflect individual roles and performance. We believe that a competitive base salary is a necessary element of any compensation program designed to attract and retain talented and experienced executives. We also believe that a periodic review of base salaries not only motivates and rewards executives for their overall performance, but creates a performance incentive going forward.

    Bonuses

        Historically, our compensation committee has not granted discretionary cash bonuses to our executive officers. In 2006, we established our management incentive compensation plan, an annual pay-for-performance plan which conditions bonus awards upon the attainment of company performance milestones. The primary objectives of the plan are to provide an incentive for superior work and to tie our executives' goals and interests to our interests and those of our shareholders. We believe awarding bonuses upon attainment of clear milestone targets instills confidence in executive management that a portion of compensation will be result-oriented and within their control. The general terms of the plan are:

  Governance.    The plan is governed by the compensation committee of the board of directors. The compensation committee is responsible for approving the overall budget of the incentive awards that may be made to participants upon attainment of milestones, and for determining and approving any incentive awards for our president and chief executive officer.

  Eligibility.    Our named executive officers are eligible to receive incentive awards under the plan in addition to other key employees selected at the sole discretion of our chief executive officer. Generally, to be eligible an employee must have been with us for at least six consecutive months and have made a significant contribution to the established milestones. The employee generally must be employed at the time of payment of the bonus. If the employee is involuntarily terminated during the plan period and prior to payment, the company will pay the employee for bonuses earned during the period.

  Form of Incentive Bonus Awards.    Incentive awards may take the form of cash payments, the grant of stock options, or a combination of both. The type of award is determined at the discretion of our compensation committee, subject to the final approval by our board of directors.

  Plan Term.    The period of the plan runs from April 1, 2006 to March 31, 2007, and terminates upon payment of the bonus awards for the plan period, unless our chief executive officer and compensation committee agree to extend the plan for an additional period. All bonuses earned upon the achievement of milestones during the plan period were paid in March 2007.

  Selection of Bonus Milestones.    Our chief executive officer presents a list of corporate milestone objectives for the upcoming plan year to our board for approval. The board takes the objectives and formulates a list of specific company milestones that will trigger an obligation to make an incentive award and develops a list of those executive officers and key employees responsible personally or through their department for achieving the milestones. The detailed plan will indicate the total target incentive compensation (bonus) amounts set for individuals and, where appropriate, a company department (as a group) for each specific company milestone in addition to conditions, if any, to receipt of the bonus upon attainment of the milestones. Where a company division is the named beneficiary as a group, the head of the division will have the responsibility, subject to approval of our chief executive officer, to distribute the bonus among the employees within the division according to individual contribution to achievement of the respective milestone for which the bonus is awarded.

    Long-term Incentives

        Our salary and bonus programs are intended to compensate our executive officers for short-term performance. We also use equity incentives to reward long-term performance and to help align the interests of our executive officers with those of our shareholders. We believe that long-term performance is achieved through an ownership culture that rewards such performance by our executive officers through the use of equity incentives. Our current long-term incentives consist solely of stock option grants under our 1997 Stock Plan, which was terminated in March 2007, and 2007 Equity Incentive Plan. However, certain of our executive officers have also acquired equity in our company through direct investment in our common stock and in our prior preferred stock offerings. We believe the grant of stock options is a valuable retention tool and the best approach to achieve our compensation goals with respect to long-term compensation and option grants currently provides tax and other advantages to our employees relative to other forms of equity compensation. We typically make grants of stock options to our executive officers on a periodic, but not necessarily annual, basis. The date of grant and the fair market value of the award are based upon the date of the meeting at which the grant is approved. We typically make an initial award of stock options to new employees and periodic awards tied to vesting in prior grants or changes in responsibilities.

        Stock option awards provide our executive officers with the right to purchase shares of our common stock at a fixed exercise price typically for a period of up to ten years, subject to continued employment with our company. Stock options are earned on the basis of continued service to us and grants made to new employees generally vest over four years, beginning with 25% vesting one year after the date of grant, then pro-rata vesting monthly thereafter. Since 2003, grants made to existing employees generally vest in equal monthly installments over four years. Our compensation committee has the authority to determine the vesting schedule and may at times adjust the vesting schedule for a particular award based on the individual employee's circumstances. Stock option awards granted to employees who are residents of Israel are made under a sub-plan of our 2007 Equity Incentive Plan. Awards to residents of Israel are granted in trust to a trustee for the benefit of the named employee for certain tax reasons described in further detail below under the heading "—Tax Considerations."

        Our prior equity plan, the 1997 Stock Plan, was terminated in March 2007, when our board of directors adopted its replacement, the Quark Pharmaceuticals, Inc. 2007 Equity Incentive Plan in connection with this offering. In May 2007, the plan was approved by our shareholders. The plan will provide a mechanism to continue our practice of making equity awards to attract and retain talented employees. In March 2007, our board approved option grants to purchase 1,040,939 shares of our common stock to certain of our employees, including our named executive officers. The plan is described in detail under "2007 Equity Incentive Plan" below. Our board is expected to continue to grant options to our employees to continue our philosophy of incentivizing long-term performance and aligning our executives' interests with that of our shareholders.

        The exercise price of each stock option granted under our 2007 Equity Incentive Plan is not less than the fair market value of our common stock on the date of grant, except for an option granted to Mr. Garmazi, exercisable for 483,208 shares at a price of $2.175 per share. The fair market value of our common stock for purposes of determining the exercise price of stock options has been determined by our board of directors based on a number of factors applicable to common stock of privately-held companies including, among others, the results of third-party independent valuation reports the total company valuation implied by the most recent venture capital round of financing, the market value of similarly situated public companies, our current and anticipated future risks and opportunities, the rights and preferences of our preferred stock existing at the time and the lack of a liquid market for our capital stock.

        Additionally, we made a loan to our Chief Executive Officer in the principal amount of $350,000 in April 1997, as a means of incentivizing long-term performance tied to the accomplishment of significant company milestones. The loan was granted to Dr. Zurr in exchange for a promissory note to repay the principal and interest within a fixed term. Under the note, we agreed to forgive the debt upon an initial public offering or upon entering into a significant collaboration or joint venture agreement with a major United States or European based pharmaceutical company. The note was forgiven in full by the Company in March 2007, and the Company agreed to reimburse Dr. Zurr for 50% of his tax liability resulting from the forgiveness of the note.

    Other Compensation

        All of our executive officers are eligible for health benefits made generally available to other employees. We also have a 401(k) plan that all employees resident in the United States are eligible to participate in, including our named executive officers resident in the United States. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code. Employees contribute their own pre-tax compensation, as salary deductions. Contributions may be made up to plan limits, including "catch-up" contributions, subject to government limitations. The plan permits us to make discretionary matching contributions, subject to established limits. In 2006, we matched 100% of participant contributions up to the first four percent of eligible compensation. We plan to match participant contributions at this same level in 2007.

        We do not believe it is necessary for the attraction or retention of management talent to provide the officers with a substantial amount of compensation in the form of perquisites. In 2006, we provided an allowance to our executive officers for automobile and gasoline expenses, cell phone use, internet and telephone connections for home office use, relocation assistance and reimbursement for travel expenses and tax reimbursements. We believe these expenses are justified by the nature of our business operations. Our chief executive offices are located in Fremont, California, and our principal operations are located in Israel. Consistent with our past practices, we intend to continue to maintain our current benefits and perquisites for our executive officers. The compensation committee in its discretion may revise, amend or add to our officers' executive benefits and perquisites if deemed advisable, subject to full board approval.

    Tax Considerations

        Grants made to Israeli employees are granted under Section 102(b)(2) of the Israel Income Tax Ordinance pursuant to which the options or the common stock issued upon their exercise must be allocated or issued to a trustee and be held in trust for the lesser of (a) 30 months, or (b) two years following the end of the tax year in which the options are granted, provided that options granted after January 1, 2006 are only subject to being held in trust for two years. Under Section 102, any tax payable by an employee from the grant or exercise of the options is deferred until the transfer of the options or ordinary shares by the trustee to the employee or upon the sale of the options or common stock and gains are subject to a capital gains tax of 25%.

        Effective January 1, 2006, we adopted the fair value provisions of SFAS 123(R). Under SFAS 123(R), we are required to estimate and record an expense for each award of equity compensation (including stock options) over the vesting period of the award. The compensation committee has determined to retain for the foreseeable future our stock option program as the sole component of its long-term compensation program, and, therefore, to record this expense on an ongoing basis according to SFAS 123(R). The compensation committee has considered, and may in the future consider, the grant of restricted stock to our executive officers in lieu of stock option grants in light of the accounting impact of SFAS 123(R) with respect to stock option grants and other considerations.

        Section 162(m) of the Internal Revenue Code of 1986 limits our deduction for federal income tax purposes to not more than $1 million of compensation paid to certain executive officers in a calendar year. Compensation above $1 million may be deducted if it is "performance-based compensation." The compensation committee has not yet established a policy for determining which forms of incentive compensation awarded to our executive officers shall be designed to qualify as "performance-based compensation." To maintain flexibility in compensating our executive officers in a manner designed to promote our objectives, the compensation committee has not adopted a policy that requires all compensation to be deductible. However, the compensation committee intends to evaluate the effects of the compensation limits of Section 162(m) on any compensation it proposes to grant, and the compensation committee intends to provide future compensation in a manner consistent with our best interests and those of our shareholders.

Summary Compensation Table

        The following table provides information regarding the compensation earned during the year ended December 31, 2006 by our Chief Executive Officer, principal financial officer, and three other most highly compensated executive officers at December 31, 2006 whose combined salary and bonus awards exceeded $100,000 during 2006. We refer to our Chief Executive Officer, principal financial officer, and these other executive officers as our "named executive officers" elsewhere in this prospectus.

Summary Compensation Table for Fiscal 2006

Name and Principal Position	Salary	Bonus	Non-Equity Incentive Plan Compensation	All Other Compensation		Total
Daniel Zurr
Chief Executive Officer	$250,000	—	—	$67,907	(1)	$317,907
Smadar Samira Shakked
Senior Vice President, Finance	$90,071	—	—	$55,768	(2)	$145,839
Shai Erlich
Senior Vice President, Pharmaceutical Development	$226,666	—	—	$27,355	(3)	$254,021
Juliana Friedmann
Senior Vice President, Strategy and Planning	$95,251	—	—	$34,863	(4)	$130,114
Rami Skaliter
Chief Operating Officer	$108,763	—	—	$36,928	(5)	$145,691
Yaron Garmazi(6)
Chief Financial Officer	—	—	—	—		—

(1)
Amount includes $36,077 paid for health and welfare benefits for Dr. Zurr, including a manager's insurance policy, disability, and an education fund; $12,320 provided by the Company as a vehicle and gasoline allowance; $878 for internet and telephone reimbursement to maintain a home office; $1,330 for cell phone reimbursement; $6,035 for professional tax preparation fees; $11,267 for gross-up payments for vehicle taxes.

(2)
Amount includes $20,154 paid for health and welfare benefits for Ms. Shakked, including a manager's insurance policy, disability, and an education fund; $10,810 provided by the Company as a vehicle and gasoline allowance; $21,709 for relocation and moving expenses; $3,095 for gross-up payments for vehicle taxes.

(3)
Amount includes $24,407 paid for health and welfare benefits for Dr. Erlich, including 401(k) retirement plan contribution, life and disability insurance, and $2,948 for cell phone reimbursement.

(4)
Amount includes $21,458 paid for health and welfare benefits for Ms. Friedmann, including a manager's insurance policy, disability, and an education fund; $12,956 provided by the Company as a vehicle and gasoline allowance; $449 for internet and telephone reimbursement to maintain a home office.

(5)
Amount includes $25,118 paid for health and welfare benefits for Dr. Skaliter, including a manager's insurance policy, disability, and an education fund; $9,709 provided by the Company as a vehicle and gasoline allowance; $1,870 for cell phone reimbursement; $231 for internet and telephone reimbursement to maintain a home office.

(6)
Yaron Garmazi, our Chief Financial Officer, joined Quark in February 2007 and is not reflected in the Summary Compensation Table for fiscal 2006. See, "Compensation Discussion and Analysis — Employment Agreements and Potential Payments Upon Termination" elsewhere in this prospectus which contains a description of our employment agreement with Mr. Garmazi.

Employment Agreements and Potential Payments Upon Termination

        We have entered into employment agreements with each of our named executive officers, the general terms of which are described in greater detail below. The amount of compensation payable to each named executive officer at, following, or in connection with their termination or a change-in-control is described below. Regardless of the manner in which a named executive officer's employment terminates, the named executive officer is entitled to receive amounts accrued during their term of employment, including salary and unused vacation pay. Additionally, our Israeli executive officers are entitled to one month's salary for each year of employment or a portion thereof.

Daniel Zurr, Ph.D.

        In January 2002, we and our wholly-owned subsidiary QBI Enterprises, Ltd., or QBI, each entered into a separate employment agreement with Daniel Zurr, our President and Chief Executive Officer. Each agreement provides that Dr. Zurr will receive an annual base salary of $125,000. Dr. Zurr is eligible to receive an annual bonus in an amount up to 100% of his base salary, based upon the achievement of certain milestones consistent with our business to be agreed upon by Dr. Zurr and our Board of Directors. Our Board has sole discretion to determine the level of progress and achievement under each milestone and the bonus to be paid. We have agreed to provide relocation reimbursement for out-of-pocket expenditures up to $80,000 in the event Dr. Zurr relocates on our behalf to the United States from Israel. Under the terms of Dr. Zurr's agreement with QBI, QBI is obligated to pay a certain percentage of Dr. Zurr's annual base salary towards a supplemental manager's insurance policy which would cover payments made towards severance, pension and disability and an education fund. QBI's aggregate obligations total approximately 23% of Dr. Zurr's base salary, of which QBI is entitled to withhold 7.5% from Dr. Zurr's salary to cover its obligations. Dr. Zurr is also entitled to the use of a company automobile and reimbursement for expenses associate with its use, including maintenance and all taxes. Dr. Zurr's employment may be terminated under each of the two agreements, with or without cause, at any time upon thirty days advance written notice. Assuming Dr. Zurr's employment was terminated, other than for cause, at December 31, 2006, he would have been entitled to a lump sum payment of $177,601.

        In March 2007, our Board approved an increase in Dr. Zurr's base salary. Effective upon the completion of this offering, Dr. Zurr will be entitled to an annual salary of $375,000. Additionally, if we complete an initial public offering prior to October 1, 2007, Dr. Zurr will be eligible to receive a 2007 bonus in the amount of up to $150,000. The amount of the bonus award will be within the discretion of the Board and will be based upon our performance in 2007 taken as a whole, with the intention that such bonus shall be determined and paid prior to December 31, 2007.

Smadar Samira Shakked

        In September 1997, QBI entered into an employment agreement with Smadar Samira Shakked, our Senior Vice President of Finance. Under the terms of the agreement, as amended, Ms. Shakked is entitled to an annual salary of approximately $108,000. QBI is obligated to pay a certain percentage of Ms. Shakked's base salary to apply towards a manager's insurance policy which would cover payments made towards severance, pension, disability and an education fund. QBI's aggregate obligations total approximately 23% of Ms. Shakked's base salary, of which QBI is entitled to withhold 7.5% from Ms. Shakked's salary to cover its obligations. Ms. Shakked is also entitled to an automobile allowance. Ms. Shakked was also awarded options to purchase an aggregate of 20,689 shares of our common stock under our 1997 Stock Plan for Israeli Employees. Ms. Shakked's employment is terminable without notice at any time for cause and otherwise terminable by either party upon 60 days advance written notice.

        In January 2007 an addendum to Ms. Shakked's employment agreement was entered into pursuant to which she was granted a leave of absence from QBI from December 2006 through July 2007 to temporarily relocate to the United States and work for Quark. Quark entered into an agreement with Ms. Shakked in November 2006 that provides Ms. Shakked will commence employment with Quark effective January 1, 2007. The agreement is for a fixed seven month term and provides Ms. Shakked with a monthly salary of approximately $16,667, general reimbursement of living expenses of approximately $667 per month and a one-time signing bonus of $17,333. Ms. Shakked will also be reimbursed for relocation expenses up to $5,500 and for the use of a cell phone. Ms. Shakked is also entitled to benefits made generally available to our United States employees such as medical, dental, life, accidental death and dismemberment and short and long-term disability coverage as well as reimbursement of reasonable travel and entertainment expenses incurred by Ms. Shakked in fulfilling her duties as an employee. Either party may terminate the agreement upon 60 days advance written notice for any reason, provided however, we may terminate the agreement for cause at any time. Assuming Ms. Shakked's employment was terminated, other than for cause, at December 31, 2006, she would have been entitled to $117,111.

Shai Erlich, Ph.D.

        In March 2003, we entered into an employment agreement with Shai Erlich, Ph.D., our Chief Development Officer. Under the agreement, as amended, Dr. Erlich is entitled to an annual salary of $230,000 and benefits made generally available to all employees, including medical, dental, life and accidental death and disability insurance, and participation in our 401(k) plan. Additionally, Dr. Erlich was granted an option to purchase 3,448 shares of our common stock under our 1997 Stock Plan to replace previous grants that had been made under our plan for Israeli employees. The agreement also provides Dr. Erlich with limited reimbursement of relocation expenses. Either party may terminate the agreement upon 60 days advance written notice for any reason, provided however, we may terminate the agreement for cause at any time. In the event we have cause to terminate Dr. Erlich's employment, subject to certain limitations, such termination would be effective upon notice to Dr. Erlich. Assuming Dr. Erlich's employment was terminated, other than for cause, at December 31, 2006, he would have been entitled to $54,200.

Juliana Friedmann

        In February 1998 QBI entered into an employment agreement with Juliana Friedmann, our Senior Vice President of Strategy and Planning. Under the agreement, as amended, Ms. Friedmann is entitled to an annual salary of approximately $106,000. Additionally, QBI is obligated to pay a certain percentage of Ms. Friedmann's base salary to apply towards a manager's insurance policy which would cover payments made towards severance, pension, disability and an education fund. QBI's aggregate obligations total approximately 23% of Ms. Friedmann's base salary, of which QBI is entitled to withhold 7.5% from Ms. Friedmann's salary to cover its obligations. Ms. Friedmann is also entitled to the use of a company vehicle and reimbursement for expenses associated with its use and upkeep, including all taxes. Ms. Friedmann is also entitled to reimbursement of approved business expenses and use of a cell phone and reimbursement for telephone and internet to maintain a home office. Ms. Friedmann was additionally granted an option to purchase 20,689 shares of our common stock under our 1997 Stock Plan. Ms. Friedmann's employment is terminable without notice at any time for cause and is now otherwise terminable by the us upon 90 days advance written notice, or by Ms. Friedmann upon 60 days advance written notice. Assuming Ms. Friedmann's employment was terminated, other than for cause, at December 31, 2006, she would have been entitled to $111,138.

Rami Skaliter, Ph.D.

        In October 1995 QBI entered into an employment agreement with Rami Skaliter, Ph.D., our Chief Operating Officer. Under the terms of the agreement, as amended, Dr. Skaliter is entitled to an annual salary of approximately $121,500. Dr. Skaliter also received a grant of an option to purchase 27,586 shares of our common stock under our 1997 Stock Plan. Additionally, pursuant to the agreement QBI is obligated to establish and pay a certain percentage of Dr. Skaliter's salary to a manager's insurance policy which would cover payments made towards severance, pension, disability, and an education fund. QBI's aggregate obligations total approximately 23% of Dr. Skaliter's base salary, of which QBI is entitled to withhold 7.5% from Dr. Skaliter's salary to cover its obligations. Dr. Skaliter is entitled to the use of a company automobile and reimbursement for expenses associated with its use and upkeep, including all taxes, and reimbursement for a company cell phone. Assuming Dr. Skaliter's employment was terminated, other than for cause, at December 31, 2006, he would have been entitled to $148,873.

Yaron Garmazi

        In March 2007, QBI entered into an employment agreement with Yaron Garmazi, effective February 21, 2007. Under the terms of the agreement, Mr. Garmazi is entitled to a salary of approximately $230,000 per year and a one-time sign-on bonus of $15,700. Mr. Garmazi also received an option to purchase 483,208 shares of our common stock under our 2007 Equity Incentive Plan. The options vest over a four year period with 25% of the options vesting January 29, 2008 and the balance of the options vesting in equal monthly installments thereafter. However, six months after the completion of an initial public offering of Quark, 40% of the total number of shares subject to the option grant will immediately be vested with the balance vesting thereafter in equal monthly installments of 1/48th of the original grant. Further, in the event of our merger, change-in-control, or sale of all or substantially all of our assets, all unvested options held by Mr. Garmazi will immediately vest upon completion of the transaction. Additionally, pursuant to the agreement QBI is obligated to establish and contribute a percentage of Mr. Garmazi's salary to a manager's insurance policy, an education fund, and a recreation fund, as required under Israeli law. Mr. Garmazi is also entitled to the use of a company automobile and reimbursement for expenses associated with its use and upkeep, including all taxes, and reimbursement for a company cell phone and travel expenses incurred in fulfilling his duties to the QBI and Quark. Mr. Garmazi's employment may be terminated for cause at any time or without cause by either party upon 120 days notice, during which time Mr. Garmazi will continue his employment with both QBI and Quark. QBI may waive Mr. Garmazi's obligation to continue service to QBI, but shall be required to continue his salary and benefits during the 120 day period.

Gavin Samuels, M.D.

        In February 2007, we entered into an employment agreement with Gavin Samuels, M.D., effective March 1, 2007. Under the terms of the agreement, Dr. Samuels is entitled to an annual salary of $200,000 and certain benefits including medical, dental, life and accidental death and disability insurance. Under the agreement, Dr. Samuels is also eligible for a bonus of up to 20% of his annual base salary and is eligible to participate in our sponsored 401(k) plan. Dr. Samuels also received an option grant to purchase 43,103 shares of our common stock under our 2007 Equity Incentive Plan. The options generally vest over a four year period with 25% of the options vesting on the one year anniversary of the date of grant, with the remaining options vesting in equal monthly installments thereafter, subject to continued employment. However, in the event of our initial public offering, prior to the vesting of 40% of the total number of shares subject to the grant, such number of options will accelerate and become fully vested such that 40% of the shares subject to the initial grant will be vested on the date six months following the completion of our initial public offering, with the balance of the shares vesting in equal monthly installments until the end of the vesting period. Further, in the event of a change-in-control, all outstanding unvested options will immediately vest and become exercisable. Additionally, the agreement provides Dr. Samuels with a payment of $10,000 annually to cover expenses associated with establishing and maintaining a home office. Dr. Samuels is also entitled to reimbursement for other expenses reasonably incurred in the furtherance of his duties as an employee. The agreement is terminable by either party, with or without cause, upon four months advance written notice. In the event that Dr. Samuels is terminated without cause, he is entitled to a severance payment in the amount of one month's base salary and benefits.

Grants of Plan-Based Awards

        All stock options granted to our named executive officers are incentive stock options, to the extent permissible under the Internal Revenue Code of 1986, as amended. The exercise price per share of each stock option granted to our named executive officers prior to December 31, 2006 was not less than the fair market value of our common stock as determined by our board of directors on the date of the grant. Stock options are granted under our 2007 Equity Incentive Plan, 1997 Stock Plan or our 2003 Israeli Stock Option Plan.

        No grants of plan-based awards were made to our named executive officers in 2006. In March 2007, our board of directors approved option grants to certain of our employees and executive officers, including our named executive officers. Dr. Zurr was granted an option to purchase 68,965 shares of our common stock; Ms. Samira Shakked was granted an option to purchase 34,482 shares of our common stock; Dr. Erlich was granted an option to purchase 67,241 shares of our common stock; Ms. Friedman was granted an option to purchase 41,379 shares of our common stock; Dr. Skaliter was granted an option to purchase 48,275 shares of our common stock; and Mr. Garmazi was granted an option to purchase 483,208 shares of our common stock. Except for the option granted to Mr. Garmazi, the exercise price of these options is $7.975 per share. The exercise price of the option granted to Mr. Garmazi is $2.175 per share.

Outstanding Equity Awards At December 31, 2006

        The following table sets forth certain information regarding equity awards granted to our named executive officers outstanding as of December 31, 2006. The options generally have four year vesting terms and expire 10 year after the date of grant.

	Option Awards
Name (a)	Number of securities underlying unexercised options (#) exercisable (b)	Number of securities underlying unexercised options (#) unexercisable (c)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#) (d)	Option exercise price ($) (e)	Option expiration date (f)
Daniel Zurr	—	—	—	—	—
Rami Skaliter	6,896	—	—	1.16	01/17/07
	27,586	—	—	1.595	02/19/08
	6,896	—	—	5.80	11/30/09
	20,689	6,896	—	5.80	12/04/13
Smadar Samira Shakked	20,689	—	—	1.16	10/01/07
	6,896	—	—	5.80	11/30/09
	5,172	1,724	—	5.80	12/04/13
Shai Erlich	3,991	318	—	17.40	05/16/13
	2,586	—	—	5.80	05/16/13
	8,045	4,023	—	5.80	12/29/15
Juliana Friedmann	20,689	—	—	1.595	02/19/08
	6,896	—	—	5.80	11/30/09

Option Exercises and Stock Vested

        None of our named executive officers exercised stock options or had shares of restricted stock vest in 2006.

Pension Benefits

        None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. Our compensation committee may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in the best interest of the company and our shareholders, but we do not currently maintain such plans.

Nonqualified Deferred Compensation

        None of our named executive officers participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. Our compensation committee may elect to provide our officers and other employees with non-qualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in the best interest of the company and our shareholders, but we do not currently maintain such plans.

Compensation of Non-Employee Directors

        Prior to May 2007, our non-employee directors were reimbursed for the actual costs of company-related travel only. No other compensation was paid to our outside directors in connection with their services.

        In recognition of the added responsibility each of our non-employee directors will have as board members of a public company, in May 2007, our board of directors approved the following compensation arrangements for non-employee directors:

        Cash Compensation.    We reimburse our non-employee directors for the actual cost of company-related travel incurred in attending board or committee meetings. In addition, effective upon completion of this offering each non-employee director will receive an annual retainer of $25,000. The chairman of our board of directors will receive an additional annual retainer of $25,000. The chair of our audit committee will receive a supplemental annual retainer of $12,000, the chair of our compensation committee will receive a supplemental annual retainer of $8,000, and the chair of our nominating and corporate governance committee will receive a supplemental annual retainer of $6,000. The non-chair members of our audit committee will receive a supplemental annual retainer of $6,000, the non-chair members of our compensation committee will receive a supplemental annual retainer of $4,000, and the non-chair members of our nominating and corporate governance committee will receive a supplemental annual retainer of $3,000. The foregoing cash compensation will be paid quarterly at the commencement of each quarter.

        Equity Compensation.    In May 2007, our board of directors approved an initial grant of a stock option to purchase 20,000 shares of common stock to each non-employee director of our board. The grant date will be the date of this offering and the exercise price will be the price at which we initially offer shares of our common stock to the public in this offering. The options will vest in three equal annual installments from the grant date.

2007 Equity Incentive Plan

        Our board of directors adopted the 2007 Equity Incentive Plan, or 2007 Plan, in March 2007 and our shareholders approved the 2007 Plan in May 2007. The 2007 Plan will terminate on March 1, 2017, unless sooner terminated by our board of directors.

Stock Awards.

        The 2007 Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards, performance cash awards, and other stock-based awards, collectively, the "stock awards".

Eligibility.

        Incentive stock options may be granted only to our employees (including employees of our parent or subsidiary corporations). Our employees, directors, and consultants (and those of our affiliates) are eligible to receive all other types of stock awards under the 2007 Plan. Pursuant to Exhibit B to the 2007 Plan, referred to as the "Israeli sub-plan", stock awards may be granted to participants who are subject to taxation in the state of Israel in a manner that qualifies the awards for favorable tax treatment under Section 102 of the 1961 Israeli Income Tax Ordinance (New Version). The Israeli sub-plan modifies the terms of stock awards granted to Israeli participants only to the extent necessary to comply with the requirements set by Israeli law.

Share Reserve.

        The number of shares of common stock reserved for issuance under the 2007 Plan is 1,950,019 (of which 351,287 were available as of May 23, 2007), with the number of shares to be automatically increased on January 1st of each year, from 2008 until (and including) 2017, by (i) four percent (4%) of the total number of shares of common stock outstanding on December 31st of the preceding calendar year. Notwithstanding the foregoing, our board of directors may act prior to the first day of any calendar year, to provide that there shall be no increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year shall be a lesser number of shares of common stock than would otherwise automatically occur.

        If stock awards granted under the 2007 Plan expire or otherwise terminate without being exercised in full or are settled in cash, the shares of common stock not acquired pursuant to those awards become available for subsequent issuance under the 2007 Plan. If any shares of common stock issued pursuant to a stock award are forfeited because of a failure to vest in those shares, the forfeited shares will become available for subsequent issuance under the 2007 Plan. In addition, shares withheld in satisfaction of applicable withholding taxes or reacquired as consideration for the exercise of an option will become available for subsequent issuance under the 2007 Plan.

Award Limits.

        No person may be granted stock awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the fair market value of the common stock on the date of grant (such as options and stock appreciation rights) covering more than 689,655 shares of common stock during any calendar year. In addition, no person may be granted performance stock awards covering more than 25,862 shares of common stock during any calendar year. Finally, no person may be granted performance cash awards with a value exceeding $1,000,000 during any calendar year.

Administration.

        Subject to the provisions of the 2007 Plan, our board of directors has the authority to determine what type of stock award will be granted, the provisions of each stock award granted, the number of shares subject to each stock award, and the time or times a participant is permitted to receive stock pursuant to a stock award. Our board of directors has the power to accelerate the vesting and exercisability of a stock award. Our board of directors also has the authority to reprice any outstanding options and to cancel outstanding options and grant new stock awards in substitution therefore. As administrator of the 2007 Plan, our board of directors has the authority to construe and interpret its provisions. Our board of directors has the power to suspend or terminate the 2007 Plan at any time, to amend the 2007 Plan in any respect deemed necessary or advisable, to submit any amendment to the 2007 Plan for shareholder approval, to approve forms of award agreements for use under the 2007 Plan, to exercise such powers and to perform such acts that are not inconsistent with the provisions of the 2007 Plan, and to adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the 2007 Plan by employees, directors or consultants who are foreign nationals or employed outside the United States.

        Our board of directors has the authority to delegate some or all of the administration of the 2007 Plan to a committee or committees composed of one or more members of our board. In the discretion of our board of directors, a committee may consist solely of two or more "non-employee directors" within the meaning of Rule 16b-3 of the Exchange Act, or solely of two or more "outside directors" within the meaning of Section 162(m) of the Code. The 2007 Plan also permits delegation of limited authority to one or more officers with respect to grants to employees other than officers of Quark. As used herein with respect to the administration of the 2007 Plan, "committee" refers to any committee appointed by our board, any subcommittee thereof, as well as our board of directors acting in its authority to administer the 2007 Plan.

Stock Options.

        Options may be granted under the 2007 Plan pursuant to stock option agreements in the form adopted from time to time by the committee. The exercise price of options generally may not be less than 100% of the fair market value of the stock subject to the option on the date of grant. The exercise price may, at the discretion of the committee, be paid in (a) cash or check, (b) pursuant to a broker-assisted cashless exercise, (c) by delivery of other shares of common stock, (d) by a "net exercise" arrangement, or (e) in any other form of legal consideration acceptable to the committee. Options generally become exercisable in cumulative increments, or "vest," as based on the optionee's continued service with Quark or an affiliate. Shares covered by different options granted under the 2007 Plan may be subject to different vesting terms. The maximum term of options granted under the 2007 Plan is 10 years, subject to earlier expiration in the event of a termination of service. Options under the 2007 Plan generally expire three (3) months after termination of a participant's service, with such period extended in the case of death or disability to twelve (12) months and eighteen months, respectively. Notwithstanding the foregoing, the post-termination exercise period will be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws. In no event, however, may an option be exercised beyond the expiration of its term. Except as otherwise provided in the applicable stock option agreement, options granted under the 2007 Plan are not transferable other than by will or the laws of descent and distribution.

Special Rules for Incentive Stock Options.

        No incentive stock option may be granted under the 2007 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of Quark or its affiliates, unless the exercise price of such option is at least 110% of the fair market value of the common stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. The aggregate fair market value, determined on the date of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the 2007 Plan and any other equity plans of Quark and its affiliates) may not exceed $100,000 (any excess of such amount is treated as nonstatutory stock options). No more than 1,950,019 shares of common stock may be issued pursuant to the exercise of incentive stock options.

Restricted Stock Awards.

        Restricted stock awards may be granted under the 2007 Plan pursuant to the form of restricted stock award agreement adopted from time to time by our committee. Restricted stock awards may be granted in consideration for services rendered to Quark or an affiliate or for any other form of legal consideration acceptable to the committee. Restricted stock awards may be subject to vesting in accordance with a schedule to be determined by the committee. Upon termination of a participant's service, any or all of the unvested shares of common stock subject to the restricted stock award may be forfeited by the participant and reacquired by Quark, as provided under the terms of the applicable award agreement. Rights to acquire shares under a restricted stock award agreement generally are not transferable, except as expressly permitted by the committee.

Restricted Stock Unit Awards.

        Restricted stock unit awards may be granted under the 2007 Plan pursuant to the form of restricted stock unit award agreement adopted from time to time by the committee. At the time of grant, the committee will determine the consideration, if any, to be paid by the participant upon delivery of each share of common stock subject to the restricted stock unit award. The consideration to be paid (if any) by the participant for each share of common stock subject to a restricted stock unit award may be paid in services rendered to Quark or an affiliate or any other form of legal consideration as determined by the committee. Restricted stock award units may be subject to vesting pursuant to a schedule determined by the committee. Vested units may be settled by the delivery of shares of common stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the committee. The committee may also impose restrictions or conditions that delay the delivery of the shares of common stock (or their cash equivalent) subject to a restricted stock unit award to a time after vesting. Upon the termination of a participant's service, the unvested portion of the restricted stock unit award will be forfeited by the participant and reacquired by Quark unless otherwise provided in the restricted stock unit award agreement. Dividend equivalents may be credited in respect of shares of common stock covered by a restricted stock unit award, as determined by the committee and contained in the award agreement. Such dividend equivalents may be converted into additional shares of common stock covered by the restricted stock unit award in such manner as determined by the committee. Any additional shares covered by the restricted stock unit award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying restricted stock unit award agreement to which they relate.

Stock Appreciation Rights.

        Stock appreciation rights may be granted under the 2007 Plan pursuant to the form of stock appreciation rights agreement adopted from time to time by the committee. Stock appreciation rights may be granted as stand-alone stock awards or in tandem with other stock awards. Each stock appreciation right will be denominated in shares of common stock equivalents. The strike price of each stock appreciation right will generally not be less than one hundred percent (100%) of the fair market value of the common stock equivalents subject to the stock appreciation right on the date of grant. The appreciation distribution payable on the exercise of a stock appreciation right will be not greater than an amount equal to the excess of (a) the aggregate fair market value (on the date of the exercise of the stock appreciation right) of a number of shares of common stock equal to the number of common stock equivalents in which the participant is vested under such stock appreciation right, and with respect to which the participant is exercising the stock appreciation right on such date, over (b) the strike price that will be determined by our board of directors at the time of grant of the stock appreciation right. Stock appreciation rights will be subject to vesting on such schedules as determined by the committee. The appreciation distribution may be paid in common stock, in cash, in any combination of the two or in any other form of consideration, as determined by the committee. The maximum term of stock appreciation rights granted under the 2007 Plan is 10 years, subject to earlier expiration in the event of a termination of service. Stock appreciation rights granted under the 2007 Plan generally expire three (3) months after termination of a participant's service.

Performance Stock Awards.

        A performance stock award is a stock award that may be granted, may vest, or may be exercised based upon the attainment during a performance period of certain performance goals. The performance goals may be set in respect of any one or more of the following criteria: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total shareholder return; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre-tax profit; (xiv) operating cash flow; (xv) sales or revenue targets; (xvi) increases in revenue or product revenue; (xvii) expenses and cost reduction goals; (xviii) improvement in or attainment of working capital levels; (xix) economic value added (or an equivalent metric); (xx) market share; (xxi) cash flow; (xxii) cash flow per share; (xxiii) share price performance; (xxiv) debt reduction; (xxv) implementation or completion of projects or processes; (xxvi) customer satisfaction; (xxvii) shareholders' equity; and (xxviii) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the committee. Performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. At the time of the grant of any performance award, the committee is authorized to determine whether, when calculating the attainment of performance goals (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of any "extraordinary items" as determined under generally accepted accounting principles. In addition, the committee retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of performance goals. The maximum number of shares that may be granted to any participant in a calendar year is 75,000. A performance stock award may, but need not, require the completion of a specified period of continuous service. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be determined by the committee. In addition, to the extent permitted by applicable law and the applicable award agreement, the committee may determine that cash may be used in payment of performance stock awards.

Performance Cash Awards.

        A performance cash award is a cash award that may be granted upon the attainment during a performance period of certain performance goals (as described above). A performance cash award may also require the completion of a specified period of continuous service. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be conclusively determined by the committee in its sole discretion. The maximum amount that may be granted to any participant in a calendar year is $1,000,000. The committee may provide for or may permit a participant to elect for, the payment of any performance cash award to be deferred to a specified date or event. The committee may specify the form of payment of performance cash awards, which may be cash or other property. In addition, the committee may determine that common stock authorized under the 2007 Plan may be used in payment of performance cash awards.

Other Stock Awards.

        The committee may grant other incentive awards based in whole or in part by reference to the value of Quark's common stock. Subject to the provisions of the 2007 Plan, the committee has the authority to determine the persons to whom and the dates on which such other stock awards will be granted, the number of shares of common stock (or cash equivalents) to be subject to each award, and other terms and conditions of such awards. Such awards may be granted either alone or in addition to other stock awards granted under the 2007 Plan.

Tax Withholding.

        The committee may require a participant to satisfy any federal, state, local, or foreign tax withholding obligation relating to a stock award by (a) causing the participant to tender a cash payment; (b) withholding shares of common stock from the shares of common stock issued or otherwise issuable to the participant in connection with the award; (iii) withholding cash from an award settled in cash or other payments made to a participant; or (iv) by such other method as may be set forth in the award agreement.

Changes to Capital Structure.

        In the event any change is made to our common stock without the receipt of consideration, whether through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or otherwise, our board of directors will appropriately adjust: (a) the class(es) and maximum number of securities subject to the 2007 Plan, (b) the class(es) and maximum number of securities that may be issued pursuant to the exercise of incentive stock options, (c) the class(es) and maximum number of securities (or amount of cash consideration) that may be awarded to any person pursuant to performance stock awards and other stock-based awards intended to satisfy the requirements of Section 162(m) of the Code (such as options and stock appreciation rights), and (d) the class(es) and number of securities and price per share of stock subject to outstanding stock awards. Our board of directors will make such adjustments, and its determination will be final, binding and conclusive.

Corporate Transactions; Changes in Control.

        In the event of certain significant corporate transactions, outstanding stock awards under the 2007 Plan may be assumed, continued, or substituted by any surviving corporation. If the surviving corporation does not assume, continue, or substitute such stock awards, then (a) with respect to any such stock awards that are held by individuals performing services for Quark or its affiliates at the effective time of the transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such stock awards will be terminated if not exercised prior to the effective date of the corporate transaction, and (b) all other outstanding stock awards will be terminated if not exercised prior to the effective date of the corporate transaction. A stock award may be subject to additional acceleration of vesting and exercisability as may be provided in the stock award agreement for such stock award or as may be provided in any other written agreement between Quark or any affiliate and the participant. The acceleration of stock awards in connection with significant corporate transactions and changes in control may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of Quark.

Duration, Termination, and Amendment.

        Our board of directors may suspend or terminate the 2007 Plan at any time. The 2007 Plan is scheduled to terminate immediately prior to the 10th anniversary of the date it was adopted by our board of directors. No rights may be granted under the 2007 Plan while the 2007 Plan is suspended or after it is terminated. Our board of directors may amend or modify the 2007 Plan at any time, subject to any shareholder approval required by applicable law or regulation.

2007 Employee Stock Purchase Plan

        In May 2007, our board of directors adopted our 2007 Employee Stock Purchase Plan (or ESPP) and our shareholders approved the ESPP in June 2007. The ESPP will become effective upon completion of this offering.

        Share Reserve.    The ESPP authorizes the issuance of two hundred thousand (200,000) shares of common stock pursuant to purchase rights to be granted to our employees or the employees of any of our parent or subsidiary companies designated by our board of directors to participate in the ESPP. The number of shares of common stock available for issuance will automatically increase on January 1st of each year commencing in 2008 and ending on (and including) January 1, 2017, in an amount equal to one hundred thousand (100,000) shares of common stock. Notwithstanding the foregoing, our board of directors may act prior to the first day of any calendar year, to provide that there shall be no increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year shall be a lesser number of shares of common stock than would otherwise occur pursuant to the preceding sentence. If any purchase right granted under the ESPP will for any reason terminate without having been exercised, the shares of common stock not purchased under such purchase right will again become available for issuance under the ESPP. The ESPP is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code.

        Administration.    Our board of directors administers the ESPP and has the final power to construe and interpret both the ESPP and the purchase rights granted thereunder. Our board of directors has the power, subject to the provisions of the ESPP, to determine the provisions of each offering of rights to purchase our common stock, and whether employees of any of our parent or subsidiary companies will be eligible to participate in the ESPP. Our board of directors has the power to delegate administration of the ESPP to a committee or committees. As used herein with respect to the ESPP, "board of directors" refers to any committee or committees our board appoints as well as to our board itself. The ESPP will be implemented through a series of offerings of such duration as determined by our board of directors to eligible employees, provided that in no event may an offering exceed 27 months. Each offering will consist of one or more purchase periods as determined by our board of directors prior to the commencement of that offering. Our board of directors has the authority to alter the duration of subsequent offerings or change the number of purchase dates within each such offering. The provisions of separate offerings need not be identical. When an eligible employee elects to join an offering, he or she will be granted a purchase right to acquire shares of common stock on each purchase date within the offering. On the purchase date, all payroll deductions collected from the participant are automatically applied to the purchase of common stock, subject to certain limitations. Our board of directors had not yet established the terms of any offering.

        Payroll Deductions.    Generally, all regular employees, including executive officers, employed by us or by any of any of our parent or subsidiary companies designated by our board of directors may contribute, normally through payroll deductions, up to 15% of their eligible cash compensation (or such lesser amount set by our board of directors for a specific offering) for the purchase of common stock under the ESPP. Amounts deducted and accumulated for a participant are used to purchase shares of our common stock on the purchase dates established by our board of directors. All payroll deductions made for a participant are credited to his or her account under the ESPP and deposited with our general funds. A participant may make additional payments into such account only as specifically provided for in the offering and only if the participant has not exceeded certain limitations under the

ESPP or under the terms of such offering. The ESPP permits common stock to be purchased at a price per share no less than the lower of (i) 85% of the fair market value of a share of our common stock on the offering date, or (ii) 85% of the fair market value of a share of our common stock on the applicable purchase date.

        Purchase of Stock.    An eligible employee must sign and return an agreement in order to participate in the ESPP. In connection with offerings made under the ESPP, our board of directors may specify a maximum number of shares of common stock a participant may purchase and the maximum aggregate number of shares of common stock that may be purchased by all participants in such offering. In addition, in connection with each offering that contains more than one purchase date, our board of directors may specify a maximum aggregate number of shares of common stock that may be purchased by all participants on any purchase date under the offering. If the aggregate number of shares to be purchased upon exercise of outstanding purchase rights in the offering would exceed the maximum aggregate number of shares of common stock available, our board of directors will make a pro rata allocation of available shares in a uniform and equitable manner. Unless the employee's participation is discontinued, his or her right to purchase shares is exercised automatically at the next purchase date at the applicable price.

        Withdrawal.    During an offering, a participant may cease making contributions and withdraw from the offering by delivering a notice of withdrawal and terminating his or her payroll deductions in such form as we may require. Such withdrawal may occur at any time prior to the end of an offering except as otherwise provided by our board of directors. Upon such withdrawal, we will refund accumulated payroll deductions without interest to the employee, and such employee's right to participate in that offering will terminate. However, an employee's withdrawal from an offering does not generally affect such employee's eligibility to participate in subsequent offerings under the ESPP.

        Reset Feature.    Our board of directors has the authority to provide that if the fair market value of a share of our common stock on the first day of any purchase period within a particular offering is less than the fair market value on the start date of that offering, then the participants in that offering will automatically be transferred and enrolled in a new offering which will begin on the first day of that purchase period and the participant's purchase rights in the original offering will terminate.

        Limitations.    Our board of directors may limit participation in the ESPP to those persons who are customarily employed more than 20 hours per week and five months per calendar year by us (or by any of our parent or subsidiary companies designated by our board of directors) on the first day of an offering. The Board may also provide that a person must have been employed for such continuous period preceding the first day of the offering as our board of directors may require, but in no event may the required period of continuous employment be greater than two (2) years. In addition, our board of directors may provide in any offering that certain of our employees who are "highly compensated" as defined in the Code are not eligible to participate in the ESPP. Our board of directors may also provide that each person who, during the course of an offering, first becomes an eligible employee shall, on a date or dates specified in the offering, receive a purchase right under that offering at a price equal to the market price of our common stock at that time, which purchase right will be deemed to be a part of that offering, and such purchase right shall generally have the same characteristics as any purchase rights originally granted under that offering. No employee is eligible to participate in the ESPP if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of our stock or of any of our parent or subsidiary companies (including any stock which such employee may purchase under all outstanding purchase rights and stock options). In addition, no employee may purchase more than $25,000 worth of our common stock (valued at the time each purchase right is granted) for each calendar year during which those purchase rights are outstanding.

        Termination of Employment.    Purchase rights granted pursuant to any offering under the ESPP terminate upon cessation of employment for any reason, and we will refund all accumulated payroll deductions to the terminated employee without interest.

        Restrictions on Transfer.    A participant may not transfer rights granted under the ESPP other than by will, the laws of descent and distribution, or by a beneficiary designation as provided in the ESPP. During a participant's lifetime, purchase rights shall be exercisable only by such participant.

        Changes to Capital Structure.    In the event that there is any change to the outstanding common stock (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or other transaction not involving the receipt of consideration by Quark), appropriate adjustments will be made to (a) the class(es) and maximum number of securities subject to the ESPP, (b) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year, (c) the class(es) and number of securities subject to outstanding purchase rights, and (d) the class(es) and number of securities imposed by purchase limits under each ongoing offering.

        Corporate Transactions.    In the event of certain significant corporate transactions, any surviving or acquiring corporation may assume or substitute similar purchase rights for those outstanding under the ESPP. If the surviving or acquiring corporation does not assume such rights or substitute similar rights, then the participants' accumulated payroll deductions will be used to purchase of shares of common stock within ten (10) business days prior to the corporate transaction under any ongoing offerings, and such purchase rights will terminate immediately thereafter.

        Termination and Amendment.    Our board of directors may amend, suspend or terminate the ESPP at any time. Any amendment of the ESPP must be approved by our shareholders to the extent shareholder approval is necessary for the ESPP to satisfy Sections 423 of the Code or other applicable laws and regulations. Purchase rights granted before amendment or termination of the ESPP generally may not be altered or impaired by any amendment or termination of the ESPP without consent of the employee to whom such purchase rights were granted. No purchase rights may be granted under the ESPP while the ESPP is suspended or after it is terminated.

Compensation Committee Interlocks and Insider Participation

        The members of our Compensation Committee for the fiscal year ended December 31, 2006 included Dr. Zurr, our Chief Executive Officer, Dr. Rubinfeld and Mr. Simon. None of our executive officers currently serves or in the prior three years has served as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee.

Limitation of Liability and Indemnification

        Our amended and restated articles of incorporation, which will become effective upon the closing of this offering, limits the liability of our directors to the fullest extent permitted by California law. The California Corporations Code authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers, subject to certain exceptions, by reason of the fact that the person is or was an agent of the corporation, if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation.

        Our amended and restated bylaws, which will become effective upon the closing of this offering, provide that we will indemnify our directors and executive officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our amended and restated bylaws permit such indemnification. We have obtained such a directors' and officers' liability insurance policy.

        We intend to enter into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

        At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        The following is a summary of transactions from January 1, 2004 to May 23, 2007 to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors or beneficial holders of more than five percent of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements which are described under the section of this prospectus entitled "Compensation Discussion and Analysis."

Policies and Procedures for Related Party Transactions

        We anticipate adopting a policy prior the closing of this offering, but do not currently have a policy in place.

Sale of Securities

        In December 2005, February 2006 and May 2006, we issued and sold to holders of more than 5% of our capital stock an aggregate of 6,643,346 shares of Series G preferred stock at a purchase price of $1.43 per share, for an aggregate consideration of approximately $9,500,000. Upon the closing of this offering, these shares will convert into an aggregate of 2,290,806 shares of common stock.

        In December 2005, February 2006 and May 2006, in connection with the issuance of shares of Series G preferred stock to investors, we issued and sold warrants to purchase an aggregate of 723,409 shares of common stock of which 385,770 were outstanding as of May 23, 2007. The warrants have an exercise price of $4.15 per share. These warrants will terminate if not exercised prior to the closing of this offering.

        The participants in these preferred stock and common stock warrant issuances include the following director and holders of more than 5% of our capital stock. The following table presents the number of shares issued to these related parties in these issuances. For a description of current beneficial ownership, see "Principal Shareholders".

Purchaser	Series G preferred stock	Common stock warrants
5% Shareholders
Trans-science Global Bio-Technology Fund	3,076,923	212,201
Asuka DBJ Investment LPS	2,447,542	168,795

Amended and Restated Investors' Rights Agreement

        We have entered into an investors' rights agreement with the purchasers of our outstanding preferred stock and certain holders of common stock, warrants to purchase Series D Preferred stock and warrants to purchase our common stock, including entities with which certain of our directors are affiliated. As of May 23, 2007, the holders of 12,882,012 shares of our common stock, including the shares of common stock issued upon the automatic conversion of our preferred stock and shares of common stock issued upon exercise of warrants, are entitled to rights with respect to the registration of their shares under the Securities Act. For a description of these registration rights, see "Description of Capital Stock — Registration Rights."

Employment Agreements

        We have entered into employment agreements with our executive officers and directors. For more information regarding these agreements, see "Compensation Discussion and Analysis — Employment Agreements and Potential Payments Upon Termination."

Stock Options Granted to Executive Officers and Directors

        We have granted stock options to our executive officers and directors. For more information regarding these stock options, see "Management — Executive Compensation."

Our Agreement with Trans-Science, Inc.

        In January 2006, we entered into a Support Services Agreement with Trans-Science, Inc., or Trans-Science, one of our principal shareholders. Under the terms of the agreement, we agreed to establish a registered entity in Japan that would be mutually agreeable to both parties after consulting our legal and tax advisors. Trans-Science agreed to provide support services necessary in connection with the establishment of our Japanese entity at the direction of a representative designated by us. We designated Tomomi Okamoto, one of the members of our board of directors and the senior operating officer and chief technology officer of Trans-Science, as our representative to coordinate the establishment of our Japanese entity and direct the support services to be provided. Such services included, among others, assistance in determining the legal form of entity in Japan and its establishment; assistance with business development activities to be designated by our board of directors; provide investor relations support and communications with our current Japanese shareholders; and provide support for any attempt to offer our capital stock in a public offering in Japan if we would so choose. In consideration for such services, we agreed to pay Trans-Science a service fee of $75,000 per quarter for the term of the agreement, in addition to any fees and expenses incurred by Trans-Science in establishing the Japanese legal entity. We did not provide additional compensation under the terms of the agreement to Ms. Okamoto. Trans-Science was responsible for paying all compensation earned by Ms. Okamoto in acting as our designated representative under the agreement.

        The agreement was amended effective January 1, 2007, to govern the relationship between the parties through April 30, 2007. The amendment provided that during this term, the fee payable to Trans- Science was $36,000, in addition to reasonable expenses pre-approved by Quark, incurred by Trans-Science in connection with the agreement. The agreement terminated on April 30, 2007.

Indemnification Agreements with Executive Officers and Directors

        Effective upon the closing of this offering, we will have entered into an indemnification agreement with each of our directors and executive officers. These indemnification agreements and our amended and restated articles of incorporation and amended and restated bylaws will indemnify each of our directors and officers to the fullest extent permitted by the California Corporations Code. See "Management — Limitation of Liability and Indemnification."

PRINCIPAL SHAREHOLDERS

        The following table sets forth information regarding the beneficial ownership of our common stock as of May 23, 2007 and as adjusted to reflect the sale of the common stock in this offering for:

  •
  each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

  •
  each of our named executive officers;

  •
  each of our directors; and

  •
  all of our executive officers and directors as a group.

        The percentage ownership information shown in the table is based upon 18,274,768 shares of common stock outstanding as of May 23, 2007, assuming the conversion of all outstanding shares of our preferred stock as of May 23, 2007 and the issuance of 5,000,000 shares of common stock in this offering. The percentage ownership information assumes no exercise of the underwriters' over-allotment option.

        Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before July 22, 2007, which is 60 days after May 23, 2007. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

        Except as otherwise noted below, the address for each person or entity listed in the table is c/o Quark Pharmaceuticals, Inc., 6501 Dumbarton Circle, Fremont, California 94555.

		Percentage of shares beneficially owned (%)
	Number of shares beneficially owned
Name and Address of Beneficial Owner		Before offering	After offering
5% Shareholders
Tako Ventures, LLC(1) Attn: Lawrence J. Ellison Oracle Corporation 500 Oracle Parkway Redwood Shores, CA 94605	5,610,681	42.3	30.7
Trans-Science Global Bio-Technology Fund(2) The Imperial Hotel Tower Uchisaiwaicho, Chiyoda-ku Tokyo 100-0011	1,273,208	9.6	7.0
Asuka DBJ Investment LPS(3) Landic Akasaka Bldg. 8F, 2-3-4 Akasaka, Minato-ku Tokyo 107-0052	1,012,774	7.5	5.5

Executive Officers and Directors
Daniel Zurr, Ph.D.(4)	1,729,884	13.0	9.5
Rami Skaliter, Ph.D.(5)	70,112	*	*
Smadar Samira Shakked(6)	36,635	*	*
Shai Erlich, Ph.D.(7)	22,304	*	*
Juliana Freidmann, M.Sc.(8)	31,033	*	*
Steven Fink(9)	5,610,681	42.3	30.7
Tomomi Okamoto	0	*	*
Joseph Rubinfeld, Ph.D.(10)	332,447	*	*
Philip B. Simon(11)	5,662,404	42.5	30.9
Howard T. Slayen	0	*	*
All executive officers and directors as a group (10 persons)	7,916,640	59.6	43.3

*
Represents beneficial ownership of less than 1%.

(1)
Mr. Philip B. Simon is the President and Mr. Steven B. Fink is the Chief Executive Officer of Lawrence Invesments LLC, the General Partner of Tako Ventures LLC ("Tako"). Messrs. Simon and Fink each have voting authority over the shares held by Tako, although Mr. Lawrence J. Ellison, by virture of his control of Tako, possess the ultimate authority over the voting and disposition of such shares. Messrs. Simon and Fink disclaim beneficial ownership of the shares held by Tako except to the extent of their pecuniary interest therein.

(2)
Mr. Kazuyuki Matsui is the President and CEO of SBI Asset Management Co., Ltd., the General Partner of Trans-Science Global Bio-Technology Fund ("TGB") and may be deemed to possess voting and dispositive authority over the shares held by TGB. Mr. Matsui disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(3)
Mr. Toru Mio is the Representative Director of Asuka DBJ Partners Co., Ltd., the General Partner of Asuka DBJ Investment LPS ("Asuka") and may be deemed to possess voting and dispositive authority over the shares held by Asuka. Mr. Mio disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(4)
Includes 5,747 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of May 23, 2007.

(5)
Includes 63,216 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of May 23, 2007.

(6)
Includes 36,635 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of May 23, 2007.

(7)
Includes 22,304 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of May 23, 2007.

(8)
Includes 31,033 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of May 23, 2007.

(9)
Includes 5,610,681 shares of common stock beneficially owned directly by Tako Ventures, LLC. Mr. Fink is Chief Executive Officer of Lawrence Investments, LLC, the parent company of Tako Ventures, LLC. Mr. Fink disclaims beneficial ownership of the shares held by Tako Ventures, LLC except to the extent of his pecuniary interest therein.

(10)
Includes 34,482 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of May 23, 2007. Includes 274,127 shares beneficially owned directly by Mr. Rubinfeld's spouse and daughter.

(11)
Includes 51,723 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of May 23, 2007. Includes 5,610,681 shares of common stock beneficially owned directly by Tako Ventures, LLC. Mr. Simon is president of Lawrence Investments, LLC, the parent company of Tako Ventures, LLC. Mr. Simon disclaims beneficial ownership of the shares held by Tako Ventures, LLC except to the extent of his pecuniary interest therein.

DESCRIPTION OF CAPITAL STOCK

        Upon completion of this offering and the filing of our amended and restated articles of incorporation, our authorized capital stock will consist of 72,500,000 shares of common stock, par value $0.001 per share, and 35,555,951 shares of preferred stock, par value $0.001 per share.

        The following is a summary of the rights of our common stock and preferred stock. This summary is not complete. For more detailed information, please see our amended and restated articles of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Outstanding Shares.

        Based on 13,274,768 shares of common stock outstanding as of May 23, 2007, which assumes the conversion of all outstanding preferred stock into 10,296,105 shares of common stock upon the completion of this offering, the issuance of 5,000,000 shares of common stock in this offering, and no exercise of outstanding options or warrants, there will be 18,274,768 shares of common stock outstanding upon completion of this offering. As of May 23, 2007, assuming the conversion of all outstanding preferred stock into common stock upon the completion of this offering, we had approximately 100 record holders of our common stock.

        As of May 23, 2007, there were 1,598,732 shares of common stock subject to outstanding options, 385,770 shares of common stock subject to outstanding warrants which expire upon completion of this offering and 1,331 shares of common stock subject to outstanding warrants which survive the offering.

Voting Rights.

        Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of the shareholders, including the election of directors. Our amended and restated articles of incorporation and amended and restated bylaws do not provide for cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors have the ability to elect all of the directors standing for election.

Dividends.

        Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation.

        In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Rights and Preferences.

        Holders of our common stock have no preemptive or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable.

        All of our outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, fully paid and nonassessable.

Preferred Stock

        Upon the closing of this offering, all outstanding shares of preferred stock will convert into shares of common stock. See Notes 10 and 11 to our financial statements for a description of the currently outstanding preferred stock.

Warrants

        As of May 23, 2007, warrants to purchase a total of 385,770 shares of our common stock were outstanding with a weighted average exercise price of $4.15 per share. These warrants have a net exercise provision under which the holder may, at their option and in lieu of payment of the exercise price in cash, convert the warrants and receive a net amount of shares of common stock based on the fair market value of our common stock at the time of exercise of the warrant after deduction of the aggregate exercise price. Each warrant contains provisions for the adjustment of the exercise price and the number of shares issuable upon exercise of the warrant in the event of stock dividends, stock splits, reorganizations, reclassifications and consolidations. Warrants exercisable for 385,770 shares of common stock will terminate if not exercised prior to the closing of this offering.

        As of May 23, 2007, warrants exercisable for a total of 2,799 shares of our Series D preferred stock were outstanding. These warrants were issued in connection with our Series D preferred stock private financing that took place in August and September of 1997. These warrants are immediately exercisable at an exercise price of $4.00 per share of Series D preferred stock, subject to certain adjustments, including upon the conversion of our Series D preferred stock into shares of our common stock. These warrants will expire on September 9, 2007. However, if our common stock maintains a certain per share price following the closing of this offering, we have the right upon written notice to each warrant-holder to terminate the warrant to the extent not exercised within thirty days following receipt by the warrant-holder of such notice. Upon completion of this offering, these warrants will convert into warrants to purchase 1,331 shares of our common stock, at an exercise price of $8.38 per share. These warrants for Series D preferred stock have net exercise provisions under which the holder may, at their option and in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares of Series D preferred stock based on the fair market value of our Series D preferred stock at the time of exercise of the warrant after deduction of the aggregate exercise price. These warrants also contain provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant in the event of stock dividends, stock splits or stock combinations, reclassifications, combinations or exchanges.

Registration Rights

        Under our Third Amended and Restated Investor Rights Agreement, following the completion of this offering, the holders of 12,882,012 shares of common stock, including the shares of common stock issued upon exercise of warrants to purchase common stock, or their permitted transferees, have the right to require us to register their shares with the SEC so that those shares may be publicly resold, or to include their shares in any registration statement we file, in each case as described below.

Demand Registration Rights.

        At any time beginning six months after the completion of this offering, the holders of at least 33% of shares having registration rights issued upon conversion of Series A, Series B, Series C, Series D, Series E, Series F and Series G preferred stock, shares held by certain of our founders and other holders and shares of common stock issued upon exercise of warrants to purchase common stock, have the right to request that we file registration statements for such holders, so long as the aggregate value of securities to be sold under such registration statement is at least $3,000,000 or such requesting holders include at least an aggregate of 15% of securities held by them in such registration. We are only obligated to file up to two registration statements upon the request of such holders and shall not be required to effect a service of process in order to effect a registration. The registration rights are subject to other specified conditions and limitations, including the right of underwriters to limit the number of shares in any such registration under certain circumstances, or if our President shall sign a certificate to be furnished to such holders which includes a statement that, in the good faith judgment of our board of directors, it would be seriously detrimental to the Company or our shareholders to effect such a registration in the near future.

"Piggyback" Registration Rights.

        Following the completion of this offering, if we register any securities on our own account for public sale, we are required to give shareholders holding registration rights notice of such registration and include their shares in the registration statement. The underwriters of any underwritten offering will have the right to limit the number of shares having registration rights to be included in the registration.

Form S-3 Registration Rights.

        If we are eligible to file a registration statement on Form S-3, and holders of at least 2% of our then outstanding shares having registration rights, assuming the exercise or conversion of all outstanding warrants and stock options to purchase common stock, shall request the Company to file a registration on Form S-3 with an aggregate offering price to the public that would exceed $1,000,000, then we shall be obligated to use our best efforts to register such shares. However, we shall not be required to effect such registration more than twice in any twelve month period.

Expenses of Registration.

        We will pay all expenses relating to all demand registrations, Form S-3 registrations and piggyback registrations, other than underwriting discounts and commissions and stock transfer taxes.

Expiration of Registration Rights.

        The registration rights described above terminate as to each holder at such time as a public market for the Company's common stock exists, and all shares held by such holder may be sold within a three month period pursuant to Rule 144 or any other applicable exemption from registration.

Anti-Takeover Provisions of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws

        Provisions of our amended and restated articles of incorporation and amended and restated bylaws, which will become effective prior to the closing of this offering, may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which shareholders might otherwise receive a premium for their shares, or transactions that our shareholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

  •
  provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

  •
  require that following completion of this offering any action to be taken by our shareholders must be effected at a duly called annual or special meeting of shareholders and not be taken by written consent;

  •
  provide that shareholders seeking to present proposals before a meeting of shareholders or to nominate candidates for election as directors at a meeting of shareholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a shareholder's notice;

  •
  do not provide for cumulative voting rights following the time that we become a listed company (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose); and

  •
  provide that shareholders will be permitted to amend our amended and restated bylaws only upon receiving at least 66 2/3% of the votes entitled to be cast by holders of all outstanding shares then entitled to vote generally in the election of directors, voting together as a single class.

        In addition, as a California corporation, we are subject to the provisions of Section 1203 of the California Corporations Code, which requires us to provide a fairness opinion to our shareholders in connection with their consideration of any proposed "interested party" reorganization transaction.

Listing

        We have applied to have our common stock listed on the NASDAQ Global Market under the symbol "QURK."

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Mellon Investor Services. The transfer agent and registrar's address is Newport Office Center VII, 480 Washington Blvd., Jersey City, New Jersey 07310.

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price for our common stock as well as our ability to raise equity capital in the future.

        Based on the number of shares of common stock outstanding as of May 23, 2007, upon the closing of this offering, 18,274,768 shares of our common stock will be outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of options or warrants. All of the shares sold in this offering will be freely tradable unless held by our affiliates. Except as set forth below, the remaining 13,274,768 shares of common stock outstanding after this offering will be restricted as a result of securities laws or lock-up agreements. These remaining shares will generally become available for sale in the public market as follows:

  •
  1,915,131 shares of common stock will be eligible for sale pursuant to Rule 144(k) upon expiration of lock-up agreements 180 days after the date of this prospectus, unless the lock-up is otherwise extended;

  •
  11,021,998 shares of common stock will be eligible for sale under Rule 144 or Rule 701 upon expiration of lock-up agreements 180 days after the date of this prospectus, unless the lock-up is otherwise extended; and

  •
  337,639 shares of common stock will be eligible for sale from time to time thereafter upon expiration of their respective one-year holding periods, but could be sold earlier if the holders exercise any available registration rights.

Rule 144

        In general, pursuant to Rule 144 promulgated under the Securities Act as in effect on the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of our common stock then outstanding, which will equal approximately 182,747 shares immediately after this offering; or

  •
  the average weekly trading volume of our common stock on the NASDAQ Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

        Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

        Pursuant to Rule 144(k) promulgated under the Securities Act as in effect on the date of this prospectus, a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. 1,915,131 shares of our common stock will qualify for resale under Rule 144(k) within 180 days of the date of this prospectus. Substantially all shares qualifying for resale under

Rule 144(k) are subject to lock-up agreements as described below and under "Underwriting" and will become eligible for sale at the expiration of those agreements.

Rule 701

        Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers, directors or consultants who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares. However, substantially all Rule 701 shares are subject to lock-up agreements as described below and under "Underwriting" and will become eligible for sale at the expiration of those agreements.

Lock-Up Agreements

        We, our directors, executive officers and the holders of more than 90% of our currently outstanding shares and shares issuable upon exercise or conversion of other outstanding equity securities, have agreed with the underwriters that for a period of at least 180 days following the date of this prospectus, not to offer, sell, assign, transfer, pledge, contract to sell or otherwise dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for shares of common stock, subject to specified exceptions. J.P. Morgan Securities Inc. and Banc of America Securities LLC may, at any time without prior notice, release all or any portion of the shares from the restrictions in any such agreement.

        See "Underwriting" for a more complete description of these lock-up agreements.

Registration Rights

        Upon the closing of this offering, the holders of 12,494,911 shares of our common stock and warrants to purchase up to 387,101 shares of our common stock will be entitled to rights with respect to the registration of their shares under the Securities Act, subject to the lock-up agreements described above. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of this registration. Any sales of securities by these shareholders could have a material adverse effect on the trading price of our common stock. See "Description of Capital Stock — Registration Rights."

Equity Incentive Plans

        We intend to file with the SEC a registration statement under the Securities Act covering the shares of common stock reserved for issuance under our 2007 Equity Incentive Plan and 2007 Employee Stock Purchase Plan. The registration statement is expected to be filed and become effective as soon as practicable after the closing of this offering. Accordingly, shares registered under the registration statement will be available for sale in the open market following its effective date, subject to the lock-up agreements described above, if applicable.

MATERIAL U.S. TAX CONSEQUENCES FOR
NON-U.S. HOLDERS OF COMMON STOCK

        The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder. For purposes of this discussion, you are a "non-U.S. holder" if you are a beneficial owner of our common stock and you are not, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation or any other entity taxable as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, or of any political subdivision of the United States;

  •
  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust, in general, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or if the trust has made a valid election to be treated as a U.S. person under applicable U.S. Treasury regulations.

        If you are an individual, you may be treated as a resident of the United States in any calendar year for U.S. federal income tax purposes, instead of a nonresident, by, among other ways, if you have a "substantial presence" in the United States, as defined in the Internal Revenue Code of 1986, as amended (the "Code") and applicable U.S. Treasury regulations. Residents are taxed for U.S. federal income tax purposes as if they were U.S. citizens. If a partnership or other flow-through entity is a beneficial owner of our common stock, the tax treatment of a partner in the partnership or owner of the entity will generally depend on the status of the partner or owner and the activities of the partnership or entity. Such holders and their partners or owners should consult their own tax advisors regarding U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of shares of our common stock.

        This discussion does not purport to address all aspects of U.S. federal income and estate taxes or specific facts and circumstances that may be relevant to a particular non-U.S. holder's tax position, including:

  •
  U.S. state or local or any non-U.S. tax consequences;

  •
  the tax consequences for the shareholders, partners or beneficiaries of a non-U.S. holder;

  •
  special tax rules that may apply to particular non-U.S. holders, such as financial institutions, insurance companies, tax-exempt organizations, U.S. expatriates, broker-dealers and traders in securities, or partnerships, S corporations and other pass-through entities; and

  •
  special tax rules that may apply to a non-U.S. holder that holds our common stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or integrated investment.

        The following discussion is based on provisions of the Code, existing and proposed U.S. Treasury regulations and administrative and judicial interpretations, all as of the date of this prospectus, and all of which are subject to change, possibly with retroactive effect. The following summary assumes that you hold our common stock as a capital asset (generally, property held for investment). Each non-U.S. holder should consult a tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of shares of our common stock.

Dividends

        We do not anticipate paying cash dividends on our common stock in the foreseeable future. See the section of this prospectus entitled "Dividend Policy." In the event, however, that we pay dividends on our common stock, we will have to withhold a U.S. federal withholding tax at a rate of 30%, or a lower rate under an applicable income tax treaty, from the gross amount of the dividends paid to you. You should consult your tax advisors regarding your entitlement to benefits under a relevant income tax treaty. Generally, in order for us to withhold tax at a lower treaty rate, you must provide us with a properly executed Form W-8BEN certifying your eligibility for the lower treaty rate.

        Special certification and other requirements apply to certain non-U.S. holders that are claiming eligibility for a lower treaty rate and that are entities rather than individuals. A non-U.S. holder that is a foreign partnership or a foreign trust is urged to consult its tax advisor regarding its status under U.S. Treasury regulations and the certification requirements applicable to it.

        If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the U.S. Internal Revenue Service.

        If the dividend is effectively connected with your conduct of a trade or business in the United States and, if an income tax treaty applies, is attributable to a permanent establishment that you maintain in the United States, the dividend will generally be exempt from the U.S. federal withholding tax, provided that you supply us with a properly executed Form W-8ECI. In this case, the dividend will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons and, if you are a foreign corporation, you may be subject to an additional branch profits tax at a rate of 30% or a lower rate as may be specified by an applicable income tax treaty.

Gain on Dispositions of Common Stock

        You generally will not be subject to U.S. federal income tax on gain recognized on a disposition of our common stock unless:

  •
  the gain is effectively connected with your conduct of a trade or business in the United States and, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by you in the United States; in this case, the gain will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons and, if you are a foreign corporation, you may be subject to an additional branch profits tax at a rate of 30% or a lower rate as may be specified by an applicable income tax treaty;

  •
  you are an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets other requirements; in this case, you will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable treaty) on the gain derived from the sale, which may be offset by U.S. source capital losses, even though you are not considered a resident of the United States; or

  •
  we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that you held our common stock; in this case, subject to the discussion below, the gain will be taxed on a net income basis in the manner described in the first bullet paragraph above.

        Generally, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. The tax relating to stock in a "U.S. real property holding corporation" generally will not apply to a

non-U.S. holder whose holdings, direct, indirect and constructive, at all times during the applicable period, constituted 5% or less of our common stock, provided that our common stock was regularly traded on an established securities market. We believe that we are not currently, and we do not anticipate becoming in the future, a "U.S. real property holding corporation" for U.S. federal income tax purposes.

Federal Estate Tax

        Common stock owned or treated as owned by an individual who is a non-U.S. holder (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding

        Information returns will be filed with the U.S. Internal Revenue Service in connection with payments of dividends and the proceeds from a sale or other disposition of our common stock. Dividends paid to you may be subject to information reporting and U.S. backup withholding. The backup withholding tax rate currently is 28%. You generally will be exempt from such backup withholding if you provide a properly executed Form W-8BEN or otherwise meet documentary evidence requirements for establishing that you are a non-U.S. holder or otherwise establish an exemption.

        The gross proceeds from the disposition of our common stock may be subject to information reporting and backup withholding. If you sell your shares of our common stock outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally (except as provided in the following sentence) will not apply to that payment. However, information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell our common stock through a non-U.S. office of a broker that:

  •
  is a U.S. person;

  •
  derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

  •
  is a "controlled foreign corporation" for U.S. tax purposes; or

  •
  is a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, or the foreign partnership is engaged in a U.S. trade or business

Unless the broker has documentary evidence in its files that you are a non-U.S. person and various other conditions are met or you otherwise establish exemption.

        If you receive payments of the proceeds of a sale of our common stock to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide a properly executed Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption.

        You generally may obtain a refund of any amount withheld under the backup withholding rules that exceeds your income tax liability by timely filing a refund claim with the U.S. Internal Revenue Service.

UNDERWRITING

        We are offering the shares of common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities Inc. and Banc of America Securities LLC are acting as joint book running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of shares
J.P. Morgan Securities Inc.
Banc of America Securities LLC
CIBC World Markets Corp.
C.E. Unterberg, Towbin, LLC

Total	5,000,000

        The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

        The underwriters propose to offer the shares of common stock directly to the pubic at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $                        per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $                        per share from the initial public offering price. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. The representatives have advised us that the underwriters do not intend to confirm discretionary sales in excess of 5% of the common shares offered in this offering.

        The underwriters have an option to buy up to 750,000 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above.

        The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $                        per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	No exercise	Full exercise
Per share	$	$
Total to be paid by us	$	$

        We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $2.25 million.

        We, our officers and directors and the holders of more than 90% of our currently outstanding shares and shares issuable upon exercise or conversion of other outstanding equity securities, have agreed not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction is to be settled by delivery of common stock or such other securities, in cash or otherwise, in each case without the prior written consent of J.P. Morgan Securities Inc. and Banc of America Securities LLC. In addition, we have agreed not to file, and such holders have agreed not to exercise any rights that would require the filing of, a registration statement with the SEC relating to any such shares without the prior written consent of J.P. Morgan Securities Inc. and Banc of America Securities LLC. The foregoing restrictions are subject to certain exceptions relating to our issuance of equity awards and shares of our common stock under our existing equity incentive plans, the acquisition of shares pursuant to outstanding options, warrants or convertible securities (provided that the shares acquired upon exercise or conversion of such securities remain subject to these restrictions) and the sale of our common stock acquired in this offering or in open market transactions following this offering. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

        We have applied to have our common stock approved for listing on the NASDAQ Global Market under the symbol "QURK."

        In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

        The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

        These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NASDAQ Global Market, in the over-the-counter market or otherwise.

        Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:

  •
  the information set forth in this prospectus and otherwise available to the representatives;

  •
  our prospects and the history and prospects for the industry in which we compete;

  •
  an assessment of our management;

  •
  our prospects for future earnings;

  •
  the general condition of the securities markets at the time of this offering;

  •
  the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

  •
  other factors deemed relevant by the underwriters and us.

        Neither we nor the underwriters can assure investors that an active trading market will develop for our common shares, or that the shares will trade in the public market at or above the initial public offering price.

        A prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

        At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares offered in this prospectus for our business associates. The number of shares of common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered in this prospectus.

NOTICE TO INVESTORS

European Economic Area

        In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, or a relevant member state, with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state, or the relevant implementation date, the underwriter has not made and will not make an offer of our common stock to the public in that relevant member state prior to the publication of a prospectus in relation to the common stock which has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that it may, with effect from and including the relevant Implementation Date, make an offer of our common stock to the public in that relevant member state at any time:

  •
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year, (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

  •
  in any other circumstances which do not require the publication by the issuer of a prospectus as required by Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of our common stock to the public" in relation to any of our common stock in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the common stock to be offered so as to enable an investor to decide to purchase or subscribe for our common stock, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

United Kingdom

        The underwriter has not made and will not make an offer of our common stock to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended), or the FSMA, except to legal entities which are authorized or regulated to operate in the financial markets or whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by the company of a prospectus as required by the Prospectus Rules of the Financial Services Authority. The underwriter has only communicated and will only communicate an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the company, and the underwriter has complied with and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to our common stock in, from or otherwise involving the United Kingdom.

France

        Neither this prospectus nor any offering material relating to our common stock has been or will be submitted to the "Commission des Opérations de Bourse" for approval ("Visa"), in France. The underwriter has not offered or sold and will not offer or sell any of our common stocks or distribute or cause to be distributed any copies of this prospectus or any offering material relating to our common stock, directly or indirectly, in France, except (a) with the prior authorization of the French Ministry for Economy and Finance in accordance with Articles 9 and 10 of the 'Décret' of December 29, 1989 regulating financial relations between France and foreign countries, or (b) to qualified investors ("investisseurs qualifiés"), and/or a restricted group of investors ("cercle restreint d'investisseurs"), in each case acting for their account, all as defined in, and in accordance with, Article L. 411-l and L. 411-2 of the Monetary and Financial Code and "Décret" no. 98-880 dated October 1, 1998.

Germany

        This prospectus is not a Securities Selling Prospectus within the meaning of the German Securities Sales Prospectus Act of September 9, 1998 and has not been filed with and approved by the German Federal Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) or any other competent German governmental authority under the relevant laws. The underwriter has not offered or sold and will not offer or sell any of our common stock or distribute copies of this prospectus or any document relating to our common stock, directly or indirectly, in Germany except to persons falling within the scope of section 2 numbers 1 (persons who as part of their profession, occupation or business, purchase or sell securities for their own account or for the account of third parties), 2 (a restricted circle of persons) and 3 (employees by their employer or related group companies) of the German Securities Sales Prospectus Act of September 8, 1998 and by doing so has not taken, and will not take, any steps which would constitute a public offering of our common stock in Germany.

Italy

        The offering of our common stock in Italy has not been registered with the Commissione Nazionale per le Società e la Borsa ("CONSOB") pursuant to Italian securities legislation and, accordingly: (i) our common stock cannot be offered, sold or delivered in the Republic of Italy ("Italy") in a solicitation to the public at large (sollecitazione all'investimento) within the meaning of Article 1, paragraph 1, letter (t) of Legislative Decree no. 58 of February 24, 1998 (the "Financial Services Act"), nor may any copy of this prospectus or any other document relating to our common stock be distributed in Italy, (ii) our common stock cannot be offered, sold and/or delivered, nor may any copy of this prospectus or any other document relating to our common stock be distributed, either in the primary or in the secondary market, to individuals in Italy, and (iii) sales of our common stock in Italy shall only be: (a) negotiated with "Professional Investors" (operatori qualificati), as defined under Article 31, paragraph 2, of CONSOB Regulation no. 11522 of July 1, 1998, as amended ("CONSOB Regulation No. 11522"), (b) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Italian Banking Act, the Financial Services Act, CONSOB Regulation no. 11522 and all the other relevant provisions of Italian law, and (c) effected in accordance with any other Italian securities, tax and exchange control and other applicable laws and regulations and any other applicable requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

Switzerland

        This prospectus does not constitute a prospectus within the meaning of Article 652a and Art. 1156 of the Swiss Code of Obligations (Schweizerisches Obligationenrecht), and none of this offering of our common stock has been or will be approved by any Swiss regulatory authority.

Israel

        This document does not constitute a prospectus approved by the Israeli Securities Authority. The securities are being offered in Israel solely to investors of the categories listed in the annex to Israeli Securities Law and possibly to a limited number of other investors, in all cases under circumstances that do no constitute an "offering to the public" under Section 15 of the Israeli Securities Law. This document may not be reproduced or used for any other purpose or furnished to any other person other than those to whom copies have been sent.

        Nothing in this document should be considered consulting as defined in the Investment Consulting, Investments Marketing and Portfolio Management Law—1995.

Japan

        Our common stock has not been and will not be registered under the Securities and Exchange Law of Japan and may not be offered or sold, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to, or for the account or benefit of, any person for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except (i) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the Securities and Exchange Law of Japan and (ii) in compliance with any other relevant laws and regulations of Japan.

LEGAL MATTERS

        The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Cooley Godward Kronish LLP, Palo Alto, California. The underwriters are being represented by Davis Polk & Wardwell, Menlo Park, California.

EXPERTS

        Our consolidated financial statements at December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, appearing in this prospectus and the registration statement of which this prospectus forms a part have been audited by Kost, Forer Gabbay and Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        We have engaged the services of an independent valuation firm, Empire Valuation Consultants, LLC, to perform an analysis to determine the fair value of our common stock for accounting purposes on various measurement dates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the shares of common stock being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to Quark Pharmaceuticals, Inc. and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

        You can read our SEC filings, including the registration statement, over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

        Upon the closing of this offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above. We also maintain a website at www.quarkpharma.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that can be accessed through, our website is not part of this prospectus.

 QUARK PHARMACEUTICALS, INC.

(FORMERLY: QUARK BIOTECH, INC.)

CONSOLIDATED FINANCIAL STATEMENTS

IN U.S. DOLLARS

Index

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
Quark Pharmaceuticals, Inc. (Formerly: Quark Biotech, Inc.)

        We have audited the accompanying consolidated balance sheets of Quark Pharmaceuticals, Inc. (Formerly: Quark Biotech, Inc.) ("the Company") as of December 31, 2005 and 2006, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2005 and 2006, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 2k to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standard No. 123(R), "Share-Based Payment", effective January 1, 2006.

Tel-Aviv, Israel March 29, 2007, except as to Note 11.a, as to which the date is June 4, 2007	/s/ KOST FORER GABBAY & KASIERER KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global

 QUARK PHARMACEUTICALS, INC.

(FORMERLY: QUARK BIOTECH, INC.)

Consolidated Balance Sheets

U.S. dollars in thousands

	December 31,
			March 31 2007
	2005	2006
			(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$18,326	$19,842	$26,793
Accounts receivable	—	647	935
Other receivables and prepaid expenses (Note 4)	111	313	1,101
Loan and receivable from related party (Note 5)	—	560	136

Total current assets	18,437	21,362	28,965

LONG-TERM LEASE DEPOSIT AND RESTRICTED BANK DEPOSIT	299	208	232

LONG-TERM LOAN TO RELATED PARTY (Note 5)	538	—	—

SEVERANCE PAY FUND	462	520	542

PROPERTY AND EQUIPMENT, NET (Note 6)	1,694	802	712

Total assets	$21,430	$22,892	$30,451

The accompanying notes are an integral part of the consolidated financial statements.

 QUARK PHARMACEUTICALS, INC.

(FORMERLY: QUARK BIOTECH, INC.)

Consolidated Balance Sheets

U.S. dollars in thousands (except share data)

	Year ended December 31,
			March 31, 2007	Pro forma shareholders' equity as of March 31, 2007
	2005	2006
			(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Trade payables	$473	$2,155	$3,155
Accrued research and development fees	1,195	1,688	2,479
Other payables and accrued expenses (Note 7)	1,179	1,205	2,275
Deferred revenues	53	11,677	8,758

Total current liabilities	2,900	16,725	16,667

ACCRUED SEVERANCE PAY	471	521	545

COMMITMENTS AND CONTINGENT LIABILITIES (Note 8)
REDEEMABLE CONVERTIBLE PREFERRED STOCK (Note 10):
Series F Redeemable Convertible Preferred stock $0.001 par value: 1,143,764 shares authorized, issued and outstanding at December 31, 2005 and 2006 and reclassified to shareholders' equity at March 31, 2007; Aggregate liquidation preference of $13,725 at December 31, 2006; No shares authorized or issued and outstanding pro-forma (unaudited)	874	236	—	$—

SHAREHOLDERS' EQUITY:
Share capital (Note 11):
Common A stock $0.001 par value: Authorized: 72,500,000 shares at December 31, 2005, 2006 and March 31, 2007 (unaudited); Issued and outstanding: 2,628,784 shares at December 31, 2005 and 2006 and 2,640,852 shares at March 31, 2007 (unaudited); 72,500,000 shares authorized and 12,936,957 shares, issued and outstanding pro-forma (unaudited)	3	3	3	13
Series A-G Convertible Preferred stock $0.001 par value: Authorized: 34,412,187 shares at December 31, 2005, 2006 and 35,555,951 March 31, 2007 (unaudited); Issued and outstanding: 21,588,982 shares at December 31, 2005, 24,735,847 shares at December 31, 2006 and 25,879,611 shares at March 31, 2007 (unaudited); Aggregate liquidation preference of $72,676 at December 31, 2006 and $86,401 at March 31, 2007 (unaudited); 35,555,951 shares authorized and none issued and outstanding pro-forma (unaudited)	22	25	26
Additional paid-in capital	65,243	69,786	70,602	70,618
Accumulated deficit	(48,083)	(64,404)	(57,392)	(57,392)

Total shareholders' equity	17,185	5,410	13,239	$13,239

Total liabilities and shareholders' equity	$21,430	$22,892	$30,451

The accompanying notes are an integral part of the consolidated financial statements.

 QUARK PHARMACEUTICALS, INC.

(FORMERLY: QUARK BIOTECH, INC.)

Consolidated Statements of Operations

U.S. dollars in thousands (except share and per share data)

	Year ended December 31,			Three months ended March 31,
	2004	2005	2006	2006	2007
				(unaudited)
Revenues, net (Note 14)	$4,871	$3,438	$4,252	$275	$14,464

Operating costs and expenses:
Research and development	16,132	9,049	18,881	5,914	5,309
General and administrative	2,772	2,224	2,981	692	1,938
Impairment and write-off of property and equipment	2,470	—	—	—	—

Total operating costs and expenses	21,374	11,273	21,862	6,606	7,247

Operating income (loss)	(16,503)	(7,835)	(17,610)	(6,331)	7,217
Financial income, net (Note 12)	253	377	656	188	254
Other income (expenses)	17	—	(5)	(6)	(6)

Net income (loss)	(16,233)	(7,458)	(16,959)	(6,149)	7,465
Changes of redemption value of Series F Preferred stock	809	(118)	638	219	(336)
Deemed dividend as a result of warrants modification	—	—	—	—	(117)
Income attributable to Preferred shareholders (Note 13)	—	—	—	—	(6,686)
Net income (loss) to Common shareholders	$(15,424)	$(7,576)	$(16,321)	$(5,930)	$326

Net income (loss) per share of Common stock (Note 13):
Basic net income (loss) per share	$(5.95)	$(2.91)	$(6.21)	$(2.26)	$0.12

Weighted average number of shares used in computing basic net income (loss) per share	2,594,302	2,599,781	2,628,784	2,628,784	2,637,807

Diluted net income (loss) per share	$(5.95)	$(2.91)	$(6.21)	$(2.26)	$0.10

Weighted average number of shares used in computing diluted net income (loss) per share	2,594,302	2,599,781	2,628,784	2,628,784	3,193,769

Pro forma net income (loss) per share of Common stock (Note 2(l)):
Basic net income (loss) per share—pro forma (unaudited)			$(1.34)		$0.57

Weighted average number of shares used in computing basic net income (loss) per share — pro forma (unaudited)			12,685,072		12,933,912

Diluted net income (loss) per share—pro forma (unaudited)			$(1.34)		$0.54

Weighted average number of shares used in computing diluted net income (loss) per share pro forma (unaudited)			12,685,072		13,489,874

The accompanying notes are an integral part of the consolidated financial statements.

 QUARK PHARMACEUTICALS, INC.

(FORMERLY: QUARK BIOTECH, INC.)

Statements of Changes in Shareholders' Equity

U.S. dollars in thousands (except share data)

	Common A stock			Convertible Preferred stock
						Additional paid-in Capital	Accumulated deficit	Total shareholders' equity
	Stock	Amount		Stock	Amount
Balance at January 1, 2004	2,594,302	$3		14,246,336	$14	$54,855	$(25,083)	$29,789
Compensation related to options to non-employees	—	—		—	—	21	—	21
Changes in the redemption value of Series F Preferred stock	—	—		—	—	—	809	809
Net loss	—	—		—	—	—	(16,233)	(16,233)

Balance at December 31, 2004	2,594,302	$3		14,246,336	$14	$54,876	$(40,507)	$14,386
Issuance of shares of Preferred stock and warrants, net	—	—		7,342,646	8	10,341	—	10,349
Exercise of options	34,482	—	(*)	—	—	13	—	13
Compensation related to options to non-employees	—	—		—	—	13	—	13
Changes in the redemption value of Series F Preferred stock	—	—			—	—	(118)	(118)
Net loss	—	—		—	—	—	(7,458)	(7,458)

Balance at December 31, 2005	2,628,784	$3		21,588,982	$22	$65,243	$(48,083)	$17,185
Issuance of shares of Preferred stock and warrants, net	—	—		3,146,865	3	4,456	—	4,459
Stock-based compensation to employees	—	—		—	—	8	—	8
Compensation related to options to non-employees	—	—		—	—	79	—	79
Changes in the redemption value of Series F Preferred stock	—	—		—	—	—	638	638
Net loss	—	—		—	—	—	(16,959)	(16,959)

Balance at December 31, 2006	2,628,784	$3		24,735,847	$25	$69,786	$(64,404)	$5,410
Exercise of options	12,068	—	(*)	—	—	24	—	24
Stock-based compensation to employees	—	—		—	—	102	—	102
Compensation related to options to non- employees	—	—		—	—	2	—	2
Changes in the redemption value of Series F Preferred stock	—	—		—	—	—	(336)	(336)
Deemed dividend as a result of warrants modification	—	—		—	—	117	(117)	0
Classification of Series F Preferred stock to equity	—	—		1,143,764	1	571	—	572
Net income	—	—		—	—	—	7,465	7,465

Balance at March 31, 2007 (unaudited)	2,640,852	$3		25,879,611	$26	$70,602	$(57,392)	$13,239

(*)
Represents an amount lower than $1.

The accompanying notes are an integral part of the consolidated financial statements.

 QUARK PHARMACEUTICALS, INC.

(FORMERLY: QUARK BIOTECH, INC.)

Consolidated Statements of Cash Flows

U.S. dollars in thousands

	Year ended December 31,			Three months ended March 31,
	2004	2005	2006	2006	2007
				Unaudited
Cash flows from operating activities:
Net income (loss)	$(16,233)	$(7,458)	$(16,959)	$(6,149)	$7,465
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,729	814	595	167	129
Impairment and write-off of property and equipment	2,470	—	—	—	—
Stock-based compensation	21	13	87	30	104
Waiver of loan to a related party	—	—	—	—	564
Increase in accounts receivable	—	—	(647)	—	(288)
Decrease (increase) in other receivables and prepaid expenses and receivable from related party	403	364	(202)	(234)	(924)
Increase (decrease) in trade payables	260	(489)	1,682	1,364	1,000
Increase (decrease) in accrued research and development fees	(512)	527	493	1,583	791
Increase (decrease) in other payables and accrued expenses	(418)	(313)	26	230	1,070
Increase (decrease) in deferred revenues	(1,127)	(360)	11,624	(53)	(2,919)
Losses (gain) on sale of property and equipment	9	(13)	12	23	—
Severance pay, net	(78)	(28)	(8)	(4)	2
Accrued interest on loan to a related party and other	(38)	(6)	(24)	(1)	(6)

Net cash provided by (used in) operating activities	(13,514)	(6,949)	(3,321)	(3,044)	6,988

Cash flows from investing activities:
Purchase of property and equipment	(420)	(29)	(144)	(19)	(42)
Proceeds from the release of restricted deposit	1,873	—	94	—	—
Proceeds from sale of property and equipment	266	393	429	323	3
Long-term lease deposit and other	(96)	—	(1)	(1)	(22)

Net cash provided by (used in) investing activities	1,623	364	378	303	(61)

Cash flows from financing activities:
Proceeds from issuance of stock and warrants, net	—	10,349	4,459	2,713	—
Exercise of options	—	13	—	—	24

Net cash provided by financing activities	—	10,362	4,459	2,713	24

Increase (decrease) in cash and cash equivalents	(11,891)	3,777	1,516	(28)	6,951
Cash and cash equivalents at the beginning of the period	26,440	14,549	18,326	18,326	19,842

Cash and cash equivalents at the end of the period	$14,549	$18,326	$19,842	$18,298	$26,793

The accompanying notes are an integral part of the consolidated financial statements.

QUARK PHARMACEUTICALS, INC.
(FORMERLY: QUARK BIOTECH, INC.)

Notes to Consolidated Financial Statements

Unaudited as of March 31, 2007 and

for the three-month periods ended March 31, 2006 and 2007

U.S. dollars in thousands (except share and per share data)

NOTE 1:- GENERAL

        Quark Pharmaceuticals, Inc. (Formerly: Quark Biotech, Inc.) ("the Company") was incorporated in the State of California in December 1993.

        The Company is a clinical-stage biopharmaceutical company focused on discovering and developing novel therapeutics, based on its proprietary gene discovery science and technology, with an initial focus on RNA interference-based therapeutics for the treatment of diseases associated with oxidative stress. The Company's product candidate portfolio is based on novel targets and therapeutic concepts discovered using its proprietary target gene discovery platform.

        QBI Enterprises Ltd. ("Ltd."), a wholly-owned subsidiary, is engaged in research and development.

        For major license and collaboration agreements and customers, see Notes 3 and 14.

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES

        The consolidated financial statements are prepared according to United States generally accepted accounting principles ("U.S. GAAP").

a. Unaudited information:

        The consolidated balance sheet as of March 31, 2007 and the related consolidated statements of operations and cash flows for the three month periods ended March 31, 2006 and 2007, and the statement of changes in shareholders' equity for the three month period ended March 31, 2007 are unaudited. This unaudited information has been prepared by the Company on the same basis as the audited annual consolidated financial statements and, in management's opinion, reflects all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the financial information, in accordance with generally accepted accounting principles, for interim financial reporting for the periods presented. Results for interim periods are not necessarily indicative of the results to be expected for the entire year.

b. Use of estimates:

        The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

c. Financial statements in U.S. dollars:

        The accompanying financial statements have been prepared in U.S. dollars.

        Ltd. conducts the majority of its operations in Israel. However, most of the Ltd. revenues are in U.S. dollars and the Company's management believes that the U.S. dollar is the currency of the primary economic environment in which Ltd. operates. The functional and reporting currency of Ltd. is thus the U.S. dollar.

        Transactions and balances denominated in U.S. dollars are presented at their original amounts. Monetary accounts maintained in currencies other than the dollar are remeasured into dollars in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation" ("SFAS No. 52"). All transaction gains and losses of the remeasurement of monetary balance sheet items are reflected in the consolidated statements of operations as financial income or expenses, as appropriate.

d. Principles of consolidation:

        The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany balances and transactions have been eliminated upon consolidation.

e. Cash equivalents:

        Cash equivalents are short-term, highly liquid investments that are readily convertible to cash with an original maturity of three months or less when purchased.

f. Property and equipment:

        Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets at the following rates:

%
Machinery and equipment	15 - 33
Office furniture and equipment	6 - 33
Motor vehicles	15
Leasehold improvements	Over the shorter of the term of the lease or its useful life

g. Impairment of long-lived assets:

        The Company's long-lived assets are reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"), whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of an asset to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset. If such asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value. During 2004, the Company recorded a charge of $ 2,470 with respect to impairment and write-off of property and equipment.

h. Royalty-bearing grants:

        Royalty-bearing grants from several sources for funding approved research and development projects are recognized at the time the Company is entitled to such grants, on the basis of the costs incurred. Research and development grants amounted to $ 34, $ 0, and $ 172 and were recorded as revenues for the years ended December 31, 2004, 2005 and 2006, respectively.

i. Revenue recognition:

        The Company generates revenues mainly from periodic fees for research services under its collaborations with pharmaceutical companies, from research and development cost reimbursements and upfront and milestone payments and, to a lesser extent, from certain short term research service agreements and grants received.

        The Company's revenue recognition policies are in accordance with the Securities and Exchange Commission's ("SEC") Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition" ("SAB 104") and Emerging Issues Task Force ("EITF") Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables" ("EITF 00-21") and EITF Issue No. 99-19, "Reporting Revenue Gross Versus Net as an Agent" ("EITF 99-19").

        License agreement with Pfizer:

        This multiple element arrangement was analyzed to determine whether the deliverables, which include a license, a participation in joint steering and research committees and performance obligations such as research services, can be separated or whether they must be accounted for as a single unit of accounting in accordance with EITF 00-21. According to EITF 00-21, the Company considered whether (i) the license has stand-alone value and (ii) the fair value of any of the undelivered performance obligations can be determined. Because the Company could not determine the fair value of the undelivered performance obligations, the arrangement is being accounted for as a single unit of accounting and the license payments and payments for performance obligations are recognized as revenue over the estimated period of when the performance obligations are performed. In addition, revenues are recognized only when the Company has a contractual right to receive payments, the contract price is fixed or determinable and the collection of the resulting receivable is reasonably assured.

        Whenever the Company determines that an arrangement should be accounted for as a single unit of accounting, it must determine the period over which the performance obligations will be performed and revenue will be recognized. Management estimates that the Company's performance obligations will cease by December 2007.

        As the Company can reasonably estimate when the performance obligations cease or become inconsequential and the performance obligations are provided on a best-efforts basis, the total payments under the arrangement, excluding royalties and payments contingent upon achievement of substantive milestones, are recognized as revenue on a straight-line basis over the period the Company expects to complete its performance obligations.

        Significant management judgment is required in determining the period over which the Company is expected to complete its performance obligations under the arrangement. In addition, as the Company is involved in joint steering and research committees as part of this multiple element arrangement that is accounted for as a single unit of accounting, the Company assesses whether its involvement constitutes a performance obligation or a right to participate. Because Pfizer has acknowledged that the Company can be released from its joint steering and research committees anytime upon request and without penalty, such services are considered inconsequential or perfunctory and are not considered to be performance obligations.

        This collaboration agreement also contains milestone payments. During the period in which the Company has research performance obligations, milestone payments are considered to be substantive. Substantive milestone payments are considered to be performance bonuses that are recognized upon achievement of the milestone only if all of the following conditions are met:

  •
  the milestone payments are non-refundable;

  •
  achievement of the milestone involves a degree of risk and was not reasonably assured at the inception of the arrangement;

  •
  the amount of the milestone payment is reasonable in relation to the effort expended or the risk associated with achievement of the milestone; and

  •
  a reasonable amount of time passes between the upfront license payment and the first milestone payment as well as between each subsequent milestone payment.

        Reimbursement of costs is recognized as revenue on a gross basis as costs are being incurred in accordance with the provisions of EITF 99-19 provided the amounts are determinable, and collection of the related receivable is reasonably assured.

        Research collaborations with pharmaceutical companies:

        Under these agreements, the Company's performance obligations were provided on a best-efforts basis, there was no discernible pattern of outputs as the research services were performed and the research services were limited in the agreement to a specified period. The total payments under the arrangement, excluding royalties and payments contingent upon achievement of development milestones by the collaborators, were recognized as revenue on a straight-line basis over the period in which the Company completed its performance obligations. Revenue was limited to the lower of the cumulative amount of payments received or the cumulative amount of revenue earned, as determined using the straight-line basis, as of the period ending date.

        The Company has no further performance obligations and the Company is not involved in the collaborators' research and development plans. The Company may be entitled to future milestone payments and royalties from its collaborators, depending on the progress of their development of a drug. Revenue from such milestone payments and royalties will be recognized when due and collection is reasonably assured.

        Development milestone payments from Sanwa:

        The Company has no performance obligations under this arrangement and the Company is not involved in the research and development with Sanwa. Therefore revenue with respect to any payments received are recognized when it is due and collection is reasonably assured.

        The Company accounts for Sanwa's development milestone revenue in accordance with EITF No. 99-19, "Reporting Revenue Gross as a Principal Versus Net as an Agent". Accordingly, the Company records such revenue on a net basis (sublicense revenues received less revenues transferred to SX, see Note 3c).

        Other short term service agreements:

        Under certain short term fixed-price service contracts, the Company agrees to perform limited research services using its technology and research platforms for a fixed price. Under these agreements, revenue is deferred until the Company completes its performance obligations.

        Grants:

        Revenue from grants from the Chief Scientist of the Government of Israel and the Israel-United States Bi-National Industrial Research and Development Foundation ("BIRD-F") is related to the reimbursement of qualifying research and development expenses. Revenue is recognized as related research and development expenses are incurred. Grant payments received, but not yet earned, are recorded as deferred revenue.

        Deferred revenue:

        Deferred revenue is recognized for payments received in advance of the culmination of the earnings process. Deferred revenue is expected to be recognized within the next twelve months.

j. Research and development costs:

        Research and development costs, including direct and allocated expenses, consist of independent research and development costs and costs associated with collaborative research and development arrangements. All such costs are expensed as incurred.

k. Accounting for stock-based compensation:

        1.     Prior to January 1, 2006, the Company accounted for its employee stock option plans using the intrinsic value method prescribed by APB 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations. Accordingly, the compensation cost relating to stock options was charged on the date of grant of such options, to shareholders' equity, under deferred compensation, and was thereafter amortized as an expense by the straight-line method over the vesting period.

        SFAS No. 148, "Accounting for Stock-Based Compensation — Transition and Disclosure" ("SFAS No. 148") amends SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") to provide alternative methods to voluntary transition to the fair value based methods of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require more prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect for the method used on reported results.

        As provided for in SFAS No. 148, the Company has elected to continue to follow APB No. 25 and related interpretations in accounting for its employee stock options. Compensation expense, if any, was based on the difference between the exercise price of an option or the amount to be paid for the award and the market price or fair value of the underlying common stock at the date of the grant. To the extent that compensation expense was recognized with respect to stock options issued to employees or directors, such expense was amortized over the vesting period of such options.

        2.     Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R) "Share-Based Payment" ("SFAS No. 123(R)"), which requires companies to measure the cost of employee services received in exchange for an award of equity instruments (typically stock options) based on the grant-date fair value of the award. The fair value is estimated using option-pricing models. The resulting cost is recognized over the period during which an employee is required to provide service in exchange for the award, usually the vesting period. Prior to the adoption of SFAS 123(R), this accounting treatment was optional and pro forma disclosures were required.

        In March 2005, the SEC released SAB No. 107, "Share-Based Payment" ("SAB 107"). SAB 107 states the SEC staff's position regarding the application of SFAS 123(R) and contains interpretive guidance related to the interaction between SFAS 123(R) and certain SEC rules and regulations. SAB 107 also provides the SEC staff's views regarding the valuation of share-based payment arrangements for public companies. SAB 107 highlights the importance of disclosures made relating to the accounting for share-based payment transactions.

        The Company adopted SFAS 123(R) using the prospective-transition method because all prior grants was measured using the minimum value method for Statement 123 required pro forma disclosures. As such, the Company will continue to apply APB 25 in future periods to equity awards outstanding at the date of Statement 123(R) adoption that were measured using the minimum value method. Under this transition method, any compensation costs that will be recognized from January 1, 2006 will include only compensation cost for all share-based payments granted or modified subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of Statement 123(R). Results for prior periods have not been restated.

        In accordance with the provisions of SFAS No. 123(R), a nonpublic entity that used the minimum value method for pro forma disclosure purposes under the original provisions of SFAS No. 123 should no longer continue to provide those pro forma disclosures for outstanding awards.

        3.     The Company applies SFAS No. 123(R) and EITF No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services" ("EITF 96-18"), with respect to options and warrants issued to non-employees.

SFAS No. 123(R) and EITF 96-18 require the use of option valuation models to measure the fair value of the options and warrants at the measurement date.

l. Basic and diluted net loss per share:

        The Company applies the two class method as required by EITF No. 03-6, "Participating Securities and the Two-Class Method under FASB Statement No. 128" ("EITF 03-6"). EITF 03-6 requires the income or loss per share for each class of shares (Common and Preferred stock) to be calculated assuming 100% of the Company's earnings are distributed as dividends to each class of shares based on their contractual rights.

        According to the provisions of EITF 03-6 the Company's series of Preferred stock and warrants for Preferred stock are not participating securities in losses, and therefore are not included in the computation of net loss per share.

        Basic and diluted net income or loss per share are computed based on the weighted average number of shares of Common stock outstanding during each year. Diluted net income or loss per share is computed based on the weighted-average number of shares of Common stock outstanding during the period, plus dilutive potential shares considered outstanding during the period, in accordance with SFAS No. 128, "Earnings Per Share".

        For the years ended December 31, 2004, 2005 and 2006 and the three months ended March 31, 2006, all outstanding convertible preferred stock, options and warrants have been excluded from the calculation of the diluted loss per share since their effect was anti-dilutive.

        Basic and diluted pro forma net income or loss per share (unaudited), as presented in the statements of operations, have been calculated as described above and also give effect to the automatic conversion of all series of Preferred stock, that will occur upon closing of the Initial Public Offering ("IPO").

        The following table presents the calculation of pro forma basic and diluted net income or loss per share:

        1. Numerator:

	Year ended December 31, 2006	Period ended March 31, 2007
	(Unaudited)	(Unaudited)
Net income (loss) to Common stock as reported	$(16,321)	$326
Reverse changes of redemption value of series F Preferred stock	638	336
Reverse income attributable to Preferred shareholders	—	6,686

Net income (loss) available to Common stock — Pro forma	$(16,959)	$7,348

        2. Denominator:

  a.
  Basic

	Year ended December 31, 2006	Period ended March 31, 2007
	Number of shares	(Unaudited)
	(Unaudited)
Weighted average number of shares of Common stock	2,628,784	2,637,807
Effect of weighted average potential shares of Common stock assumed from conversion of Preferred stock	10,056,288	10,296,105

Denominator for pro forma basic net income (loss) per share of Common stock	12,685,072	12,933,912

  b.
  Diluted

	Year ended December 31, 2006	Period ended March 31, 2007
	Number of shares	(Unaudited)
	(Unaudited)
Weighted average number of shares of Common stock for basic income (loss) per share	12,685,072	12,933,912
Effect of weighted average potential shares of Common stock assumed from outstanding options and warrants	—	555,962
Denominator for pro forma diluted net income (loss) per share of Common stock	12,685,072	13,489,874

m. Unaudited pro forma shareholders' equity:

        The Company's Board of Directors has authorized the filing of a Registration Statement with the U.S. Securities and Exchange Commission to register the Company's common stock for an IPO. Upon the consummation of the IPO, all of the authorized, issued, and outstanding Preferred shares will automatically be converted into shares of common stock. Unaudited pro forma shareholders' equity at March 31, 2007, as adjusted for the assumed conversion of such shares is disclosed in the balance sheet.

n. Income taxes:

        The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value. For the impact of the 2007 adoption of FASB Interpretation 48 "Accounting for Uncertainty in Income Taxes" (FIN 48), see note 9i.

o. Fair value of financial instruments:

        The following methods and assumptions were used by the Company and its subsidiaries in estimating their fair value disclosures for financial instruments:

        The carrying values of cash and cash equivalents, restricted cash, accounts receivable, trade payables, and other accounts payable approximate their fair value due to the short-term maturities of these instruments.

        The carrying amounts of the long-term deposit and the long-term loan to a related party approximate their fair value. Their fair values were estimated using a discounted cash flows analysis, based on the Company's incremental borrowing rates for similar types of borrowing arrangements.

p. Concentrations of credit risks:

        Financial instruments that potentially subject the Company and its subsidiaries to concentrations of credit risk consist principally of cash and cash equivalents and restricted cash.

        Cash and cash equivalents are deposited in major banks or financial institutions in the United States and Israel. Such deposits in the United States may be in excess of insured limits and are not insured in other jurisdictions. Management believes that the financial institutions that hold the Company's investments are financially sound and, accordingly, minimal credit risk exists with respect to these investments.

        The Company has no off-balance sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

q. Retirement plans and severance pay:

        The Company sponsors a 401(k) retirement savings plan covering all of the U.S. employees. Each eligible employee may contribute a portion of their eligible compensation to the plan. The Company will match this contribution up to 4% of an employee's eligible compensation.

        The Company's matching contribution to the plan was approximately $78, $62 and $55 for the years ended December 31, 2004, 2005 and 2006, respectively.

        The liability of the Company's Israeli subsidiary for severance pay is calculated pursuant to Israel's Severance Pay Law, based on the most recent salary of the employees multiplied by the number of years of employment as of the balance sheet date. Employees of the subsidiary are entitled to one month's salary for each year of employment or a portion thereof. The value of these policies and/or funds is recorded as an asset in the Company's balance sheet.

        The deposited funds may be withdrawn only upon the fulfillment of the provisions of Israel's Severance Pay Law or labor agreements. The value of the deposited funds is based on the cash surrendered value of these policies and includes immaterial interest income.

        Severance pay expenses for the years ended December 31, 2004, 2005 and 2006 amounted to $357, $236 and $163, respectively.

r. Recently issued accounting pronouncements in the United States:

        1.     In July 2006, the FASB issued FIN 48. FIN 48 defines the threshold for recognizing the benefits of tax return positions in the financial statements as "more-likely-than-not" to be sustained by the taxing authority. The recently issued literature also provides guidance on derecognition, measurement and classification of income tax uncertainties, along with any related interest and penalties. FIN 48 also includes guidance concerning accounting for income tax uncertainties in interim periods and increases the level of disclosures associated with any income tax uncertainties.

        FIN 48 is effective for fiscal years beginning after December 15, 2006. The differences between the amounts recognized in the statements of financial position prior to the adoption of FIN 48 and the amounts reported after adoption will be accounted for as a cumulative-effect adjustment recorded to the beginning balance of retained earnings. See note 9.i. for the effect of FIN 48 adoption, effective January 1, 2007.

        2.     In September 2006, the FASB issued Statement of Financial Accounting Standards ("SFAS") 157, "Fair Value Measurements". SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP) and expands disclosures about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company is currently evaluating the effect that the adoption of SFAS 157 will have on its financial position and results of operations.

        3.     In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS No. 159"). SFAS No. 159 permits companies to choose to measure certain financial instruments and certain other items at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS No. 159 is effective for the Company beginning in the first quarter of fiscal year 2008, although earlier adoption is permitted. The Company is currently evaluating the impact that SFAS No. 159 will have on its consolidated financial statements.

NOTE 3:- MAJOR RESEARCH AND DEVELOPMENT COLLABORATIONS

        a.     In September 2006, the Company entered into a license agreement with Pfizer Inc. ("Pfizer") whereby it licensed to Pfizer, under its specific patent rights and technologies, the exclusive worldwide rights to develop and commercialize the RNAi technology based molecules derived from and inhibiting its proprietary target gene RTP801 for ophthalmic indications and non-ophthalmic indications.

        Pursuant to the agreement, Pfizer is responsible for all preclinical and clinical development costs of the licensed products, as well as all regulatory filings and approvals. The parties will share oversight of development through product-specific committees, but ultimately Pfizer has decision-making authority. According to the agreement, during a transition period the Company is continuing existing preclinical and clinical development of certain product candidates for ophthalmic and non-ophthalmic indications, with funding by Pfizer. At the end of the transition period Pfizer will take over the development activities.

        Pfizer will be responsible for manufacturing all product candidates for preclinical and clinical development and for commercial supply. Pfizer is also responsible for commercializing all product candidates licensed under the agreement, but has agreed to appoint the Company as exclusive distributor in Israel of products developed under the agreement.

        In connection with the agreement Pfizer paid the Company during 2006 approximately $14,860 in upfront fees and reimbursement of on-going research and development expenses that were incurred after effectiveness of the agreement.

        During the first quarter of 2007, the Company recognized revenues of $10,300 related to the first milestone payment as a result of the start of Phase I study for the first licensed product for the first ophthalmic use. The company recognized revenue of additional $1,245 (unaudited) related to reimbursement of on-going research and development expenses that were incurred during the period. In addition, $2,919 (unaudited) was recorded as a result of amortization of deferred revenues.

        Pfizer may terminate the agreement without cause at any time upon prior written notice. If not terminated, the agreement will remain in effect in each country at least until the later of expiration of all relevant patents or ten years from the first commercial sale of the licensed product in such country.

        b.     Research collaborations with pharmaceutical companies:

        Under these agreements the Company collaborated with certain pharmaceutical companies applying the Company's technology platform to discover and validate novel target genes potentially suitable for drug development in a specific disease field of interest to the collaborator. The technology yielded in each case a number of target genes, potentially suitable for the development of therapies to treat the diseases of interest. The Company performed research services under these agreements on a "best efforts" basis.

        These agreements provided for a defined period for each of the research and development plans. The research was funded by the collaborating partner and the Company was entitled to non-refundable fixed dollar amounts to be paid periodically by the collaborators. From time to time, at the discretion of the collaborator, the term of the research and development services were extended in consideration for additional funding for the extended period.

        Under the agreements, the parties established a steering committee to oversee the research plan and in most cases the collaborator has the right to terminate the collaboration if the steering committee reaches a deadlock regarding the collaborator's request.

        Each of the collaborators selected a number of target genes for further development. In the event that a collaborator decides to pursue drug development for any of the target genes, the collaborator obtains an exclusive license to develop, manufacture and sell the products in defined territories in consideration for future financial obligations to the Company that include development milestone payments and royalties from sales of each product developed based on the Company's discoveries. In the event that the collaborator completes successful drug development, certain agreements also grant the Company an option to long-term co-marketing rights in certain territories in consideration for royalty obligation to the collaborator.

        According to the agreements, after the completion of the defined research term, the Company had no further peformance obligations in the drug development phase conducted by the collaborator. Under these agreements, the Company is entitled to use all target genes that are not used by the collaborator.

        The services under the above agreements were completed by December 31, 2005. With respect to above agreements, the Company received from its collaborators milestone payments of $2,989, $750 and $0 during the years ended December 31, 2004, 2005 and 2006, respectively. No royalty payments were received.

        c.     In 2003, the Company and Syndrome X Ltd. ("SX") entered into a Joint Venture Agreement (the "JV Agreement"), under which they agreed to incorporate a joint venture company in the United States (Quark Metabolix Inc., or "QMI"), to be owned 80% and 20% by the Company and SX, respectively, in order to develop and commercialize products based on certain know how for Dyslipidemia and Metabolic Syndrome ("BT 16"). BT16 is owned by SX. Under the JV Agreement, the Company agreed to conduct and fund the development plans of QMI while SX provided the know-how.

        Consequently, QMI and SX entered into a License Agreement (the "License Agreement") whereby SX granted to QMI an exclusive, worldwide, perpetual license to certain patents, for the commercial development, production and marketing related to BT16. According to the agreement, upon the termination of the licenses granted under the License Agreement, all rights granted to QMI are to be reverted to SX.

        On September 12, 2004, the Company notified QMI of the termination of its obligations and on the same date QMI notified SX of the immediate termination of the License Agreement. QMI has been an inactive company since the termination of the above agreements.

        Subsequent to the termination of the JV, on December 17, 2004, the Company and SX entered into a new agreement whereby SX agreed to license its rights in BT16 to the Company for the sole purpose of the Company granting sublicense of such rights in certain listed countries to a third party sub-licensee that was pre-approved by SX. In consideration for the license, SX is entitled to receive certain percentages, as defined in the agreement, of all sublicense revenues that the Company may receive pursuant to the sub-license agreement.

        In December 2004, the Company entered into a license agreement with Sanwa Kagaku Kenkyusho Co., Ltd ("Sanwa") pursuant to which the Company granted to Sanwa an exclusive license to develop and commercialize BT16 in Japan, China, South Korea and Taiwan. Sanwa is responsible, at its cost and expense, for all research and development activities which are necessary to obtain regulatory approval for licensing the product under development.

        According to the agreement with Sanwa, the Company is entitled to non-refundable upfront fees and contingent development milestone payments as well as royalties on any product sales by Sanwa in Japan, China, South Korea and Taiwan. Unless earlier terminated, the agreement will remain in effect on a country-by-country basis until the later of, the date that any such product shall no longer be subject to a valid claim of patent or application in a country or, generally, 10 years after the first commercial sale of BT16 under the agreement in a country. Sanwa may terminate the agreement without cause at any time. (See also Note 8c.)

        Through December 31, 2006, the Company had received from Sanwa upfront and milestone payments of $4,000.

NOTE 4:- OTHER RECEIVABLES AND PREPAID EXPENSES

	December 31,
	2005	2006
Prepaid expenses	$79	$236
Government authorities	1	14
Employees	5	7
Grant receivable	8	—
Others	18	56

	$111	$313

NOTE 5:- RELATED PARTIES

        a.     In April 1997, the Company granted a loan in the amount of $350 (principal amount) to its CEO. The loan bore annual interest at the rate of 6.49% on the principal amount. The principal plus the accrued interest on this original note was due after five years. The term of the loan was extended by the Company.

        According to the terms of the loan, the entire amount of principal plus any accrued interest shall be forgiven in certain events as described in the agreement, including: (i) An initial public offering of the Company's Common stock with aggregate proceeds of at least $75,000; (ii) if the Company will enter into significant collaboration agreement with a major U.S. or European based pharmaceutical company, as defined in the agreement; (iii) the CEO's death during the term of the loan, or (iii) the CEO becomes "permanently disabled" during the term of the loan.

        In February 2006, the terms of this loan were amended. The annual interest rate was decreased to 4.38%. The principal amount increased to include all accrued and unpaid interest at the date of the amendment. The maturity date of the loan was extended to January 2007. All other terms remained unchanged.

        In November 2006, the Board of Directors of the Company decided to amend the second criterion for forgiveness of the loan to say that 50% of the loan principal and the accrued interest will be waived effective upon and subject to the actual cash receipt by the Company of the Pfizer Phase I milestone payment. In addition, upon a waiver, the Company decided to pay on behalf of the CEO any additional amount necessary in order to cover the taxes owed by the CEO on such forgiveness of 50% of the loan. All other terms of the loan have not been changed.

        In March 2007, the Company received the above milestone payment and consequently 50% of the outstanding amount was waived. In addition, it was resolved to waive the remaining 50% of the loan. For the second portion of the loan waiver the company did not take upon itself to pay income tax on behalf of the CEO. As a result of these waivers, the Company recorded $823 as general and administrative expenses during the three month period ended March 31, 2007 (unaudited). The balance at March 31, 2007 is with respect to the CEO obligation to reimburse the Company for withholding taxes that the Company did not take upon itself to pay on behalf of the CEO.

        b.     In January 2006, the Company entered into an agreement with a shareholder to receive certain business support services in Japan. In consideration, the Company shall pay the related party a quarterly fee of $75. The Company terminated the agreement in 2007. In 2006 the Company paid and accrued $300 with respect to this agreement.

NOTE 6:- PROPERTY AND EQUIPMENT

	December 31,
	2005	2006
Cost:
Machinery and equipment	$6,150	$5,674
Office furniture and equipment	2,252	860
Motor vehicles	48	3
Leasehold improvements	602	595

	9,052	7,132

Accumulated depreciation:
Machinery and equipment	6,190	5,175
Office furniture and equipment	613	637
Motor vehicles	47	2
Leasehold improvements	508	516

	7,358	6,330

Depreciated cost	$1,694	$802

        Depreciation expenses were $1,729, $814 and $595 for the years ended December 31, 2004, 2005 and 2006, respectively.

        During 2004, the Company decided to cease the development of certain products. The Company also faced the expiration of research funding under some of its collaboration agreements with pharmaceutical companies. Consequently, the Company abandoned part of its property and equipment and terminated lease agreements for certain facilities. As a result, the Company performed an impairment test for property and equipment that was abandoned and wrote-off the outstanding balance of leasehold improvements in the facilities that were vacated. The total charge in 2004 with respect to the above impairment and write-off amounted to $2,470.

NOTE 7:- OTHER PAYABLES AND ACCRUED EXPENSES

	December 31,
	2005	2006
Employees and payroll accruals	$584	$615
Accrued expenses	579	590
Others	16	—

	$1,179	$1,205

NOTE 8:- COMMITMENTS AND CONTINGENT LIABILITIES

        a.     The facilities of the Company and one of its subsidiaries are leased under various operating lease agreements for periods ending no later than 2009. The Company also leases motor vehicles under various operating leases, which expire on various dates, the latest of which is in May 2009.

        Future minimum lease payments under non-cancelable operating leases are as follows:

Year ended December 31,
2007	$467
2008	$108
2009	$82

        Rent expenses for the years ended December 31, 2004, 2005 and 2006 were $922, $721 and $600, respectively.

        As of December 31, 2006, one subsidiary has provided guarantees for the fulfillment of the lease commitments in the approximate amount of $160. The Company pledged a bank deposit in the same amount to secure the guarantees.

        b.     As a result of the Company's decision to close its facilities in Ohio, the Company received on November 14, 2003 a claim letter from the State of Ohio Department of Development Technology asking the Company to refund an amount of approximately $1,404 related to certain benefits that were received under the Action Fund Program ("TAF Grant"). No further action has been taken by the

Ohio Department of Development Technology. Under the TAF Grant agreements there are no refund provisions in the event that the Company leaves Ohio. The Company believes that no funds will be required to be refunded under the TAF Grant arrangement and, consequently, no provision was recorded in the Company's books.

        c.     On December 17, 2004, the Company sublicensed certain rights in the BT16 to Sanwa (see Note 3.c). Concurrently, the Company and SX entered into an agreement whereby SX agreed to license its rights to the Company for the sole purpose of granting a sublicense of such rights in certain countries to Sanwa. In consideration for the license, SX is entitled to receive certain percentages of all sublicense revenues that the Company may receive pursuant to the sub-license agreement. During the years 2004, 2005 and 2006 and the three months ended March 31, 2007, the Company paid or accrued $0, $1,975, $0 and $0 (unaudited).

        d.     In December 2004, the Company and Atugen AG entered into a collaboration related to the RTP801 gene discovered by the Company. This agreement grants the Company an exclusive, royalty-bearing, worldwide license to develop, manufacture and commercialize products inhibiting this gene for any human therapeutic indication except oncology, based on Atugen's proprietary RNA interference technology. In addition, the Company granted Atugen a royalty-bearing license to develop oncology applications for RTP801.

        This Agreement was amended in September 2006, in connection with the Pfizer license agreement (see Note 3.a). Under the amendment, the Company sublicensed to Pfizer its rights under the license from Atugen. This amendment clarified the payments arrangement among the parties, terminated the license granted to Atugen in 2004 for oncology applications, and provided for a direct license from Atugen to Pfizer in the event of termination of the Pfizer agreement. Under the amended Atugen collaboration agreement, the Company will pay Atugen a percentage of the receipts from Pfizer under the Pfizer agreement, including milestone and royalty payments, but excluding payments specifically committed to cover research and development costs.

        In April 2005, the Company entered into a second agreement with Atugen, pursuant to which Atugen granted to the Company the right to receive options to non-exclusive licenses to Atugen's RNAi-related intellectual property to develop and commercialize siRNA product candidates based on a specified number of target genes as defined in the agreement. The Company can purchase an option for a target gene upon payment of an option fee. Thereafter, the Company may exercise each option within certain time limits upon payment of an additional fee to license the relevant Atugen intellectual property to the target gene. According to the agreement, if the Company exercises any of its options, it will be required to make development milestone payments based on the progress of clinical trials and regulatory approval of licensed products in the United States, Japan and Europe. In addition, the Company is required to pay royalties on sales of licensed products as defined in the agreement. As of December 31, 2006 and March 31, 2007, the Company had purchased and exercised an option for one target gene.

        During the years ended December 31, 2004, 2005 and 2006 and the three month period ended March 31, 2007, the Company paid or accrued $137, $0, $2,060 and $2,287 (unaudited), respectively with respect to these agreements. The related charges were recorded as research and development expense.

        e.     In July 2005, the Company signed a license and option agreement with Icos Corporation, according to which Icos shall grant the Company an option for a non-exclusive, worldwide, non-transferable license on its technology patents and materials for the purpose of developing and manufacturing the Company's products in the quantities necessary to support the research, development, clinical and commercial activities of the Company as well as to commercialize such products. The option is exercisable within a period of 30 days after the first regulatory approval for such licensed product. In consideration, the Company shall pay annual maintenance fees of up to $20 per year, option exercising fees and development milestone payments upon achievement of clinical milestones and marketing approval amounting to $700, as well as royalty payments on the net sales for each licensed product. Through March 31, 2007 the Company had not exercised its option and paid only the annual maintenance fees as described above.

        f.      In conjunction with the Pfizer license agreement in September 2006, the Company entered into a set of license agreements with Alnylam Pharmaceuticals, Inc. ("Alnylam") Pursuant to these agreements, Alnylam granted the Company non-exclusive worldwide licenses under three families of patents and patent applications owned or controlled by Alnylam. Each agreement is specific to one of the Company's target genes and to certain therapeutic fields, including all indications contemplated for these target genes. The Company sublicensed its rights under the RTP801 Alnylam agreements to Pfizer in the September 2006 license agreement with Pfizer.

        Pursuant to the terms of the license agreements, through December 31, 2006, the Company paid Alnylam upfront fees totaling $800. The agreements provide for annual maintenance fees in the amount of $72 and as of March 31, 2007, up to $7,300 in additional development and product development milestone payments. The Company is also required to pay royalties on sales. The royalty rates vary based on which patent families cover the products sold. In the three months ended March 31, 2007, the Company paid or accrued $100 with respect to this agreement (unaudited).

        g.     In September 1999, the Company and the University of Illinois ("University of Chicago") entered into an exclusive worldwide license under certain University of Chicago patents and patent applications related to a target gene of the Company and small molecule inhibitors thereof, for all uses and indications. Under the agreement, as amended in March 2007 the Company may be required to pay University of Chicago a future royalty calculated as certain percentages of sales of licensed products by the Company and a share of any sublicensing revenues as defined in the agreement. Through March 31, 2007, the Company has not granted any sublicenses under this license agreement.

        h.     In addition to the agreements above, the Company is a party to a number of research agreements with institutions and companies for the license and use of their know-how. Such agreements may obligate the Company in the future to pay royalties and/or milestone payments on future products it may develop. The Company's obligations are contingent upon the potential success of certain current research activities and they are contingent upon developing drugs candidates based on such intellectual property for the Company's pipeline. As of March 31, 2007 none of the above projects has reached the stage where royalties and/or milestone payments should have been paid or accrued (unaudited).

        i.      The Israeli subsidiary is obligated to pay royalties to the Israel-United States Bi-National Industrial Research and Development Foundation ("BIRD-F"), of 3% to 7% of sales proceeds from products arising from research and development funded by grants in accordance with the terms of the respective agreement. The maximum amount of royalties payable to BIRD-F is limited to 150% of the grants received, adjusted based on the U.S. Consumer Price Index.

        At December 31, 2006 and March 31, 2007, the Company's subsidiary has a remaining contingent royalty obligation to BIRD-F in the amount of $841.

        j.      Royalty commitments to the Chief Scientist:

        The Israeli subsidiary participates in programs sponsored by the Chief Scientist of the Government of Israel, for the support of research and development projects. In exchange for the Chief Scientist's participation in the programs, the subsidiary is required to pay royalties of 3% to 5% of sales of products developed with funds provided by the Chief Scientist, up to a dollar-linked amount equal to 100% of the Chief Scientist's research and development grants related to such projects. The subsidiary has no obligation to repay the full amount of the grant if sales are not sufficient.

        Royalty expenses were immaterial for each of the three years in the period ended December 31, 2006 and for the three months ended March 31, 2007.

        As of December 31, 2006 and March 31, 2007, the Company's subsidiary had a remaining contingent obligation to pay royalties in the amount of approximately $1,054 (excluding accrued interest) upon the successful sale of products derived from such research and development.

        k.     Other claims:

        From time to time, the Company may become involved in litigation relating to claims arising in the ordinary course of business activities.

        Currently, the Company is involved in certain claims; however, the Company believes that the ultimate resolution of these matters will not have a material adverse effect on its financial position, results of operations, or cash flows.

NOTE 9:- TAXES ON INCOME

        a.     The Company and its subsidiaries are separately taxed under the domestic tax laws of the state of incorporation of each entity. QMI is included in the Company's consolidated tax returns.

        b.     Measurement of taxable income under the Income Tax (Inflationary Adjustments) Law, 1985:

        Results for tax purposes of the Israeli subsidiary are measured in terms of earnings in New Israeli Shekels after certain adjustments for increases in the Israeli CPI. As explained in Note 2b, the financial statements are measured in U.S. dollars. The difference between the annual change in the Israeli CPI and in the New Israeli Shekels/dollar exchange rate causes a further difference between taxable income and the income before taxes shown in the financial statements. In accordance with paragraph 9(f) of

SFAS No. 109, the Company has not provided deferred income taxes on the difference between the functional currency and the tax bases of assets and liabilities.

        c.     Tax benefits under the Israeli Law for the Encouragement of Capital Investments, 1959 (the "Law"):

                1.     Part of one of the Israeli subsidiary's research facilities has been granted the status of an "Approved Enterprise". Under this Law, the subsidiary has elected the alternative system of benefits — waiver of grants in return for tax exemptions. The subsidiary is also a "foreign investment" company, as defined by the law. Based on the percentage of foreign ownership of the subsidiary, the income of the subsidiary derived from the subsidiary's "Approved Enterprise" expansion program is tax-exempt for a period of two years and subject to a reduced tax rate of 15% for an additional period of eight years, depending on the level of foreign investors in the Company, commencing with the first year it earns taxable income.

        The subsidiary's benefit period for the first and second plans commenced in 2000 and 2001, and will expire in 2009 and 2010, respectively.

        The Law also grants entitlement to claim accelerated depreciation on equipment used by the "Approved Enterprise" during five tax years.

        Should the subsidiary derive income from sources other than the "Approved Enterprise" during the periods of benefits, such income shall be taxed at the regular corporate tax rate of 31%.

        If the retained tax-exempt income is distributed in a manner other than in the complete liquidation of the subsidiary, it would be taxed at the corporate tax rate applicable to such profits as if the subsidiary had not elected the alternative tax benefits (rate of 10% – 25% based on the percentage of foreign ownership in the Company).

        As of December 31, 2006, approximately $2,225 was derived from tax exempt profits earned by the Israeli subsidiary's "Approved Enterprise". The Company's board of directors has determined that such tax-exempt income will not be distributed as dividends and intends to reinvest the amount of its tax exempt income. Accordingly, no deferred income taxes have been provided on income attributable to Ltd.'s "Approved Enterprise" as the undistributed tax-exempt income is essentially permanent in duration.

                2.     Conditions for entitlement to the benefits:

        The entitlement to the above benefits is conditional upon Ltd.'s fulfilling the conditions stipulated by the Law, regulations published thereunder and the instruments of approval for the specific investments in approved enterprises. In the event of failure to comply with these conditions, the benefits may be cancelled and Ltd. may be required to refund the amount of the benefits, in whole or in part, with the addition of interest. Management believes that Ltd. has complied with all relevant conditions.

                3.     On April 1, 2005, an amendment to the Law came into effect ("the Amendment") and has significantly changed the provisions of the Law. The Amendment limits the scope of enterprises which may be approved by the Investment Center by setting criteria for the approval of a facility as a

Beneficiary Enterprise, such as provisions generally requiring that at least 25% of the Beneficiary Enterprise's income will be derived from export. Additionally, the Amendment enacted major changes in the manner in which tax benefits are awarded under the Investment Law so that companies no longer require Investment Center approval in order to qualify for tax benefits.

        However, the Law provides that terms and benefits included in any certificate of approval already granted will remain subject to the provisions of the law as they were on the date of such approval. Therefore, the existing Approved Enterprise of the Israeli subsidiary will generally not be subject to the provisions of the Amendment. As a result of the Amendment, tax-exempt income generated under the provisions of the amended Law, will subject the Company to taxes upon distribution or liquidation and the Company may be required to record deferred tax liability with respect to such tax-exempt income. As of December 31, 2006, the Company did not generate income under the provision of the amended Law.

                4.     The Company believes that as of December 31, 2006 Ltd. may not be entitled to any material tax benefits from its Approved Enterprise status.

        d.     Tax rates applicable to the companies:

                1.     The income of the Israeli subsidiaries (other than income from the "Approved Enterprise," see a. above) is taxed at the regular rate. Through December 31, 2003, the corporate tax rate was 36%. In July 2004, an amendment to the Israeli Income Tax Ordinance was enacted. One of the provisions of this amendment gradually reduces the corporate tax rate from 36% to 30%. The rates are as follows: 35% in 2004, 34% in 2005, 31% in 2006 and 30% in 2007 and thereafter.

                2.     Under an amendment to the Israeli Income Tax Ordinance on July 25, 2005, a gradual decrease in the corporate tax rate in Israel will be in effect as follows: in 2006 — 31%, in 2007 — 29%, in 2008 — 27%, in 2009 — 26% and in 2010 and thereafter — 25%.

        e.     Losses for tax purposes:

        As of December 31, 2006, the US Companies had a loss carryforward of approximately $57,952. If not utilized, the loss carryforward will expire in the years 2008 through 2026.

        Utilization of U.S. loss carryforwards may be subject to substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitations may result in the expiration of losses before utilization.

        As of December 31, 2006, the Israeli subsidiary has accumulated losses for tax purposes in the amount of approximately $3,030, which may be carried forward and offset against taxable income in the future, for an indefinite period.

        f.      Deferred income taxes:

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows:

	December 31,
	2005	2006
Deferred tax assets:
Loss carryforward	$18,683	$19,704
Temporary differences-Deferred Revenue	18	3,970
Accrued vacation pay and severance pay and other reserves	3,348	4,973

Deferred tax assets before valuation allowance	22,049	28,647
Valuation allowance	(22,049)	(28,647)

Net deferred tax asset	$—	$—

        The Company and its subsidiaries have provided a valuation allowance in respect of deferred tax assets resulting from the tax loss carryforward. Management currently believes that it is more likely than not that the deferred tax regarding these tax loss carryforwards and other temporary differences will not be realized.

        g.     Loss before taxes on income consists of the following:

	Year ended December 31,
	2004	2005	2006
United States	$15,398	$7,348	$16,875
Israel	835	110	84

	$16,233	$7,458	$16,959

        As stated above, the Company has not recorded any tax benefit for each of the three years in the period ended December 31, 2006 and for three month period ended March 31, 2006 and 2007 as the Company does not believe that it is more likely than not that such tax assets will be realized.

        The Company expects a net loss for the entire year 2007 and as a result, expects to have zero effective tax rate.

        h.     Accounting for Uncertainty in Income Taxes ("FIN 48"):

        Effective January 1, 2007, the Company adopted the provisions of FASB Interpretation 48, "Accounting for Uncertainty in Income Taxes" ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a minimum recognition threshold for a tax position taken or expected to be taken in a tax return that is required to be met before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. The adoption of FIN 48 had no impact on the Company's financial statements and no adjustment of accruals for tax contingencies were recorded.

        The Company will recognize interest and penalties related to tax contingencies as income tax expense. As of January 1, 2007 tax contingencies include an immaterial amount related to interest and penalties none of which related to the adoption of FIN 48.

        The Company files U.S. federal income tax returns as well as income tax returns in various states and foreign jurisdictions. The Company may be subject to examination by the Internal Revenue Service ("IRS") for calendar years 2003 through 2006. Additionally, any net operating losses that were generated in prior years and utilized in subsequent years may also be subject to examination by the IRS. The Company may be subject to examination, in the following major jurisdictions for the years specified: California for 2002 through 2006, Ohio for 2003 through 2006. In foreign jurisdictions we may be subject to examination in Israel for 2002 through 2006.

NOTE 10:- REDEEMABLE CONVERTIBLE PREFERRED STOCK

	December 31, 2005 and 2006
	Authorized	Issued and outstanding
	Number of shares
Series F Redeemable Preferred stock of $0.001 par value	1,143,764	1,143,764

        a.     From March to November 2001, the Company issued 1,143,764 shares of Series F Redeemable Preferred stock, for total consideration of $13,725, net of issuance expenses of $70.

        b.     The rights, preferences and restrictions of Series F Redeemable Preferred stock are as follows:

        Dividends — The holders of the Series F Preferred stock shall be entitled to receive dividends, when and if declared by the Board of Directors, at the rate of $0.78 per share per annum. The right to such dividends shall not be cumulative and no right shall accrue to holders of Preferred stock by reason of the fact that dividends on such shares are not declared in any prior year.

        Liquidation preference — The holders of Series F Preferred stock shall be entitled to receive prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of other Preferred and Common stock by reason of their ownership of Series F Redeemable Preferred stock, the amount equal to the sum of $12 per share for each share of Series F Redeemable Preferred stock.

        Voting rights — Each holder of a share of Series F Preferred stock shall be entitled to one vote.

        Conversion — Each share of Series F Preferred stock is convertible, at the holder's option, or automatically upon a qualified IPO of the Company. Originally, each share of Preferred stock was convertible on a 2.9-for-1 basis. Pursuant to the Series G Convertible Preferred stock investment round and according to anti-dilution protection rights, the holders of Series F Preferred stock became entitled to receive an additional 164,369 shares of Common stock upon conversion (see also Note 11b).

        c.     Redemption rights — According to the terms of the Series F Preferred stock effective March 23, 2006, any holder of Series F Preferred stock may request redemption. The redemption price for each share shall be equal to the amount derived by dividing the net book asset value of the Company at the redemption date by the total number of shares of capital stock of the Company on a fully diluted basis.

        EITF Topic D-98, "Classification and Measurement of Redeemable Securities" and ASR 268 requires preferred securities that are redeemable for cash or other assets, outside the control of the issuer, to be classified outside of permanent equity. Changes in the redemption value are recognized immediately as they occur as changes of redemption value of Series F Preferred stock, and the carrying value of the security is adjusted to equal the redemption amount at the end of each reporting period.

        Considering the terms of the Series F Redeemable Preferred stock and based on paragraph 61 of SFAS 133, "Accounting for Derivative Instruments and Hedging Activities", the Company concluded that Series F Redeemable Preferred stock are more akin to equity than to debt and, therefore, there is no need to bifurcate its embedded conversion option feature.

        Under the Company's articles of incorporation, the redemption rights terminate following a filing of a registration statement for the initial public offering of the Company's securities. Consequently, upon filing of Form S-1 on March 30, 2007 with the SEC such rights were terminated.

        Consequently, the Company reclassified the balance of Series F Preferred to permanent equity. Changes to the redemption value of the Series F Preferred Shares during the first quarter of 2007 (until the termination date) were recorded under the net income (loss) line item in statement of operations and are deducted from income available to common shareholders.

NOTE 11:- SHARE CAPITAL

        Share capital is composed as follows:

	December 31, 2005		December 31, 2006
	Authorized	Issued and outstanding	Authorized	Issued and outstanding
	Number of shares
Common A stock of $0.001 par value	72,500,000	2,628,784	72,500,000	2,628,784

Series A Preferred stock of $0.001 par value	967,497	967,497	967,497	967,497
Series B Preferred stock of $0.001 par value	4,221,164	4,219,914	4,221,164	4,219,914
Series C Preferred stock of $0.001 par value	1,568,692	1,568,692	1,568,692	1,568,692
Series D Preferred stock of $0.001 par value	5,439,413	5,439,413	5,439,413	5,439,413
Series E Preferred stock of $0.001 par value	2,050,820	2,050,820	2,050,820	2,050,820
Series G Preferred stock of $0.001 par value	10,489,511	7,342,646	10,489,511	10,489,511
Undesignated Preferred stock of $0.001 par value	9,675,090	—	9,675,090	—

	34,412,187	21,588,982	34,412,187	24,735,847

Total	106,912,187	24,217,766	106,912,187	27,364,631

        a.     The Company approved on May 24, 2007, a 2.9-for-1 reverse split of the Company's common shares to be effected prior to completion of the Company's IPO. All common shares, options, warrants and per share data included in these financial statements for all periods presented as well as the conversion ratios for the Preferred Shares have been retroactively adjusted to reflect this 2.9-for-1 reverse split.

        The rights, preferences and restrictions of Series A-E Preferred, Series G Preferred and Common stock are as follows:

        Dividends —

        1.     The holders of the Series A, Series B, Series C, Series D, Series E and Series G Preferred stock shall be entitled to receive dividends, when and if declared by the Board of Directors, at the rate of $0.08, $0.08, $0.26, $0.26, $0.64 and $0.093 per share, respectively per annum. The right to such dividends shall not be cumulative and no right shall accrue to holders of Preferred stock by reason of the fact that dividends on such stock are not declared in any prior year.

        2.     No dividends shall be paid for the Common stock until dividends have been paid for the Preferred stock. After payment of dividends to the holders of the Preferred stock, the holders of Preferred stock and the holders of Common stock shall be entitled to receive any additional dividends as declared by the Company.

        Liquidation preference — The holders of Series A, Series B, Series C, Series D, Series E and Series G, have a liquidation preference equal to $1.25, $1.25, $4, $4, $9.83 and $1.72, per share, respectively and any declared but unpaid dividends.

        The holders of the Preferred stock will be entitled to their liquidation preferences based on their seniority. The holders of Series G Preferred stock shall be the first to receive their liquidation preferences and they will be followed by the holders of Series F, Series E, Series D, Series C, Series B and Series A.

        Voting rights — Each holder of Common A stock, Series A, B, C, D, E and G Preferred stock shall be entitled to one vote.

        Conversion — Each share of each Series of Preferred stock is convertible, at the holder's option, or automatically upon a qualified Initial Public Offering ("IPO") of the Company. Originally each share of Preferred stock was convertible on a 2.9-for-1 basis. Pursuant to the Series G Convertible Preferred stock investment round and according to anti-dilution protection rights, the holders of Series C, D and E Preferred stock are entitled to receive additional shares of Common stock upon conversion (see also b. below).

        b.     Warrants:

        The investors in Series C and D Convertible Preferred Shares received, as part of their agreements, 4,535,940 warrants to purchase additional Series C and D Convertible Preferred Shares with an exercise price equal to the price per share in their agreements.

        In December 2005, as part of the Series G Convertible Preferred stock investment agreement (see c. below) the investors received warrants to purchase up to 723,409 shares of Common stock of the Company at $4.147 per share. The warrants shall expire 24 months after their issuance, or earlier upon a qualified IPO, or change of control.

        The Company accounted for these warrants as equity instruments based on the guidance of SFAS 133, "Accounting for Derivative Instruments and Hedging Activities", SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" and its related FASB staff positions, EITF issue No. 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock", and the AICPA Technical Practice Aid for accounting for Preferred Shares and Warrants including the roadmap for accounting for freestanding financial instruments indexed to, and potentially settled in, a company own stock.

        c.     Series G Convertible Preferred stock investment round:

        In December 2005, the Company entered into the Series G Convertible Preferred stock investment agreement with new investors. According to the agreement, the Company issued to the investors in

2005 and 2006 10,489,511 shares of Series G Convertible Preferred stock, at $1.43 per share. In addition, the investors received warrants, see b. above.

        The Series G Convertible Preferred stock investment round triggered certain anti-dilution protection rights of previous investors. Accordingly, the holders of Series C, D and E Preferred shares are entitled to receive 148,154, 513,716 and 283,066 additional shares of common stock upon conversion, respectively.

        In addition to the above anti-dilution adjustments and in connection with the Series G Convertible Preferred stock investment, the holders of Series C Preferred stock and Series D Preferred stock agreed to waive warrants to purchase 4,533,141 shares of Series C and Convertible Preferred Shares that they received as part of their original investments. In consideration for this waiver, the Series C Preferred stock and Series D Preferred stock received additional conversion rights, entitling the holders thereof to receive an additional 58,831 and 204,017 shares of common stock, respectively, in addition to the number of shares that they should have received under their original anti-dilution adjustment provisions. The waiver of these warrants and the corresponding adjustment to the conversion ratios was made following negotiation between the Company, the holders of the Series C Preferred stock and Series D Preferred stock and the prospective purchasers of the Series G Preferred stock in order to induce the prospective purchasers of the Series G Preferred stock to invest in the Company by reducing the potential dilutive effect of the outstanding warrants.

        Consequently, the Company determined whether any incremental value transferred to the warrants holders as a result of the waiver of the warrants in consideration for the enhanced conversion rights. For that purpose the Company measured the excess of the fair value of the modified Series C and D Convertible Preferred Shares over the fair value of the Series C and D Convertible Preferred Shares immediately before the modification. The Company compared this incremental value to the fair value of the warrants that were waived by each warrant holder. According to the Company's analysis, the fair value of the warrants waived substantially exceeded the value of the enhanced conversion rights and therefore no charge was recorded as a deemed dividend.

        The fair value assigned to the Series C and D Convertible Preferred Shares and to the warrants was determined primarily by management and the Board of Directors. In determining fair value, management has considered a number of factors, including valuations and appraisals. The fair value was primarily determined by using a Discounted Future Cash Flow Method and Option Pricing Model.

        In March 2007, the Company extended by six months the exercise period of the Series G warrants to purchase 723,409 shares of common stock. The Company recorded $117 for the incremental value that was transferred to the warrants holders as a result of the modification as deemed dividend that is deducted from the income available to common shareholders (unaudited).

        The Company used the Black-Scholes option-pricing model with the following weighted-average assumptions (before/after) at the modification date: risk-free interest rates of 4.75%-4.8%/4.66%-4.69, dividend yield of 0%, volatility factors of the expected market price of the Company's Common stock of approximately 46.21%/46.26% and expected life of the options of 1-1.33/1.5-1.83 years.

        The fair value assigned to the Common stock in order to calculate the deemed dividend, was determined primarily by management and the Board of Directors. In determining fair value, management has considered a number of factors, including valuations and appraisals.

        d.     Stock Option Plans:

        The Company has authorized through its 1994 and 1997 option plans, the grant of options to officers, directors, advisors, management and other key employees of up to 1,008,918 shares of the Company's Common stock. The options granted generally have four-year vesting terms and expire 10 years after the date of grant. As of December 31, 2006, an aggregate of 409,016 shares of the Company were available for future grants.

        As a result of the adoption of SFAS No. 123(R), operating expenses during the year ended December 31, 2006 include a non-cash charge of $ 8 for share-based payments to employees. Basic and diluted net loss per share for the year ended December 31, 2006 were the same for 2006 as they would have been if the Company had continued to account for share-based compensation under APB 25.

        The fair value of stock-based awards was estimated using the Black-Scholes option valuation model for all grants starting January 1, 2006, with the following assumptions for the year ended December 31, 2006:

Year ended December 31, 2006
Exercise price	$5.8
Expected term (years)	6.1
Volatility	72%
Risk free interest rate	4.85%
Dividend yield	0%

        The Company measures the compensation cost of employee options based on the fair value method as stated in SFAS 123(R). The computation of expected volatility is based on realized historical stock price volatility of certain public biotechnology companies that the Company considered to be comparable based on market capitalization, drug development phase and type of technology platform. The Company used the "simplified" method to establish the expected term of the awards as allowed under SAB 107. The interest rate for periods within the expected term of the award is based on the U.S. Treasury yield curve in effect at the time of grant.

        The Company recognizes stock compensation costs net of a 15% forfeiture rate and recognizes the compensation costs for only those shares expected to vest on a straight-line basis over the requisite service period of the award, which is the option vesting term of four years. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

        As of December 31, 2006, there was an unrecognized stock compensation cost of $ 40 related to stock options that is expected to be recognized over the remaining vesting period that is approximately 3 years.

        The following is a summary of the status of the Company's stock option grants to its employees:

	Year ended December 31,
	2004		2005		2006
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price	Weighted average remaining contractual term	Aggregate Intrinsic value
Outstanding at beginning of year	715,534	$7.66	490,376	$5.42	506,570	$6.00	—	—
Granted	—	$—	120,689	$5.8	78,879	$5.8	—	—
Exercised	—	$—	(34,482)	$0.36	—	$—	—	—
Forfeited	(225,158)	$10.53	(70,013)	$1.68	(93,318)	$8.61	—	—

Outstanding at end of year	490,376	$5.42	506,570	$6.00	492,131	$5.66	4.08	$666,500

Exercisable options	340,030	$5.34	323,696	$6.96	410,767	$5.63	3.22	$666,500

        The weighted average exercise prices and fair values of the options granted during 2006 were as follows:

	Year ended December 31, 2006
	Weighted average fair value	Weighted average exercise price
Exercise price greater than market price at date of grant	$0.87	$5.8

        The options outstanding as of December 31, 2006, have been separated into ranges of exercise prices, as follows:

Ranges of exercise price	Options outstanding as of December 31, 2006	Weighted average remaining contractual life (years)	Weighted average exercise price	Options exercisable as of December 31, 2006	Weighted average exercise price of options exercisable
$1.16-1.595	151,724	0.94	$1.39	151,724	$1.39
$5.8	288,493	5.6	$5.8	207,448	$5.8
$17.4	51,914	4.84	$17.4	51,595	$17.4

	492,131			410,767

        Since January 1, 2005, the Company granted stock options to its employees under its plans with exercise prices as follows:

Grants made during the years ended December 31, 2005 and 2006	Number of options granted	Weighted average exercise price	Weighted average fair value per share	Weighted average intrinsic value per share
March, 2005	88,793	$5.8	$0.84	—
December, 2005	31,896	$5.8	$0.84	—
June, 2006	78,879	$5.8	$1.89	—
March, 2007 (unaudited)	1,032,346	$5.25	$7.98	$2.73

        The fair value assigned to the Common stock in order to calculate the compensation resulting from employee options, was determined primarily by management and the Board of Directors. In determining fair value, management has considered a number of factors, including valuations and appraisals.

        The Company has accounted for its options to non-employees under the fair value method as stated in SFAS 123(R). The fair value for these options was estimated using a Black-Scholes option-pricing model with the following weighted-average assumptions for 2005 and 2006: risk-free interest rates of 4.44%-4.88%, dividend yield of 0%, volatility, that is based on historical stock price volatility of certain companies that the Company considered to be comparable of approximately 75%, and expected life of the options of nine to ten years.

        Compensation expenses recognized by the Company related to its consultants' compensation awards were $21, $13 and $79 for the years ended December 31, 2004, 2005 and 2006, respectively.

        The Company's outstanding options to consultants as of December 31, 2006, are as follows:

Issuance date	Options for Ordinary shares	Exercise price per share	Options exercisable	Exercisable through
August 1997	34,482	$1.16	34,482	August 2007
December 1998	5,172	$1.595	5,172	December 2008
May 2000	8,620	$5.8	8,620	May 2010
September 2000	6,896	$5.8	6,896	September 2010
November 2000	1,724	$5.8	1,724	November 2010
March 2001	6,896	$17.4	6,896	March 2011
March 2005	10,344	$5.8	10,344	March 2015
December 2005	17,241	$5.8	17,241	December 2015

	91,375		91,375

        e.     On March 19, 2007, the Company adopted a new option plan and increased the amount of shares of Common stock available for issuance upon exercise of stock options. On the same date, the

Company granted 1,040,939 options to employees and non-employees under this plan. Consequently an aggregate of of 346,133 options of the Company are still available for future grant.

        The Company granted 1,032,319 options to its employees and 8,620 options to a non employee service provider, under the Company's 2007 Equity Incentive Plan. The options granted have four-year vesting terms and expire 10 years after the date of grant. Out of this amount 483,208 options were granted to one executive with an exercise price of $2.175. All other options were granted with an exercise price of $7.975. As discussed in note 11.d. above, management considered the exercise price of these other options to equal the fair value of the Company's common stock at the date of grant.

        Out of the above grant, 526,312 options include a provision accelerating 40% of their vesting six months after the consummation of the IPO.

        The fair value of stock-based awards to employees was estimated using the Black-Scholes option valuation model for all grants, with the following weighted-average assumptions for March 31, 2007: risk-free interest rates of 4.51%, dividend yield of 0%, volatility factors of the expected market price of the Company's Common stock of approximately 66.28% and expected life of the options of 6.1 years.

        As a result of all outstanding options, the company recorded $104 as compensation expenses during the three month period ended March 31, 2007 (unaudited). Out of this amount $86 was recorded as general and administrative expenses and $18 was recorded in research and development.

        As of March 31, 2007, there was an unrecognized stock compensation cost of $5,153 that is expected to be recognized over the remaining vesting period that approximates 4 years.

        The fair value of stock-based awards to non-employees was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions for March 31, 2007: risk-free interest rates of 4.56%, dividend yield of 0%, volatility factors of the expected market price of the Company's Common stock of approximately 72.43% and expected life of the options of 10 years.

        f.      As of December 31, 2006, the Company had outstanding warrants to purchase 2,799 Series D Preferred Shares at a price of $4 per share.

NOTE 12:- FINANCIAL INCOME

	Year ended December 31,
	2004	2005	2006
Financial expenses:
Foreign currency transaction losses	$(22)	$(30)	$(80)
Others	(10)	(76)	(6)

	(32)	(106)	(86)

Financial income:
Interest from money market funds and marketable securities	262	415	708
Foreign currency transaction gains	14	32	34
Other	9	36	—

	285	483	742

	$253	$377	$656

NOTE 13:- INCOME (LOSS) PER SHARE

        The following table sets forth the computation of the basic and diluted net loss per share:

  Numerator:

	Year ended December 31,			Period ended March 31,
	2004	2005	2006	2006	2007
				unaudited
Net income (loss) available to common shareholders used for basic and diluted income (loss) per share(1)	$(15,424)	$(7,576)	$(16,321)	$(5,930)	$326

(1)
After allocating income to preferred shareholders, income attributable to preferred shareholders was calculated assuming the net income would be distributed as dividend in accordance with the Company's articles of incorporation. Pursuant to the articles, the holders of preferred shares are entitled to receive dividends at a stipulated rate per share prior to payment of any dividends to common shareholders. After the assumed distribution of net income as preferred dividends, remaining additional net income was attributed to preferred shareholders in an amount equal to assumed dividends paid on the number of shares of common stock into which such shares of preferred stock are convertible, in accordance with the terms of the Company's articles of incorporation (see Note 11a.1-2).

  Denominator:

	Year ended December 31,						Period ended March 31,
	2004		2005		2006		2006		2007
							unaudited
Weighted average number of shares of Common Stock	2,594,302		2,599,781		2,628,784		2,628,784		2,637,807

Effect of dilutive securities:
Stock options and warrants	—	(*)	—	(*)	—	(*)	—	(*)	555,962

Preferred Shares as converted	—	(*)	—	(*)	—	(*)	—	(*)	—	(*)

Denominator for diluted net income (losses) per share of Common Stock	2,594,302		2,599,781		2,628,784		2,628,784		3,193,769

(*)
Anti-dilutive.

NOTE 14:- MAJOR CUSTOMERS AND GEOGRAPHIC INFORMATION

  a. Summary information about geographic areas:

        The Company operates in one reportable segment (see Note 1 for a brief description of the Company's business). The following data is presented in accordance with Statement of Financial Accounting Standards No. 131, "Disclosure About Segments of an Enterprise and Related Information".

        The following present total revenues and long-lived assets by geographic area as of and for the years ended December 31, 2004, 2005 and 2006:

	Year ended December 31,
	2004		2005		2006
	Total revenues	Long-lived assets	Total revenues	Long-lived assets	Total revenues	Long-lived assets
Japan	$4,556	$—	$3,265	$—	$9	$—
United States	282	580	173	226	4,060	90
Israel	33	2,351	—	1,468	183	712

	$4,871	$2,931	$3,438	$1,694	$4,252	$802

  b. Revenue breakdown:

	Year ended December 31,
	2004	2005	2006
Upfront and milestone payments, net	—	2,025	1,459
Research and development services	4,837	1,413	252
Cost reimbursement in collaborations	—	—	2,369
Grants	34	—	172

Total revenues	$4,871	$3,438	$4,252

  c. Major customer data as a percentage of total revenues:

	2004	2005	2006
Customer A	69%	30%	—
Customer B	18%	4%	—
Customer C	—	61%	—
Customer D	—	—	90%

5,000,000 Shares

QUARK PHARMACEUTICALS, INC.

Common Stock

PROSPECTUS

        Through and including                                    , 2007, all dealers that buy, sell or trade the common stock may be required to deliver a prospectus, regardless of whether they are participating in this offering. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

JPMorgan	Banc of America Securities LLC

CIBC World Markets

C.E. Unterberg, Towbin

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

        The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee, the NASD filing fee and the NASDAQ Global Market filing fee.

Amount to be Paid
SEC Registration Fee	$2,648
NASD Filing Fee	9,125
NASDAQ Global Market Filing Fee	100,000
Blue Sky Qualification Fees And Expenses	15,000
Printing and Engraving Expenses	300,000
Legal Fees and Expenses	1,100,000
Accounting Fees and Expenses	450,000
Transfer Agent and Registrar Fees and Expenses	25,000
Miscellaneous Expenses	248,227

Total	$2,250,000

*
To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

        We are incorporated under the laws of the State of California. Section 317 of the California Corporations Code authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers who are parties or are threatened to be made parties to any proceeding (with certain exceptions) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation. Section 204 of the California Corporations Code provides that this limitation on liability has no effect on a director's liability (a) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (b) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (c) for any transaction from which a director derived an improper personal benefit, (d) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the corporation or its shareholders, (e) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, (f) under Section 310 of the law (concerning contracts or transactions between the corporation and a director), or (g) under Section 316 of the law (directors' liability for improper dividends, loans and guarantees). Section 317 does not extend to acts or omissions of a director in his capacity as an officer. Further, Section 317 has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to our shareholders for any violation of a director's fiduciary duty to us or our shareholders. Although the validity and scope of the legislation underlying Section 317 have not yet been interpreted to any significant extent by the California courts, Section 317 may relieve directors of monetary liability to us for grossly negligent conduct, including conduct in situations involving attempted takeovers of Quark.

        In accordance with Section 317, our articles of incorporation eliminate the liability of each of our directors for monetary damages to the fullest extent permissible under California law. Our articles of incorporation further authorize us to provide indemnification to our agents (including our officers and directors), subject to the limitations set forth above. The articles of incorporation and our amended and restated bylaws further provide for indemnification of our officers and directors to the maximum extent permitted by California law, and also permit the indemnification of other corporate agents to the maximum extent permitted by California law at the discretion of our Board of Directors. Additionally, we maintain insurance policies which insure our officers and directors against certain liabilities.

        The foregoing summaries are necessarily subject to the complete text of the California Corporations Code, our articles of incorporation, our amended and restated bylaws and the agreements referred to above and are qualified in their entirety by reference thereto.

        As permitted by the California Corporations Code, we have entered into indemnity agreements with each of our directors and executive officers, that require us to indemnify such persons against any and all expenses (including attorneys' fees), witness fees, damages, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of Quark or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

        At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

        We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

        We plan to enter into an underwriting agreement which provides that the underwriters are obligated, under some circumstances, to indemnify our directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

ITEM 15. Recent Sales of Unregistered Securities.

        The following list sets forth information regarding all unregistered securities sold by us since our inception through May 23, 2007 and gives effect to a 2.9-for-1 reverse split of our outstanding shares of common stock which became effective June 4, 2007. The shares of preferred stock described below were not recombined under the reverse stock split. However, the conversion ratios of the preferred shares will adjust automatically under provisions contained in our amended and restated articles of incorporation and will give effect to the reverse split upon the conversion of the preferred shares into common shares at the completion of this offering.

        (1)   We have granted options under our 1994 Stock Option Plan, to purchase 389,644 post-split shares of common stock to our employees, directors, and consultants, having exercise prices ranging from $0.00029 to $1.16 per share. Of these, options to purchase 336,199 shares of common stock have been exercised for aggregate consideration of $162,072.50, at exercise prices ranging from $0.00029 to $1.16 per share.

        (2)   We have granted options under our 1997 Stock Plan, to purchase 1,237,760 post-split shares of common stock to our employees, directors, and consultants, having exercise prices ranging from $1.16 to $17.40 per share. Of these, options to purchase 26,906 shares of common stock have been exercised for aggregate consideration of $67,301.50, at exercise prices ranging from $1.16 to $17.40 per share.

        (3)   We have granted options under our 2003 Israeli Stock Plan, to purchase 168,644 post-split shares of common stock to our Israeli employees, directors, and consultants, with an exercise price of $5.80 per share. Of these, options to purchase 1,724 shares of common stock have been exercised for aggregate consideration of $10,000.00.

        (4)   On March 19, 2007, we granted options under our 2007 Equity Incentive Plan, to purchase 1,040,939 post-split shares of common stock to our employees and consultants, at exercise prices ranging from $2.175 to $7.975.

        (5)   On January 14, 1994, we issued and sold 1,724,137 post-split shares of our common stock to one of our founders and executive officers for $500.00.

        (6)   On January 14, 1994, we issued and sold 206,896 post-split shares of our common stock to one of our founders and executive officers for $60.00.

        (7)   On January 14, 1994, we issued and sold 112,068 post-split shares of our common stock to one of our founders and executive officers for $32.50.

        (8)   On January 14, 1994, we issued and sold 232,758 post-split shares of our common stock to one of our founders and executive officers for $67.50.

        (9)   On January 14, 1994, we issued and sold 344 post-split shares of our common stock to one of our executive officers for $0.10.

        (10) On February 18, 1994, we issued and sold an aggregate of 645,000 shares of our Series A preferred stock (222,409 shares of common stock on an as-converted, post-split basis) to a total of 11 accredited investors for aggregate consideration of $806,250.00.

        (11) On March 14, 1994, we issued and sold an aggregate of 543,000 shares of our Series A preferred stock (166,547 shares of common stock on an as-converted, post-split basis) to a total of 14 accredited investors for aggregate consideration of $678,750.00.

        (12) On March 31, 1994, we issued and sold an aggregate of 132,000 shares of our Series A preferred stock (45,514 shares of common stock on an as-converted, post-split basis) to a total of 6 accredited investors for aggregate consideration of $165,000.00.

        (13) On May 3, 1994, we issued and sold 40,000 shares of our Series A preferred stock (13,793 shares of common stock on an as-converted, post-split basis) to 1 accredited investor for $50,000.00.

        (14) On June 1, 1995, we issued and sold 4,000,000 shares of our Series B preferred stock (1,379,310 shares of common stock on an as-converted, post-split basis) to 1 accredited investor for $5,000,000.00.

        (15) On August 30, 1995, we issued and sold an aggregate of 266,824 shares of our Series B preferred stock (75,829 shares of common stock on an as-converted, post-split basis) to a total of 8 accredited investors for aggregate consideration of $333,530.00.

        (16) On October 3, 1996, we issued and sold 1,375,000 shares of our Series C preferred stock (474,137 shares of common stock on an as-converted, post-split basis) to 1 accredited investor for $5,500,000.00.

        (17) On December 31, 1996, we issued and sold an aggregate of 68,692 shares of our Series C preferred stock (23,683 shares of common stock on an as-converted, post-split basis) to a total of 7 accredited investors for aggregate consideration of $274,768.00.

        (18) On May 30, 1997, we issued and sold 125,000 shares of our Series C preferred stock (43,103 shares of common stock on an as-converted, post-split basis) to 1 accredited investor for $500,000.00.

        (19) On August 28, 1997, we issued and sold 5,000,000 shares of our Series D preferred stock (1,724,137 shares of common stock on an as-converted, post-split basis) and issued a warrant to purchase up to 4,125,000 shares of our Series D preferred stock (1,422,413 shares of common stock on an as-converted, post-split basis) to 1 accredited investor for $20,000,000.00.

        (20) On September 9, 1997, we issued and sold 439,413 shares of our Series D preferred stock (151,521 shares of common stock on an as-converted, post-split basis) and issued a warrant to purchase up to 410,940 shares of our Series D preferred stock (141,703 shares of common stock on an as-converted, post-split basis) to 1 accredited investor for $1,757,652.00.

        (21) On December 17,1999, we issued and sold 2,034,588 shares of our Series E preferred stock (701,582 shares of common stock on an as-converted, post-split basis) to 1 accredited investor for $20,000,000.00.

        (22) On May 26, 2000, we issued and sold an aggregate of 16,232 shares of our Series E preferred stock (5,594 shares of common stock on an as-converted, post-split basis) to a total of 6 accredited investors for aggregate consideration of $159,569.56.

        (23) On March 27, 2001 we issued and sold an aggregate of 458,333 shares of our Series F preferred stock (158,044 shares of common stock on an as-converted, post-split basis) to a total of 2 accredited investors for aggregate consideration of $5,499,996.00.

        (24) On April 12, 2001 we issued and sold an aggregate of 335,434 shares of our Series F preferred stock (115,666 shares of common stock on an as-converted, post-split basis) to a total of 2 accredited investors for aggregate consideration of $4,025,208.00.

        (25) On June 25, 2001 we issued and sold 250,000 shares of our Series F preferred stock (86,206 shares of common stock on an as-converted, post-split basis) to 1 accredited investor for $3,000,000.00.

        (26) On September 30, 2001 we issued and sold an aggregate of 99,997 shares of our Series F preferred stock (34,977 shares of common stock on an as-converted, post-split basis) to a total of 7 accredited investors for aggregate consideration of $1,199,964.00.

        (27) On December 27, 2005, we issued and sold an aggregate of 7,342,646 shares of our Series G preferred stock (2,531,945 shares of common stock on an as-converted, post-split basis) and issued warrants to purchase up to 1,468,528 shares of our common stock (506,388 shares of common stock on a post-split basis) to a total of 4 accredited investors for aggregate consideration of $10,499,983.78.

        (28) On February 24, 2006, we issued and sold an aggregate of 1,923,086 shares of our Series G preferred stock (663,132 shares of common stock on an as-converted, post-split basis) and issued warrants to purchase up to 384,617 shares of our common stock (132,625 shares of common stock on a post-split basis) to a total of 3 accredited investors for aggregate consideration of $2,750,012.98.

        (29) On May 1, 2006, we issued and sold an aggregate of 1,223,779 shares of our Series G preferred stock (421,991 shares of common stock on an as-converted, post-split basis) and issued warrants to purchase up to 244,755 shares of our common stock (84,396 shares of common stock on a post-split basis) to a total of 3 accredited investors for aggregate consideration of $1,750,003.97.

        The offers, sales and issuances of the securities described in Item 15(1) through 15(4) were exempt from registration under the Securities Act under Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities were our employees, directors or consultants and received the securities under our 2007 Equity Incentive Plan, 1997 Stock Plan, 2003 Israeli Stock Option Plan or 1994 Stock Option Plan. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment or business relationships, to information about us.

        The offers, sales, and issuances of the securities described in Items 15(5) through 15(29) were exempt from registration under the Securities Act under Section 4(2) of the Securities Act and Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited or sophisticated person and had adequate access, through employment, business or other relationships, to information about us.

Item 16. Exhibits and Financial Statement Schedules.

(a)
Exhibits.

Exhibit Number	Description of Document
1.1†	Form of Underwriting Agreement.
3.1	Amended and Restated Articles of Incorporation of the Registrant, effective June 4, 2007.
3.2	Amended and Restated Bylaws of the Registrant, as currently in effect.
4.1	Reference is made to exhibits 3.1 and 3.2.
4.2†	Specimen Common Stock Certificate.
4.3*	Third Amended and Restated Investor Rights Agreement, dated as of December 27, 2005, by and between the Registrant and the persons and entities named therein.
4.4	Amendment No. 1 to Third Amended and Restated Investor Rights Agreement of the Registrant.
4.5*	Form of Series D Preferred Stock Purchase Warrant of Registrant.
5.1†	Opinion of Cooley Godward Kronish LLP.
10.1*#	Form of Indemnification Agreement between the Registrant and its officers and directors.
10.2*#	Employment Agreement, dated as of January 1, 2002, by and between the Registrant and Daniel Zurr.
10.3*#	Employment Agreement, dated as of January 1, 2002, by and between QBI Enterprises, Ltd. and Daniel Zurr.
10.4†#	Employment Agreement, dated as of September 14, 1997, by and between QBI Enterprises, Ltd. and Smadar Samira Shakked.
10.5*#	Employment Agreement, dated as of November 13, 2006, by and between the Registrant and Smadar Samira Shakked.
10.6#	Employment Agreement, dated as of May 10, 2007, by and between QBI Enterprises, Ltd. and Rami Skaliter.
10.7#	Employment Agreement, dated as of May 10, 2007, by and between QBI Enterprises, Ltd. and Juliana Friedmann.

10.8*#	Employment Agreement, dated as of March 7, 2007, by and between QBI Enterprises, Ltd. and Yaron Garmazi.
10.9#	Employment Agreement, dated as of March 9, 2003, by and between Registrant and Shai Erlich.
10.10*#	Amendment to Employment Agreement, dated as of March 29, 2007, by and between QBI Enterprises, Ltd. and Yaron Garmazi.
10.11*#	1997 Stock Plan.
10.12*#	1997 Stock Option Plan for Israeli Employees.
10.13*#	Form of Option Agreement and Form of Option Grant Notice under the 1997 Stock Plan.
10.14*#	Form of Option Agreement and Form of Option Grant Notice under the 1997 Stock Plan for Israeli Employees.
10.15*#	2003 Stock Option Plan for Israeli Employees.
10.16*#	Form of Option Agreement and Form of Option Grant Notice under the 2003 Israeli Stock Option Plan.
10.17#	2007 Equity Incentive Plan.
10.18#	Form of Stock Option Agreement and Form of Option Grant Notice under the 2007 Equity Incentive Plan.
10.19*	Lease Agreement, dated September 8, 2006, by and between the Registrant and John Arrillaga, Trustee and Richard T. Peery, Trustee.
10.20*	Lease Contract, dated December 15, 1995, by and between the Registrant and Kiryat Weizmann Science Park Ltd.
10.21*‡	Exclusive License Agreement, dated September 3, 1999, by and between the Registrant and The Board of Trustees of The University of Illinois.
10.22*‡	Collaboration Agreement, dated as of December 6, 2004, by and among the Registrant, QBI Enterprises, Ltd., and Atugen AG.
10.23*‡	License Agreement, dated as of December 17, 2004, by and between Registrant and Sanwa Kagaku Kenkyusho Co., Ltd.
10.24*‡	Option and License Agreement, dated as of April 19, 2005, by and among the Registrant, QBI Enterprises, Ltd., and Atugen AG.
10.25*‡	Amendment to Collaboration Agreement, dated as of May 25, 2006, by and among the Registrant, QBI Enterprises, Ltd., and Atugen AG.
10.26*‡	Deed of Amendment and Option, dated as of September 25, 2006, by and among the Registrant, Atugen AG, QBI Enterprises, Ltd., and Pfizer Inc.
10.27*‡	License Agreement, dated as of September 25, 2006, by and between Registrant and Pfizer Inc.
10.28*‡	License Agreement, dated as of September 26, 2006, by and between the Registrant and Alnylam Pharmaceuticals, Inc.
10.29*‡	License Agreement, dated as of September 26, 2006, by and between the Registrant and Alnylam Pharmaceuticals, Inc.
10.30*‡	License Agreement, dated as of September 26, 2006, by and between the Registrant and Alnylam Pharmaceuticals, Inc.

10.31*‡	License Agreement, dated as of September 26, 2006, by and between the Registrant and Alnylam Pharmaceuticals, Inc.
10.32*‡	First Amendment to the License Agreement between the Board of Trustees of The University of Illinois and the Registrant, dated March 23, 2007.
10.33*#	Employment Agreement, dated as of February 21, 2007, by and between the Registrant and Gavin Samuels, M.D.
10.34*#	Amendment to Employment Agreement, dated as of March 29, 2007, by and between the Registrant and Gavin Samuels, M.D.
10.35#	2007 Employee Stock Purchase Plan.
21.1*	List of Subsidiaries of the Registrant.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2†	Consent of Cooley Godward Kronish LLP (included in Exhibit 5.1).
23.3*	Consent of Empire Valuation Consultants, LLC.
24.1*	Power of Attorney.
24.2	Power of Attorney of Howard T. Slayen.

*
Previously filed.

†
To be filed by amendment.

#
Indicates management contract or compensatory plan.

‡
Confidential treatment has been requested with respect to certain portions of this exhibit. The redacted portions have been filed separately with the SEC as required by Rule 406 of Regulation C.

(b)
Financial Statement Schedules.

        No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings.

        The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

        (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by referenced into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

        That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)
  Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

  (ii)
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

  (iii)
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

  (iv)
  Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on the 4th day of June, 2007.

QUARK PHARMACEUTICALS, INC.
By:	/s/ DANIEL ZURR Daniel Zurr, Ph.D. President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DANIEL ZURR DANIEL ZURR, PH.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	June 4, 2007
/s/ YARON GARMAZI YARON GARMAZI	Chief Financial Officer (Principal Financial and Accounting Officer)	June 4, 2007
* PHILIP B. SIMON	Chairman of the Board	June 4, 2007
* JOSEPH RUBINFELD, PH.D.	Vice-Chairman of the Board	June 4, 2007
* STEVEN B. FINK	Director	June 4, 2007
* HOWARD T. SLAYEN	Director	June 4, 2007
* TOMOMI OKAMOTO	Director	June 4, 2007
*By:	/s/ YARON GARMAZI Yaron Garmazi Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1†	Form of Underwriting Agreement.
3.1	Amended and Restated Articles of Incorporation of the Registrant, effective June 4, 2007.
3.2	Amended and Restated Bylaws of the Registrant, as currently in effect.
4.1	Reference is made to exhibits 3.1 and 3.2.
4.2†	Specimen Common Stock Certificate.
4.3*	Third Amended and Restated Investor Rights Agreement, dated as of December 27, 2005, by and between the Registrant and the persons and entities named therein.
4.4	Amendment No. 1 to Third Amended and Restated Investor Rights Agreement of the Registrant.
4.5*	Form of Series D Preferred Stock Purchase Warrant of Registrant.
5.1†	Opinion of Cooley Godward Kronish LLP.
10.1*#	Form of Indemnification Agreement between the Registrant and its officers and directors.
10.2*#	Employment Agreement, dated as of January 1, 2002, by and between the Registrant and Daniel Zurr.
10.3*#	Employment Agreement, dated as of January 1, 2002, by and between QBI Enterprises, Ltd. and Daniel Zurr.
10.4†#	Employment Agreement, dated as of September 14, 1997, by and between QBI Enterprises, Ltd. and Smadar Samira Shakked.
10.5*#	Employment Agreement, dated as of November 13, 2006, by and between the Registrant and Smadar Samira Shakked.
10.6#	Employment Agreement, dated as of May 10, 2007, by and between QBI Enterprises, Ltd. and Rami Skaliter.
10.7#	Employment Agreement, dated as of May 10, 2007, by and between QBI Enterprises, Ltd. and Juliana Friedmann.
10.8*#	Employment Agreement, dated as of March 7, 2007, by and between QBI Enterprises, Ltd. and Yaron Garmazi.
10.9#	Employment Agreement, dated as of March 9, 2003, by and between Registrant and Shai Erlich.
10.10*#	Amendment to Employment Agreement, dated as of March 29, 2007, by and between QBI Enterprises, Ltd. and Yaron Garmazi.
10.11*#	1997 Stock Plan.
10.12*#	1997 Stock Option Plan for Israeli Employees.
10.13*#	Form of Option Agreement and Form of Option Grant Notice under the 1997 Stock Plan.
10.14*#	Form of Option Agreement and Form of Option Grant Notice under the 1997 Stock Plan for Israeli Employees.
10.15*#	2003 Stock Option Plan for Israeli Employees.
10.16*#	Form of Option Agreement and Form of Option Grant Notice under the 2003 Israeli Stock Option Plan.
10.17#	2007 Equity Incentive Plan.
10.18#	Form of Stock Option Agreement and Form of Option Grant Notice under the 2007 Equity Incentive Plan.
10.19*	Lease Agreement, dated September 8, 2006, by and between the Registrant and John Arrillaga, Trustee and Richard T. Peery, Trustee.

10.20*	Lease Contract, dated December 15, 1995, by and between the Registrant and Kiryat Weizmann Science Park Ltd.
10.21*‡	Exclusive License Agreement, dated September 3, 1999, by and between the Registrant and The Board of Trustees of The University of Illinois.
10.22*‡	Collaboration Agreement, dated as of December 6, 2004, by and among the Registrant, QBI Enterprises, Ltd., and Atugen AG.
10.23*‡	License Agreement, dated as of December 17, 2004, by and between Registrant and Sanwa Kagaku Kenkyusho Co., Ltd.
10.24*‡	Option and License Agreement, dated as of April 19, 2005, by and among the Registrant, QBI Enterprises, Ltd., and Atugen AG.
10.25*‡	Amendment to Collaboration Agreement, dated as of May 25, 2006, by and among the Registrant, QBI Enterprises, Ltd., and Atugen AG.
10.26*‡	Deed of Amendment and Option, dated as of September 25, 2006, by and among the Registrant, Atugen AG, QBI Enterprises, Ltd., and Pfizer Inc.
10.27*‡	License Agreement, dated as of September 25, 2006, by and between Registrant and Pfizer Inc.
10.28*‡	License Agreement, dated as of September 26, 2006, by and between the Registrant and Alnylam Pharmaceuticals, Inc.
10.29*‡	License Agreement, dated as of September 26, 2006, by and between the Registrant and Alnylam Pharmaceuticals, Inc.
10.30*‡	License Agreement, dated as of September 26, 2006, by and between the Registrant and Alnylam Pharmaceuticals, Inc.
10.31*‡	License Agreement, dated as of September 26, 2006, by and between the Registrant and Alnylam Pharmaceuticals, Inc.
10.32*‡	First Amendment to the License Agreement between the Board of Trustees of The University of Illinois and the Registrant, dated March 23, 2007.
10.33*#	Employment Agreement, dated as of February 21, 2007, by and between the Registrant and Gavin Samuels, M.D.
10.34*#	Amendment to Employment Agreement, dated as of March 29, 2007, by and between the Registrant and Gavin Samuels, M.D.
10.35#	2007 Employee Stock Purchase Plan.
21.1*	List of Subsidiaries of the Registrant.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2†	Consent of Cooley Godward Kronish LLP (included in Exhibit 5.1).
23.3*	Consent of Empire Valuation Consultants, LLC.
24.1*	Power of Attorney.
24.2	Power of Attorney of Howard T. Slayen.

*
Previously filed.

†
To be filed by amendment.

#
Indicates management contract or compensatory plan.

‡
Confidential treatment has been requested with respect to certain portions of this exhibit. The redacted portions have been filed separately with the SEC as required by Rule 406 of Regulation C.

QuickLinks

TABLE OF CONTENTS
SUMMARY
THE OFFERING
SUMMARY FINANCIAL DATA
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
COMPENSATION DISCUSSION AND ANALYSIS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
PRINCIPAL SHAREHOLDERS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
MATERIAL U.S. TAX CONSEQUENCES FOR NON-U.S. HOLDERS OF COMMON STOCK
UNDERWRITING
NOTICE TO INVESTORS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
QUARK PHARMACEUTICALS, INC.
(FORMERLY: QUARK BIOTECH, INC.) CONSOLIDATED FINANCIAL STATEMENTS IN U.S. DOLLARS Index
Report of Independent Registered Public Accounting Firm
QUARK PHARMACEUTICALS, INC.
(FORMERLY: QUARK BIOTECH, INC.)
Consolidated Balance Sheets
QUARK PHARMACEUTICALS, INC.
(FORMERLY: QUARK BIOTECH, INC.)
Consolidated Balance Sheets
QUARK PHARMACEUTICALS, INC.
(FORMERLY: QUARK BIOTECH, INC.)
Consolidated Statements of Operations
QUARK PHARMACEUTICALS, INC. (FORMERLY: QUARK BIOTECH, INC.) Statements of Changes in Shareholders' Equity U.S. dollars in thousands (except share data)
QUARK PHARMACEUTICALS, INC. (FORMERLY: QUARK BIOTECH, INC.) Consolidated Statements of Cash Flows U.S. dollars in thousands
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX